As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. 333-115547

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT No. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD KIST INC.

(Exact name of Registrant as Specified in Its Charter)

Georgia	2015	58-0255560
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

Facsimile: (770) 393-5328

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. David Dyson

General Counsel, Vice President and Corporate Secretary

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

Facsimile: (770) 393-5328

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

William Scott Ortwein

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Telephone: (404) 881-7000

Facsimile: (404) 881-4777

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of the Registration Statement.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiaries of Gold Kist Inc. are guarantors of the new notes and are co-registrants:

Name of Additional Registrant	State of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number
AgraTech Seeds, Inc.	Georgia	58-1491391	2015
Agra Trade Financing, Inc.	Georgia	58-1600157	2015
Agvestments, Inc.	Georgia	58-1271865	2015
Cross Equipment Company, Inc.	Georgia	58-2014331	2015
GK Finance Corporation	Delaware	58-1883823	2015
GK Peanuts, Inc.	Georgia	58-2177889	2013
GK Pecans, Inc.	Georgia	58-2014330	2015
Luker, Inc.	Georgia	58-1034573	2015

c/o Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

Facsimile: (770) 393-5328

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Each of the Co-Registrant’s Principal Executive Offices)

J. David Dyson

General Counsel, Vice President and Corporate Secretary

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

Telephone: (770) 393-5000

Facsimile: (770) 393-5328

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service for Each Co-Registrant)

With copies to:

William Scott Ortwein

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Telephone: (404) 881-7000

Facsimile: (404) 881-4777

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2004

PROSPECTUS

GOLD KIST INC.

Offer to Exchange $200,000,000 of Its

10¼% Notes Due 2014,

Registered under the Securities Act,

for $200,000,000 of Its Outstanding Unregistered

10¼% Notes Due 2014

This exchange offer will expire at 5:00 p.m.,

New York City time, on                      , 2004, unless extended.

•	We are offering to exchange $200,000,000 aggregate principal amount of 10¼% notes due March 15, 2014, registered under the Securities Act of 1933, as amended, or, the “Securities Act,” which are referred to in this prospectus as the new notes, for all $200,000,000 aggregate principal amount of outstanding unregistered 10¼% notes due March 15, 2014, which are referred to in this prospectus as the old notes.

•	The terms of the new notes will be substantially identical to the outstanding unregistered 10¼% notes that we issued on March 10, 2004, except that the new notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The outstanding unregistered 10¼% notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act of 1933.

•	We will pay interest on the new notes on each March 15 and September 15, beginning March 15, 2005.

•	The new notes will be fully and unconditionally guaranteed on a senior basis by some of our current and future domestic subsidiaries.

•	Subject to the terms of this exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

•	The exchange of old notes for new notes pursuant to this exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Tax Considerations.”

•	We will not receive any proceeds from this exchange offer.

•	We intend to use the proceeds from a proposed initial public offering to redeem an aggregate of up to $70 million aggregate principal amount of notes. See “The Conversion.”

Investing in the new notes involves risks. You should consider carefully the risk factors beginning on page 13 of this prospectus before tendering your old notes in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, if the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined in this prospectus), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                      , 2004

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

You should rely only on the information in this prospectus and the documents incorporated by reference herein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted.

This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would violate the securities or blue sky laws of that jurisdiction.

Unless the context otherwise requires, as used in this prospectus:

•	the terms “we,” “us,” “our” and similar terms, as well as references to “our cooperative,” “the company” and “Gold Kist” refers to Gold Kist Inc., a corporation organized under the Georgia Cooperative Marketing Act and its subsidiaries, including those subsidiaries of Gold Kist that are guarantors of the notes;

•	the terms “fiscal 2004,” “fiscal 2003,” “fiscal 2002,” fiscal 2001,” “fiscal 2000” and “fiscal 1999” refer to Gold Kist’s fiscal years ended June 26, 2004, June 28, 2003, June 29, 2002, June 30, 2001, July 1, 2000 and June 26, 1999, respectively;

•	the term “old notes” refers to the 10¼% notes due 2014 that we issued on March 10, 2004;

•	the term ”new notes” refers to the 10¼% notes due 2014 that we are registering under the Securities Act and that we are offering in exchange for the old notes; and

•	the term “notes” refers to the old notes and the new notes, collectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may also request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346, (770) 393-5000, Attention: Chief Financial Officer.

This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us or to the initial purchasers. While any of the old notes remain outstanding, we will make available to any holder or any prospective purchaser the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to the reporting requirements of the Exchange Act.

If you would like to request documents, please do so by no later than                     , 2004 in order to receive the documents before this exchange offer expires on                     , 2004.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus regarding our future financial and operating performance and results, business strategy, market prices, future commodity price risk management activities, plans and forecasts and other statements that are not historical facts are forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “should,” “would,” “could,” “plan” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of our results of operations or financial condition and/or state other “forward-looking” information. These statements may also involve risks and uncertainties that could cause our actual results of operations or financial condition to materially differ from our expectations in this prospectus, including, but not limited to:

•	the cost and availability of raw materials, such as feed ingredients;

•	the availability and relative costs of labor and contract growers;

•	market conditions for finished products, including competitive factors and the supply and pricing of alternative meat proteins;

•	effectiveness of our sales and marketing programs;

•	disease outbreaks affecting broiler production and/or marketability of our products;

•	contamination of products, which can lead to product liability and product recalls;

•	access to foreign markets together with foreign economic conditions;

•	acquisition activities and the effect of completed acquisitions;

•	inherent uncertainty relating to pending or future litigation;

•	the ability to obtain additional financing or make payments on our debt;

•	regulatory developments, industry conditions and market conditions; and

•	general economic conditions.

Any forward-looking statements in this prospectus are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the current circumstances. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. You are therefore cautioned not to place undue reliance on such forward-looking statements. We do not intend to update any forward-looking statements contained in this document. When considering our forward-looking statements, also keep in mind the risk factors and other cautionary statements in this prospectus.

iii

PROSPECTUS SUMMARY

This brief summary highlights selected information from this prospectus. It may not contain all the information that is important to you. For a more complete understanding of this exchange offer, our company, and the notes, we encourage you to read this entire prospectus carefully, including the risk factors and the other documents referred to in this prospectus.

The Company

We are the third largest integrated broiler company in the United States, accounting for over 9% of chicken, or broiler, meat produced in the United States in 2003. We operate a fully-integrated broiler production, processing and marketing business. Our broiler production operations include nine broiler complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. Each complex operates in a different geographic region and includes pullet (young hens less than 26 weeks old grown as replacement hens for breeding) and breeder (hatching egg) flocks, broiler flocks, one or more hatcheries, one or more feed mills and one or more poultry processing plants. Three complexes also have rendering plants to process by-products.

For the nine month period ended March 27, 2004, we produced and marketed approximately 2.3 billion pounds of ready-to-cook broiler products. Our broiler products include whole broilers, cut-up broilers, segregated broiler parts and further-processed products packaged in various forms, including fresh bulk ice pack, chill pack and frozen. We sell our products to over 3,000 customers in the retail, foodservice, industrial and export markets. Our registered trademarks include the Gold Kist Farms, Young ‘n Tender, Early Bird, Dish in a Dash and McEver’s brands. We are focusing our growth efforts on higher value, higher-margin, further-processed products. Sales of our further-processed products represented approximately 19.1% of our sales for fiscal 2003, up from approximately 16.2% and approximately 14.4% for fiscal 2002 and fiscal 2001, respectively. For the nine month period ended March 27, 2004, our business generated total net sales of approximately $1.6 billion, total net operating margins of approximately $136.0 million and total net margins of approximately $56.8 million.

Our Industry

The U.S. broiler industry has grown at a compounded annual growth rate of 5.0% for the last twenty years, from approximately 12.0 billion pounds produced in 1982 to approximately 31.9 billion pounds produced in 2002. This growth resulted from both increased domestic and international per capita consumption of chicken products and population growth. From 1982 to 2002, annual per capita consumption of chicken products in the United States increased 65.1%, while annual per capita consumption of beef and pork declined 12.1% and increased 4.9%, respectively. Per capita consumption of chicken products in the United States surpassed that of pork in 1984 and beef in 1992. Today, annual per capita U.S. chicken consumption is approximately 82.1 pounds per year, or 38% of total red meat (beef and pork) and poultry consumption, versus 30% and 23% for beef and pork, respectively. We believe that chicken is the U.S. consumers’ meat protein of choice because it satisfies their desire for healthy food, good value and flexibility. We believe the market for chicken products will continue to grow, driven by population growth and increasing demand for further-processed, value-added products. The National Chicken Council estimates that annual per capita consumption of chicken in the United States will grow from approximately 81.9 pounds in 2002 to approximately 84.7 pounds in 2005. The U.S. Census Bureau estimates that the population of the United States will grow from approximately 281 million in 2002 to approximately 288 million in 2005.

Worldwide, chicken products have enjoyed in recent decades the highest percentage growth in consumption among the three major meat proteins, and chicken currently ranks as the second-most-consumed meat protein in the world. Developing countries, especially in Asia, experienced the highest percentage increase in consumption as a result of rapid urbanization, high population growth and a considerable increase in per capita income. The increasing global demand for chicken products has enabled U.S. exports to grow substantially since the 1980s. Exports have grown from approximately 6% of total U.S. production in 1990 to approximately 15% in 2003. Chicken’s competitive advantage over other meats in developing countries is based primarily on its affordable price, as demand in these regions is particularly price sensitive. Russia and the other former Soviet republics, Hong Kong, Mexico and Japan are collectively responsible for over 58% of total U.S. chicken exports.

We expect several on-going industry trends to continue in 2004, including increasing consumer demand for high-quality chicken products in the United States and globally and the consolidation of the U.S. broiler industry. We believe that consolidation in the industry will be driven by the desire for enhanced cost efficiencies, the consolidation of the supermarket and foodservice industries, the cost of increasing development of new value-added products and strict environmental regulations governing the broiler industry.

There are over 40 participants in the U.S. broiler industry, most of which are privately owned small and medium-sized businesses. The top ten broiler producers accounted for 71% of total broiler production in 2002 and the top five broiler producers accounted for 60% of total broiler production in 2002, which represents a 15% increase from 1994. We believe that the top five broiler producers will exceed a 70% production share within three years and that market consolidation will result in increased demand for broiler products as market leaders increase investments in new product development.

Investment Highlights

Cost-Effective Processor with High Quality Assets. We believe that the location of our plants in the southeastern United States and the capital investment made in our plants during recent years help position us as a cost-effective processor of a broad line of broiler products. Over the past five fiscal years, we have invested an average of over $50 million per year in capital expenditures and operating leases to increase the efficiency of our operations and broaden our product mix.

Opportunity to Increase Profit Margins through Capital Expenditures and Shifting Product Mix. Developing and providing products meeting changing consumer demands requires substantial investments in research and development, value-added processing equipment and information technologies. The resulting further-processed products deliver more value to consumers, permitting us to command higher prices and resulting in wider profit margins. We have identified over $200 million of capital investment opportunities that we believe will provide attractive returns on investment while enhancing our strategic position. These investments will primarily focus on reducing variable costs and changing our product mix. We believe these investments will positively impact our net margins over the next five years.

Advantaged Strategic Position in a Consolidating Industry. As the rate of growth in U.S. domestic chicken consumption has slowed during recent years, the focus of participants in the U.S. broiler industry has shifted from growing sales of commodity products to meeting consumer demand for value-added products and continually improving their cost structure. We believe that the size and the breadth of our existing business provide us with an advantage over many of our competitors in the industry that lack the scale necessary to justify the significant capital investment needed to provide the high standards of food safety, broad product line offerings and vendor information technology demanded by customers and position us to compete effectively with other top broiler producers.

Strong Customer Relationships. We enjoy strong loyalty from our customer base. Over the past five years, seven of our top ten customers have remained the same. We emphasize customer service in our business, including tailoring our products and product development to specific customer needs. We believe that our ability to serve any size customer, offer a full product line, deliver products produced to order and provide a high level of customer service promotes strong customer loyalty. In addition, we believe that our company-owned distribution channel and the state-of-the-art warehouse management and inventory control system at our facility in Guntersville, Alabama provide us with close coordination to our retail customers and give us a competitive advantage over other broiler producers in serving these customers. We have been recognized with “top supplier” awards from one significant quick serve restaurant chain in each of the past two years.

Strong Grower Relationships. We have strong, long-standing relationships with our approximately 2,300 pullet, breeder and broiler contract growers. The success of each grower is linked to the success of Gold Kist because of each grower’s substantial investment in their farming operations. While grower-members do share in the financial performance of Gold Kist because of their ownership interests in the company, we believe that the grower-member’s highest priority is the commercial relationship with us.

Substantial U.S. Broiler Market with Growth Opportunities Worldwide. Broiler sales in the United States were approximately $20 billion during 2002. Broiler sales have grown steadily over the past twenty years, and consumption of chicken continues to grow worldwide, in many cases faster than domestic supply. Developing countries, especially in Asia, have experienced the highest percentage increase in the consumption of chicken and, in the future, should be a major growth opportunity for the U.S. broiler industry. Exports have grown from approximately 6% of total U.S. production in 1990 to approximately 15% in 2003. Driven by the continued growth of global broiler consumption, U.S. production of broilers has increased at an average annual rate of 4.9% since 1990. As the third largest participant in the U.S. broiler industry, with substantial, long-standing customer relationships and a cost-competitive production base, we believe that we are positioned to benefit from the growing market for broiler products.

Experienced and Accomplished Management Team. Our management team is highly experienced and accomplished in the broiler industry. Most members of our senior management have over twenty years of experience with us. We were named to Fortune magazine’s 2003 and 2004 lists of “America’s Most Admired Companies” in the food industry. The rankings were based on a survey of executives, directors and securities analysts who rated companies on innovation, employee talent, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value and quality of products and services.

Strategy

Our strategy is to leverage our position as the third largest broiler producer in the United States and focus on the following:

•	Broaden Preferred Supplier Relationships with Customers. We expect the retail, foodservice and industrial customers of the U.S. broiler industry to continue to consolidate and rely on fewer, larger, preferred supplier relationships. We intend to leverage our position as a market leader by broadening our line of value-added broiler products. We also intend to make capital expenditures to maintain and enhance our ability to use state-of-the-art vendor information technology to efficiently manage our ongoing relationships with customers.

•	Develop and Provide Value-Added Products Desired by Customers. We intend to substantially increase our production of value-added products to meet consumer demand for convenient, healthy, tasty and safe broiler products. Today, three of our plants produce further-processed products, including par fry and fully cooked products. We intend to invest substantially in the value-added portion of our product line and introduce new further-processed products, including a variety of diced meat products and products for the quick serve restaurant markets.

•

Reduce Exposure to Potential Adverse Changes in Export Markets. We have historically exported less than 10% of our sales volume, while on average the participants in the U.S. broiler industry export approximately 15% of their sales volume. Any changes in export markets can greatly affect the performance of the U.S. broiler industry. We primarily export dark meat products. Although we strategically export our products to various foreign markets and intend to continue to do so opportunistically, in order to reduce our exposure to unanticipated adverse changes in export markets, such as tariffs or restrictive import quotas, we have developed and are continuing to develop and market new dark meat products for our domestic customers.

•	Improve Cost Structure. We intend to improve our cost structure through capital expenditures that reduce variable costs. We also intend to pursue selective acquisitions offering not only marketing synergies, but also the opportunity to integrate the production and distribution capabilities of our business and any acquired businesses.

The Conversion

On May 24, 2004, the Board of Directors of Gold Kist unanimously approved a plan of conversion and on July 22, 2004, the Board of Directors approved the amendment and restatement of this plan of conversion pursuant to which Gold Kist will convert from a cooperative marketing association organized under the Georgia Cooperative Marketing Act to a for profit corporation organized under the laws of Delaware by merging into a wholly owned subsidiary, Gold Kist Holdings Inc., or New Gold Kist. The conversion requires the approval of the lesser of a majority of all of Gold Kist’s members and two thirds of Gold Kist’s members voting in person or by ballot at a special meeting of Gold Kist to be held on September 8, 2004.

In connection with the conversion and a related redemption of nonqualified patronage equity, we currently estimate that members and former member equity holders of Gold Kist will receive shares of the common stock of New Gold Kist and cash in an aggregate amount of approximately $600 million, consisting of an estimated $480 million of common stock and $120 million of cash. These estimates are based on the sale of 18 million shares in this offering at $15.00 per share, the midpoint of the estimated price range for the proposed initial public offering and the distribution of 32 million shares of the common stock of New Gold Kist to Gold Kist’s members and former member equity holders in the conversion. These assumptions are discussed in more detail under “Unaudited Pro Forma Consolidated Financial Information.”

The completion of the conversion is conditioned upon the completion of our proposed initial public offering at a per share offering price that implies a value for the cash and shares of common stock of New Gold Kist to be distributed under the plan of conversion equal to at least the stated amount of patronage equity earned prior to the completion of the conversion plus an additional distribution to the members for their members’ interests of at least $60.0 million. We currently estimate that this minimum total distribution will be at least approximately $420.0 million based upon minimum gross proceeds from our proposed initial public offering of approximately $189.0 million assuming a public offering price of $10.50 per share. If we are unable to complete the offering on these terms, we will not complete our proposed initial public offering or the conversion.

Your rights under the indenture governing the notes will not be affected by the proposed conversion. New Gold Kist intends to use a portion of the proceeds from the proposed initial public offering that remain after distributing cash to our members and former member equity holders in the conversion to redeem on a pro rata basis $70 million aggregate principal amount of our 10¼% senior notes due 2014, which are the subject of the exchange offer described in this prospectus, and to pay approximately $7.2 million in related prepayment penalties. See “Description of the Notes-Optional Redemption.” Your participation in this redemption will not be affected by whether or not you choose to exchange your old notes for new notes in the exchange offer.

Our Corporate Profile

We were incorporated in Georgia on June 29, 1936. We operate on a cooperative basis. Our members are persons and businesses engaged in the production of poultry and hogs. For more information about our cooperative structure, see “Description of the Cooperative.” Our principal executive offices are located at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346, and our telephone number is (770) 393-5000.

Summary Historical Consolidated Financial Data

The following table sets forth certain summary historical consolidated financial data for the fiscal years ended June 30, 2001, June 29, 2002 and June 28, 2003 and for the nine month periods ended March 29, 2003 and March 27, 2004. The summary historical consolidated financial data for the three fiscal years ended June 28, 2003 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of March 27, 2004 and for the nine month periods ended March 29, 2003 and March 27, 2004 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal, recurring accruals, considered necessary to present fairly our financial condition and results of operations for such periods. Operating results for the nine month period ended March 27, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending June 26, 2004. This summary financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended			Nine Month Period Ended
	June 30, 2001	June 29, 2002	June 28, 2003	Mar. 29, 2003	Mar. 27, 2004
				(unaudited)
	(in thousands)
Statement of Operations Data:
Net sales volume	$1,810,755	$1,863,828	$1,855,126	$1,364,501	$1,629,204
Cost of sales	1,690,437	1,706,582	1,813,106	1,360,576	1,402,843

Gross margins	120,318	157,246	42,020	3,925	226,361
Distribution, administrative and general expenses	88,507	87,486	81,859	59,841	80,494
Benefit plans settlement and curtailment gains (1)	33,727	—	20,257	10,865	—
Pension settlement expense (1)	—	—	—	—	(9,908)

Net operating margins (loss)	65,538	69,760	(19,582)	(45,051)	135,959
Other income (deductions):
Interest and dividend income	11,328	9,426	2,283	2,051	1,061
Interest expense	(39,996)	(27,962)	(24,968)	(18,423)	(27,701)
Gain on sale of marketable equity security and other investments (2)	—	15,578	—	—	—
Unrealized loss on investment (3)	—	—	(24,064)	(24,064)	(18,486)
Equity in earnings of affiliate (4)	10,048	—	—	—	—
Miscellaneous, net	(241)	2,882	(2,428)	(1,588)	5,419

Total other deductions	(18,861)	(76)	(49,177)	(42,024)	(39,707)

Margins (loss) from continuing operations before income taxes	46,677	69,684	(68,759)	(87,075)	96,252
Income tax expense (benefit)	13,397	22,055	(17,307)	(21,008)	39,500

Margins (loss) from continuing operations (5)	33,280	47,629	(51,452)	(66,067)	56,752
Loss on discontinued operations (5)	(214)	(13,543)	—	—	—

Net margins (loss)	$33,066	$34,086	$(51,452)	$(66,067)	$56,752

Other Data:
Cash provided by (used in) operating activities	71,940	68,000	(34,032)	(59,188)	147,191
Cash provided by (used in) investing activities	(32,782)	45,229	(28,283)	(22,976)	(16,885)
Cash provided by (used in) financing activities	(36,490)	(115,571)	64,344	85,976	(47,806)
Depreciation and amortization	42,747	39,071	39,495	29,361	29,538
Capital expenditures	33,495	38,899	34,651	27,871	19,810

As of March 27, 2004
Actual
(unaudited)
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$93,526
Working capital, excluding current maturities of debt of $13,436	282,715
Total assets	849,268
Total debt	309,478
Total patrons’ and other equity	231,183

(1)	In January 2001, we substantially curtailed our postretirement medical benefit plan for current employees. In October 2002, we substantially curtailed our postretirement supplemental life insurance plan. In April 2003, we substantially curtailed our postretirement medical plan for existing retirees. See Note 8 of Notes to Consolidated Financial Statements – Employee Benefits. Gold Kist recognized a pension settlement expense in the quarter ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year. See Note 11 of Notes to Interim Consolidated Financial Statements.
(2)	During the three month period ended December 29, 2001, we sold our marketable equity security, our investment in an interregional fertilizer cooperative and other investments realizing total proceeds of $64.6 million and a gain before income taxes of $15.6 million. See Note 10(b) of Notes to Consolidated Financial Statements.
(3)	In October 1998, we completed the sale of assets of our Agri-Services business to Southern States Cooperative, Inc., or SSC. In order to complete the transaction, we committed to purchase from SSC, subject to certain terms and conditions, capital trust securities in an aggregate principal amount of up to $60 million and cumulative preferred securities in the amount of $40 million, in each case if SSC was unable to market such securities to other purchasers. In October 1999, we purchased for $98.6 million the $100 million principal amount of the securities under the commitment. In October 2002, SSC notified us that, pursuant to the provisions of the indenture under which we purchased the capital trust securities, SSC would defer the capital trust certificates quarterly interest payment due on October 5, 2002. Subsequent quarterly interest payments to date have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters. As a result of the deferral of the interest payments, we have reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against the loss from the continuing operations for the year ended June 28, 2003. As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below our carrying value of the preferred stock investment, which we believe was a triggering event indicating impairment. As a result, we reduced the carrying value of the preferred securities by $18.5 million as of March 27, 2004. The carrying value of the SSC securities was $81.4 million at June 29, 2002, $57.3 million at June 28, 2003 and $38.8 million at March 27, 2004. See Note 10(a) of Notes to Consolidated Financial Statements and Note 8 of Notes to Interim Consolidated Financial Statements. In June 2004, we abandoned this investment and wrote off the remaining investment balance of $38.8 million.
(4)	We had a 25% equity interest in Golden Peanut Company, LLC and its subsidiaries, or Golden Peanut. Our investment in Golden Peanut was accounted for using the equity method. We liquidated our investment in Golden Peanut at its carrying value in August 2001. See Note 10(c) of Notes to Consolidated Financial Statements.
(5)	In June 2002, we adopted a plan to withdraw from and discontinue participation in a pecan processing and marketing partnership. This withdrawal was completed in January 2003. Accordingly, the operating results of the partnership have been segregated from continuing operations and reported separately in the Statements of Operations. See Note 11 of Notes to Consolidated Financial Statements. Our continuing operations are principally comprised of our broiler production, processing and marketing operations.

The Exchange Offer

Background

On March 10, 2004, we issued $200 million of our old notes due 2014 in a private offering. In connection with this private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

General

We are offering to exchange $1,000 principal amount of our new notes due March 15, 2014, for each $1,000 principal amount of our old notes due March 15, 2014. Currently, there is $200 million in principal amount of old notes outstanding.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and are generally not subject to transfer restrictions or registration rights.

Old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of Tenders	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Taxation	The exchange of old notes for new notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, which we may assert or waive. See “This Exchange Offer—Conditions to this Exchange Offer; Waivers.”

Procedures for Tendering

If you wish to accept this exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or DTC, must tender old notes through DTC’s Automated Tender Offer Program, or ATOP, which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

• you are acquiring the new notes in the ordinary course of your business for investment purposes;

• you are not engaged in, and do not intend to engage in, the distribution of the new notes (within the meaning of the Securities Act);

• you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

• you are not an affiliate of Gold Kist within the meaning of Rule 405 under the Securities Act.

See “This Exchange Offer—Effect of Surrendering Old Notes”

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of New Notes

We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “This Exchange Offer—Effect of Surrendering Old Notes.” Our belief is based on interpretations expressed in SEC no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any registered note issued to you in this exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange	For a description of the consequences of a failure to exchange the old notes, see “Risk Factors.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are on page 69 of this prospectus.

The New Notes

Issuer	Gold Kist Inc.

Notes Offered	$200,000,000 principal amount of 10¼% Senior Notes due 2014.

Maturity Date	March 15, 2014.

Interest Payments	10¼% per annum, payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on March 15, 2005.

Guarantees

Some of our current subsidiaries will guarantee the notes with unconditional guarantees that will be unsecured. From and after the issue date, subject to certain exceptions, each subsidiary that incurs indebtedness or guarantees any of our indebtedness will be required to guarantee the notes on the same basis. See “Description of the Notes—Guarantees.”

Ranking	The new notes are our senior unsecured obligations. Accordingly, the notes will rank:

• effectively junior in right of payment to all existing and future secured indebtedness and indebtedness owed to statutorily preferred creditors;

• equal in right of payment to any of our existing and future senior unsecured indebtedness; and

• senior in right of payment to any of our existing and future subordinated indebtedness.

In addition, the guarantees of the notes by our subsidiaries will rank equally to all of such subsidiaries’ existing and future senior unsecured obligations. The notes and the guarantees thereof will be effectively subordinated to all secured indebtedness of the guarantors to the extent of the assets securing such indebtedness.

As of March 27, 2004, we had approximately $309.5 million of outstanding indebtedness (excluding intercompany liabilities and guarantees) and the notes would have ranked effectively junior in right of payment to approximately $94.3 million of secured liabilities. See “Description of the Notes—Ranking.”

Optional Redemption

We may redeem the notes at any time on or after March 15, 2009, in whole or in part, in cash, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

Prior to March 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption price set forth in “Description of the Notes—Optional Redemption.”

Change of Control

If we experience a change of control, subject to certain conditions, we must offer holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest to the date of the purchase. See “Description of the Notes—Change of Control.”

Excess Cash Flow

Within 120 days following the end of our second fiscal quarter each year, we must use a portion of our excess cash flow, to the extent such portion is not either used to prepay, repay, redeem or purchase any of our other senior indebtedness or deposited in a restricted cash account until such time as such amounts are used to prepay, repay, redeem or purchase, or make any future scheduled or mandatory principal payments with respect to, any of our other senior indebtedness or to redeem notes, to offer holders of the notes the opportunity to sell us a pro rata portion of their notes at a purchase price in cash equal to 105% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes—Excess Cash Flow.”

Restrictive Covenants	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur more debt or guarantee indebtedness;

• create liens;

• issue patronage refunds to our cooperative members or redeem our notified equity or make other distributions;

• create restrictions on the payment of dividends or other amounts to us by our restricted subsidiaries;

• make investments;

• enter into transactions with affiliates;

• enter into sale-leaseback transactions;

• make capital expenditures;

• merge, consolidate or sell assets; and

• sell or issue capital stock of certain subsidiaries.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Risk Factors

You should read the section entitled “Risk Factors,” beginning on page 13 of this prospectus, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with tendering your old notes in this exchange offer and receiving new notes.

RISK FACTORS

Before you tender your old notes, you should be aware that there are risks involved in an investment in the notes. You should consider carefully these risk factors together with all of the other information included or referred to in this prospectus before you decide to tender your old notes in this exchange offer.

Risks Related to the Notes and the Exchange Offer

If You Fail to Exchange Your Old Notes for New Notes, You Will Continue to Hold Notes Subject to Transfer Restrictions.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “This Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.

If you do not exchange your old notes for new notes in this exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. If you continue to hold any old notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

Because we anticipate that most holders of old notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged. Following this exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and the old notes will continue to be subject to transfer restrictions.

If an Active Trading Market Does Not Develop for the New Notes, You May be Unable to Sell the New Notes or to Sell Them at a Price You Deem Sufficient.

The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange or create or maintain a trading market for them. We give no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar debt securities; and

•	our financial performance.

We understand that the initial purchasers that assisted us in issuing the old notes presently intend to make a market in the new notes. However, they are not obligated to do so and may discontinue making a market in the new notes at any time without notice. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development or viability of a market for the new notes.

Our substantial indebtedness could adversely affect our cash flow and our ability to fulfill our obligations under the new notes.

We have a substantial amount of outstanding indebtedness. The following chart shows some of our important credit statistics as of March 27, 2004,

As of March 27, 2004
(in thousands, except ratio)
Total debt	$309,478
Patrons’ and other equity	$231,183
Debt to equity ratio	1.34x

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of the notes and our other indebtedness. We may also borrow additional debt under our amended senior credit facility, increasing the risks discussed below. Our substantial leverage could have significant consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	requiring us to sell debt securities or to sell some of our core assets, possibly on unfavorable terms;

•	restricting us from making strategic acquisitions, introducing new products or exploiting business opportunities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	placing us at a possible competitive disadvantage compared to our competitors that have less debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and our amended senior credit facility limit but do not fully prohibit our subsidiaries or us from incurring additional indebtedness. In addition, we could incur significant additional indebtedness under our amended senior credit facility, which our domestic subsidiaries other than GK Insurance Company guarantee. All such indebtedness under our amended senior credit facility will rank equally in right of payment with the notes, but will be secured by substantially all of our assets. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could intensify. See “Selected Consolidated Financial Data,” “Description of Certain Indebtedness,” and “Description of the Notes”.

To service our indebtedness, make capital expenditures and fund our operations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is dependent on various factors.

These factors include the commodity prices of feed ingredients and the market price of chicken, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For more information on our indebtedness, see “Description of Certain Indebtedness” and “Description of the Notes.”

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our amended senior credit facility or otherwise in amounts sufficient to enable us to pay the interest and principal on the notes or our other indebtedness, much of which matures prior to the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our amended senior credit facility and the notes, on commercially reasonable terms or at all. See “Description of Certain Indebtedness.”

Restrictive covenants in the notes and our other indebtedness could adversely affect our business by limiting our operating and strategic flexibility.

The indenture governing the notes contains restrictive covenants that will limit our ability to:

•	incur more debt or guarantee indebtedness;

•	create liens;

•	issue patronage refunds to our cooperative members or redeem our notified equity or make other distributions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	make investments;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	merge, consolidate or sell assets;

•	sell or issue capital stock of certain subsidiaries; and

•	spend excess cash flow.

These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. In addition, our amended senior credit facility and other term indebtedness contain other and more restrictive covenants that prohibit us from prepaying our other indebtedness, including the notes. Our amended senior credit facility and term indebtedness also require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under our amended senior credit facility and term indebtedness and any of our other indebtedness that may be cross-defaulted to such indebtedness, including the notes. Upon the occurrence of an event of default under our amended senior credit facility or such other indebtedness, the lenders or holders of such indebtedness could elect to declare all amounts outstanding under such indebtedness, together with accrued interest, to be immediately due and payable. If these lenders or holders accelerate the payment of that indebtedness, we cannot assure you that the cash received upon liquidating our assets would be sufficient to repay in full that indebtedness and any other debt, including the notes. See “Description of Certain Indebtedness” and “Description of the Notes—Certain Covenants.”

Future liquidity and cash flow difficulties could prevent us from repaying the notes when due or repurchasing the notes when we are required to do so.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. In addition, if a change of control occurs, holders of the notes may require us to repurchase all or a portion of their new notes at a purchase price in cash equal to 101% of the principal amount. We may not have sufficient funds or may be unable to arrange for additional financing to pay these amounts when they become due.

Further, our ability to repurchase the notes upon a change of control will be limited by the terms of the amended senior credit facility and other indebtedness. Upon a change of control, we may be required to immediately repay the outstanding principal, any accrued interest and any other amounts owed by us under the terms of the amended senior credit facility and such other indebtedness. We cannot assure you that we would be able to repay such indebtedness or obtain necessary consents under such indebtedness to repurchase the notes. Our failure to repurchase tendered notes at a time when repurchase is required by the indenture would constitute a default under the terms of the notes and may constitute an event of default under our other indebtedness. See “Description of the Notes—Change of Control,” “Description of the Notes—Certain Covenants” and “Description of Certain Indebtedness.”

In addition, the change of control provision contained in the indenture governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of the Notes—Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

Although the notes are referred to as “senior notes”, they will be effectively subordinated to any of our secured indebtedness, the secured indebtedness of our subsidiary guarantors and all obligations of our non-guarantor subsidiaries.

The notes will be our unsecured obligations and will be guaranteed by some of our existing and future domestic subsidiaries. Certain of our other indebtedness, including indebtedness under our amended senior credit facility, is currently secured by a security interest in substantially all of our assets and the assets of some of our domestic subsidiaries. The indenture for the notes permits the release of such guarantees under certain circumstances. The indenture for the notes allows us to secure indebtedness incurred under our amended senior credit facility and certain other indebtedness, or any debt incurred to refinance such facility or such other indebtedness, up to an aggregate amount of the greater of $212 million or an amount determined by reference to the borrowing base described in the indenture governing the notes. As of March 27, 2004, we were permitted to incur approximately $287 million of secured debt under the indenture. As a result of this structure, the notes will be effectively subordinated to any of our and our subsidiary guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral, and all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until:

•	all secured claims against the affected entity have been fully paid; and

•	if the affected entity is a non-guarantor subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

Claims of creditors of GK Insurance Company, our non-guarantor subsidiary, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by that subsidiary, will generally have priority with respect to the assets and earnings of that subsidiary over the claims of our creditors, including holders of the notes, even if the obligations of that subsidiary do not constitute senior indebtedness. As of March 27, 2004, our non-guarantor subsidiary had approximately $54.6 million of third party liabilities and would have held approximately 4.2% of our consolidated assets. For the nine months ended March 27, 2004, our non-guarantor subsidiary generated approximately 0.1% of our consolidated revenues.

Fraudulent transfer statutes may limit your rights to receive payment on the notes.

Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	allow us to avoid all or a portion of the obligations under the notes or any subsidiary guarantee;

•	allow us to subordinate the obligations under the notes or any subsidiary guarantee to our or our subsidiaries’ other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes or any subsidiary guarantee; and

•	take other action detrimental to you, including, in some circumstances, invalidating the notes or any subsidiary guarantee.

If a court were to take any of these actions, we cannot assure you that the interest on or principal of the notes would ever be paid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time we or a subsidiary guarantor incurred indebtedness evidenced by the notes or a subsidiary guarantee, we or such subsidiary guarantor:

•	issued the notes or such subsidiary guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	we or a subsidiary guarantor received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes or such subsidiary guarantee and we or a subsidiary guarantor:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes or such subsidiary guarantee;

•	were engaged, or about to engage, in a business or transaction for which our assets or the assets of such subsidiary guarantor were unreasonably small; or

•	intended to incur, or believed, or should have believed, that debts beyond our or such subsidiary guarantor’s ability to pay as such debts mature would be incurred.

Different jurisdictions define “insolvency” differently. However, we or a subsidiary guarantor generally would be considered insolvent at the time we or it incurred the indebtedness constituting the new notes or any subsidiary guarantee if (1) the fair market value or fair saleable value of our assets or the assets of such subsidiary guarantor is less than the amount required to pay our or its total existing debts and liabilities, including the probable liability related to contingent liabilities, as they become absolute or mature or (2) we or such subsidiary guarantor were incurring debts beyond our or its ability to pay as those debts mature. There can be no assurance as to what standard a court would apply in order to determine whether we or such subsidiary guarantor were “insolvent” as of the date the notes or such subsidiary guarantee were issued. There can be no assurance that, regardless of the method of valuation, a court would not determine that we or such subsidiary guarantor were insolvent on that date, or that a court would not determine, regardless of whether we or such subsidiary guarantor were insolvent on the date the notes or such subsidiary guarantee were issued, that payments under the notes or such subsidiary guarantee constituted fraudulent transfers on another ground.

Risks Related to Our Business

Industry cyclicality, especially fluctuations in the supply of broiler products, affect the prevailing market price of broiler products, our sales and our earnings.

Profitability in the broiler industry is materially affected by the prevailing price of broiler products, which is primarily determined by supply and demand factors in the market. In recent years, the profitability of companies in the broiler industry has been adversely affected from time to time by excess supplies of broiler products in the market. As a result of the efficiencies in the U.S. broiler market, even modest increases in the broiler supply in the United States can significantly decrease the market prices at which we can sell our broiler products. Such increases in domestic supply can arise as a result of unanticipated decreases in export demand, among other reasons. Given the perishable nature of broiler products, we are unable to manage inventories to address any short-term changes in market prices. As a result, from time to time we are forced to sell our broiler products at a loss. Because we sell a relatively small percentage of our products under fixed-price contracts, increases in the overall supply of broiler products and any related decrease in broiler prices adversely affect our operating results. This has resulted and will continue to result in fluctuations in our earnings.

Fluctuations in commodity prices of feed ingredients materially affect our earnings.

The significant majority of the cost of producing our broiler products consists of amounts spent in connection with purchasing corn and soybean meal, our primary feed ingredients. As a result, fluctuations in feed ingredient prices materially affect our earnings. While prices of these items increase from time to time, we may not be able to pass through any increase in the cost of feed ingredients to our customers. High feed ingredient prices have had a material adverse effect on our operating results in the past. We periodically seek, to the extent available, to enter into advance purchase commitments or commodity hedging contracts for the purchase of a portion of our feed ingredients in an effort to manage our feed ingredient costs. However, the use of such instruments may not be successful in limiting our exposure to market fluctuations in the cost of feed.

Furthermore, the production of feed ingredients is positively or negatively affected by weather patterns throughout the world, the global level of supply inventories and demand for feed ingredients, as well as the agricultural policies of the United States and foreign governments. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A sudden and significant change in weather patterns could affect the supply of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow broilers and deliver products. Any such change would materially negatively affect our business and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Significant competition in the broiler industry with other vertically integrated broiler companies, especially companies with greater resources, may make us unable to compete successfully in this industry, which would adversely affect our business and our ability to satisfy our obligations under the notes.

The broiler industry is highly competitive. Some of our competitors have greater financial and marketing resources than we do. In general, the competitive factors in the U.S. broiler industry include price, product quality, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, we believe competition is based on consistent quality, product development, customer service and price. In the U.S. retail market, we believe that competition is based on product quality, brand awareness, customer service and price. We also face competition from non-vertically integrated further processors with regard to our further-processed products. The highly competitive conditions in the broiler industry could force us to reduce prices for our products, which would adversely affect our results of operations and financial condition.

The loss of one of our large customers could have a material adverse effect on our results of operations.

Sales to our top ten customers represented approximately 35.5% of our net sales during the nine month period ended March 27, 2004. We do not have long-term contracts with any of our major customers and, as a result, any of our major customers could significantly decrease or cease their business with us with limited or no notice. If we lost one or more of our major customers, or if one or more of our major customers significantly decreased its orders from us, our business, sales and results of operations would be materially and adversely affected.

Foreign embargos, decreased export demand, oversupply of broiler products and competing products and bans on exported chicken and livestock would have an adverse effect on our business.

We are an exporter to Russia and other former Soviet republics, China, the Pacific Rim, the Middle East, South Africa, South and Central America and the Caribbean Islands. Any decrease in exports to foreign countries based on embargos, decreased demand, oversupply of broiler products or competing products or bans on exported chicken may have an adverse effect on our ability to export chicken and other products. Such occurrences would also likely increase the supply of broilers and competing products in the United States, which would likely result in lower prices for broiler products and could adversely affect our business. For example, in 2002 and 2003, export sales to Russia declined due to an embargo on certain imported meats, leading to a domestic oversupply and a decrease in the market price of chicken. Russia has implemented import quotas on chicken and other meats that reduce U.S. broiler imports to approximately 70% of 2002 levels. In addition, for several months in 2004, China, Japan and several smaller chicken importing countries banned all imports of broiler products from the United States due to several chickens in Delaware and Texas testing positive for avian influenza. Also as a result of this event, Russia and Hong Kong banned the import of broiler products from Delaware and Texas for a period of time. Any implementation of similar bans in the future or the implementation of quotas or other import restrictions would adversely affect our domestic and export sales and our results of operations.

We have been, and may in the future be, subject to claims and liabilities under environmental, health, safety and other laws and regulations, which could be significant.

Our operations are subject to various federal, state, local and foreign environmental, health, safety and other laws and regulations, including those governing air emissions, wastewater discharges and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations by governmental agencies or courts. In addition, we anticipate increased regulation by various governmental agencies concerning food safety, the use of medication in feed formulations, the disposal of animal by-products and wastewater discharges. Furthermore, business operations currently conducted by us or previously conducted by others at real property owned or operated by us, business operations of others at real property formerly owned or operated by us and the disposal of waste at third party sites expose us to the risk of claims under environmental, health and safety laws and regulations. For example, we have received notice letters designating us as a potentially responsible party for alleged environmental contamination at a site that we previously owned. Other properties we own or owned in the past have been designated for cleanup under federal and state environmental remediation statutes, which could result in further liabilities to us. In addition, we are subject to potential claims for residual environmental liabilities arising out of our sale of our Agri- Services business in 1998. The agreements related to our disposition of certain properties require that we indemnify the buyer of such properties with regard to any associated environmental liabilities. We could incur material costs or liabilities in connection with claims related to any of the foregoing. The discovery of presently unknown environmental conditions, changes in environmental, health, safety and other laws and regulations, enforcement of existing or new laws and regulations and other unanticipated events could give rise to expenditures and liabilities, including fines or penalties, that could have a material adverse effect on our business, operating results and financial condition. See “Business—Regulation and Environmental Matters.”

If our products become contaminated, we may be subject to product liability claims and product recalls.

Our products may be subject to contamination by disease producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E. coli. These pathogens are found generally in the environment and, therefore, there is a risk that they, as a result of food processing, could be present in our processed products. These pathogens can also be introduced to our products as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, but may not be eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling procedures once our products have been shipped for distribution. Even if a product is not contaminated when it leaves our facility, illness and death may result if the pathogens are not also eliminated at the further processing, foodservice or consumer level. Increased sales of further-processed products could lead to increased risks in this area. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

Outbreaks of livestock diseases in general, and broiler diseases in particular, could significantly restrict our ability to conduct our operations.

Events beyond our control, such as the outbreak of disease, could significantly restrict our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh broiler products, pork or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects. For example, because several chickens in Delaware and other states where we do not conduct business have tested positive for avian influenza, several countries have imposed import bans and the infected flocks were destroyed. See “—Foreign embargos, decreased export demand, oversupply of broiler products and competing products and bans on exported chicken and livestock would have an adverse effect on our business.”

Increased water, energy and gas costs would increase our expenses and reduce our profitability.

We require a substantial amount, and as we expand our business we will require additional amounts, of water, electricity and natural gas to produce and process our broiler products. The prices of water, electricity and natural gas fluctuate significantly over time. One of the primary competitive factors in the U.S. broiler market is price, and we may not be able to pass on increased costs of production to our customers. As a result, increases in the cost of water, electricity or natural gas would substantially harm our business and results of operations.

Increased costs of transportation would negatively affect our profitability.

Our transportation costs are a material portion of the cost of our products. We primarily ship our products and receive our inputs via truck and rail and rely on third party transportation companies for the delivery of most of our products and inputs. The costs associated with the transportation of our products and inputs fluctuate with the price of fuel, the costs to our transportation providers of labor and the capacity of our transportation sources. Increases in costs of transportation would negatively affect our profitability.

We are exposed to risks relating to product liability, product recalls, property damage and injury to persons for which insurance coverage is expensive, limited and potentially inadequate.

Our business operations entail a number of risks, including risks relating to product liability claims, product recalls, property damage and injury to persons. Insurance for these risks is expensive and difficult to obtain, and we may not be able to maintain this insurance in the future on acceptable terms, in amounts sufficient to protect us against losses due to any such events or at all. Moreover, our insurance coverage may not adequately protect us from all of the liabilities and expenses that we incur in connection with such events. If we were to suffer a loss that is not adequately covered by insurance, our results of operations and financial condition would be adversely affected.

As a cooperative association, our capital structure limits our ability to raise equity capital.

As a cooperative, we cannot sell our voting common equity to traditional public or private investors. Instead, equity is raised largely from the retention of the noncash portion of patronage refunds allocated to our members. Our inability to raise equity capital may result in our relying on debt financing more heavily than other businesses. Debt financing may not be available to us upon commercially attractive terms or at all, and debt financing increases the risks to noteholders described under “—Risks Related to The Notes and the Exchange Offer.”

Since most of our major competitors are not cooperatives, they have access to capital in equity markets that we do not have. This access to equity capital may allow some of our competitors to reduce prices or expend additional funds in order to compete more effectively against us. In addition, our inability to use our equity to acquire other businesses significantly limits our ability to expand our operations, which in turn could adversely impact our market share in the future. As a result, our business and results of operations may be adversely impacted.

We may have conflicts of interest with our board of directors that could affect our operations.

Georgia law requires that our directors be members of our cooperative. As members of our cooperative, our directors own and manage substantial farming operations and participate in the cooperative as contract growers, and thus are not independent from us. As members of our board of directors, these persons have the ability to control our policies and, to some extent, our operations, and they have the authority to elect our officers. Circumstances may occur in which the interests of our directors, as members of the cooperative and equityholders in the cooperative, could conflict with the interest of the cooperative as a whole and your interests as debtholders.

If we do not qualify under IRS rules as a cooperative, we would be subjected to additional income tax liabilities and would likely forfeit potentially significant income tax benefits.

As a cooperative, we are not generally taxed on earnings from member business that are patronage earnings and that are distributed to our members in cash or qualified written notices of allocation. However, we are taxed as a typical corporation on the remainder of our earnings from our member business, including those patronage earnings which we have not distributed to our members in cash or qualified written notices and on earnings from nonmember business. Since 1987, we have distributed a small amount of our patronage earnings in cash and the remainder of our patronage earnings (after deducting a certain reserve) in nonqualified written notices of allocation. If we were to convert into a more traditional “C” corporation or otherwise were not entitled to be taxed as a cooperative, we would be taxed on all of our earnings. This would increase our overall income tax liabilities as a result of the income that could have been the cash portion of a distribution to members. In addition, if we were to cease being a cooperative, we could lose our ability to obtain refunds of, or reductions in, income taxes when we redeem nonqualified written notices of allocation from our equity holders. The indenture governing the notes allows us to convert to a for-profit corporation without seeking the consent of noteholders and without changing or amending any terms of the indenture or triggering any change of control provisions. For additional information regarding our cooperative structure and the taxation of cooperatives, see “Description of the Cooperative.”

Any acquisition we make could disrupt our business and harm our financial condition.

We may seek to expand our business through the acquisition of companies, technologies, products and services from others. Acquisitions may involve a number of problems, including:

•	difficulty integrating acquired technologies, operations and personnel with our existing business;

•	diversion of management attention in connection with negotiating acquisitions and integrating the businesses acquired;

•	exposure to unforeseen liabilities of acquired companies; and

•	the need to obtain additional debt financing for any acquisition.

We may not be able to address these problems and successfully develop these acquired companies or businesses into profitable units of our company.

The loss of key members of our management may adversely affect our business.

We believe our continued success depends on the collective abilities and efforts of our senior management. We do not maintain key person life insurance policies on any of our employees. The loss of one or more key personnel could have a material adverse effect on our results of operations. Additionally, if we are unable to find, hire and retain needed key personnel in the future, our results of operations could be materially and adversely affected.

The inability to maintain good relations with our employees could adversely affect our business.

We have approximately 16,000 employees, approximately 3,000 of which are covered by collective bargaining agreements and approximately 575 of which are members of labor unions. We may be unable to maintain good relationships with these labor unions or to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. If we fail to maintain good relationships with our employees generally or with such labor unions or fail to negotiate satisfactory collective bargaining agreements, or if non-unionized operations were to become unionized, we could face labor strikes or work stoppages or other activity that could adversely affect our business and operations.

THE CONVERSION

On May 24, 2004, the Board of Directors of Gold Kist unanimously approved a plan of conversion and on July 22, 2004, the Board of Directors approved the amendment and restatement of this plan of conversion pursuant to which Gold Kist will convert from a cooperative marketing association organized under the Georgia Cooperative Marketing Act to a for profit corporation organized under the laws of Delaware by merging into a wholly owned subsidiary, Gold Kist Holdings Inc., or New Gold Kist. The conversion requires the approval of the lesser of a majority of all of Gold Kist’s members and two thirds of Gold Kist’s members voting in person or by ballot at a special meeting of Gold Kist to be held on September 8, 2004.

Through the conversion, New Gold Kist expects to be able to provide liquidity to Gold Kist’s members and former members and to increase its financial flexibility through improved access to capital. Management believes improved access to capital will allow New Gold Kist to continue to make the additional capital expenditures necessary to improve its operations generally, to serve better particular important customers, to develop additional products and to compete more effectively. In addition, access to capital and the ability to use capital stock as acquisition consideration may provide New Gold Kist with the opportunity to acquire new businesses, companies and products that could help strengthen it as a competitor in the marketplace.

At the time we complete the conversion, Gold Kist will cease operating its business as a cooperative marketing association, and all patronage equity held by members and former member equity holders of Gold Kist will be cancelled. From that time, New Gold Kist will operate the business on a for profit basis. We do not expect that there will be any changes in the terms of our relationships with our suppliers and customers as a result of the conversion. In connection with the conversion and a related redemption of nonqualified patronage equity, we currently estimate that members and former member equity holders of Gold Kist will receive shares of the common stock of New Gold Kist and cash in an aggregate amount of approximately $600.0 million, consisting of an estimated $480.0 million of common stock and $120.0 million of cash. These estimates are based on the sale of 18 million shares in this offering at $15.00 per share, the midpoint of the estimated price range for the proposed initial public offering; and the distribution of 32 million shares of the common stock of New Gold Kist to Gold Kist’s members and former member equity holders in the conversion. If the underwriters exercise their overallotment option, in full, to purchase additional shares, then the estimated $600.0 million that we will distribute will consist of an estimated $439.5 million of shares of common stock and $160.5 million of cash. These assumptions are discussed in more detail under “Unaudited Pro Forma Consolidated Financial Information.”

The completion of the conversion is conditioned upon the completion of our proposed initial public offering at a per share offering price that implies a value for the cash and shares of common stock of New Gold Kist to be distributed under the plan of conversion equal to at least the stated amount of patronage equity earned prior to the completion of the conversion plus an additional distribution to the members for their members’ interests of at least $60.0 million. We currently estimate that this minimum total distribution will be approximately $420.0 million based upon minimum gross proceeds from our proposed initial public offering of approximately $189.0 million assuming a public offering price of $10.50 per share. If we are unable to complete the offering on these terms, we will not complete our proposed initial public offering or the conversion.

Your rights under the indenture governing the notes will not be affected by the proposed conversion. New Gold Kist intends to use a portion of the proceeds from the proposed initial public offering that remain after distributing cash to our members and former member equity holders in the conversion to redeem on a pro rata basis $70 million aggregate principal amount of our 10¼% senior notes due 2014, which are the subject of the exchange offer described in this prospectus, and to pay approximately $7.2 million in related prepayment penalties. See “Description of the Notes—Optional Redemption.” Your participation in this redemption will not be affected by whether or not you choose to exchange your old notes for new notes in the exchange offer.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any cash proceeds from this exchange offer. In exchange for old notes that you tender pursuant to this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and canceled by us upon receipt and cannot be reissued. The issuance of the new notes under this exchange offer will not result in any increase in our outstanding debt.

The net proceeds to us from the sale of the old notes on March 10, 2004 were approximately $191.2 million. We used approximately $145.5 million of these net proceeds to repay in full the following indebtedness:

•	$95 million of Tranche A term loan indebtedness under our senior credit facility. This loan had a maturity of November 1, 2005, with certain prepayments required beginning March 23, 2004, and bore interest at a weighted-average rate of 5.17% as of December 27, 2003.

•	$50.5 million of Tranche B term loan indebtedness and prepayment penalties under our senior credit facility. This loan had a maturity of November 1, 2005, and bore interest at a weighted-average rate of 10.57% as of December 27, 2003.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 27, 2004. You should read the following table in conjunction with our historical consolidated financial statements and related notes, our unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” other financial information included elsewhere in this prospectus. See also “Use of Proceeds” and “Description of Certain Indebtedness.”

As of March 27, 2004
(in thousands, except share and per share data)
Cash and cash equivalents	$93,526

Debt, including current maturities:
Series B Senior Exchange Notes	21,818
Series C Senior Exchange Notes	20,454
Senior Credit Facility(1)	—
Term Loan A	32,150
Term Loan B	9,600
Subordinated Capital Certificates of Interest	18,204
Industrial Revenue Bond	7,500
Other debt	2,812
10¼% Senior Notes, net of discount of $3,060	196,940

Total debt	309,478
Patrons’ and other equity:
Common stock, $1.00 par value; authorized: 500,000 shares; issued and outstanding: 2,424 shares	2
Patronage reserves and retained earnings	274,629
Accumulated other comprehensive loss	(43,448)

Total patrons’ and other equity	231,183

Total capitalization	$540,661

(1)	We have a total borrowing capacity of up to $125 million under our amended senior credit facility, subject to borrowing base limitations. As of March 27, 2004, we have approximately $99.9 million available for borrowing under the amended senior credit facility.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth certain selected consolidated financial data as of and for the fiscal years ended June 26, 1999, July 1, 2000, June 30, 2001, June 29, 2002 and June 28, 2003, as of and for the nine month period ended March 29, 2003 and as of and for the nine month period ended March 27, 2004. The selected consolidated financial data as of and for the five fiscal years ended June 28, 2003 were derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the nine month periods ended March 29, 2003 and March 27, 2004 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal, recurring accruals, considered necessary to present fairly our financial condition and results of operations for such periods. Operating results for the nine month period ended March 27, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending June 26, 2004. This selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year Ended					Nine Month Period Ended
	June 26, 1999	July 1, 2000	June 30, 2001	June 29, 2002	June 28, 2003	March 29, 2003	March 27, 2004
						(Unaudited)
	(in thousands)
Statement of Operations Data:
Net sales volume	$1,822,708	$1,770,453	$1,810,755	$1,863,828	$1,855,126	$1,364,501	$1,629,204
Cost of sales	1,624,510	1,709,183	1,690,437	1,706,582	1,813,106	1,360,576	1,402,843

Gross margins	198,198	61,270	120,318	157,246	42,020	3,925	226,361
Distribution, administrative and general expenses	76,258	82,297	88,507	87,486	81,859	59,841	80,494
Benefit plans settlement and curtailment gains (1)	—	—	33,727	—	20,257	10,865	—
Pension settlement expense (1)	—	—	—	—	—	—	(9,908)

Net operating margins (loss)	121,940	(21,027)	65,538	69,760	(19,582)	(45,051)	135,959
Other income (deductions):
Interest and dividend income	2,833	8,262	11,328	9,426	2,283	2,051	1,061
Interest expense	(26,050)	(30,425)	(39,996)	(27,962)	(24,968)	(18,423)	(27,701)
Gain on sale of marketable equity security and other investments (2)	—	—	—	15,578	—	—	—
Unrealized loss on investment (3)	—	—	—	—	(24,064)	(24,064)	(18,486)
Equity in earnings (loss) of affiliate (4)	188	(4,393)	10,048	—	—	—	—
Miscellaneous, net	3,836	(1,272)	(241)	2,882	(2,428)	(1,588)	5,419

Total other deductions	(19,193)	(27,828)	(18,861)	(76)	(49,177)	(42,024)	(39,707)

Margins (loss) from continuing operations before income taxes	102,747	(48,855)	46,677	69,684	(68,759)	(87,075)	96,252
Income tax expense (benefit)	33,932	(22,352)	13,397	22,055	(17,307)	(21,008)	39,500

Margins (loss) from continuing operations	68,815	(26,503)	33,280	47,629	(51,452)	(66,067)	56,752
Margins (loss) on discontinued operations (5)	(7,488)	417	(214)	(13,543)	—	—	—

Net margins (loss)	$61,327	$(26,086)	$33,066	$34,086	$(51,452)	(66,067)	56,752

	Fiscal Year Ended					Nine Month Period Ended
	June 26, 1999	July 1, 2000	June 30, 2001	June 29, 2002	June 28, 2003	March 29, 2003	March 27, 2004
						(Unaudited)
	(in thousands, except ratio data)
Other Data:
Cash provided by (used in) operating activities	190,276	(7,831)	71,940	68,000	(34,032)	(59,188)	147,191
Cash provided by (used in) investing activities	203,243	(144,626)	(32,782)	45,229	(28,283)	(22,976)	(16,885)
Cash provided by (used in) financing activities	(384,498)	140,318	(36,490)	(115,571)	64,344	85,976	(47,806)
Depreciation and amortization	40,979	43,312	42,747	39,071	39,495	29,361	29,538
Capital expenditures	31,887	29,874	33,495	38,899	34,651	27,871	19,810
Ratio of margins to fixed charges (6)	4.64	—	1.79	3.16	—	—	3.94

Balance Sheet Data
Cash and cash equivalents	$20,810	$8,671	$11,339	$8,997	$11,026	$12,809	$93,526
Working capital	100,148	23,751	121,087	159,959	210,227	198,268	269,279
Working capital, excluding current maturities of debt	185,148	190,053	242,220	185,585	232,389	221,009	282,715
Total assets	814,137	881,290	870,056	789,529	762,047	786,506	849,268
Total debt	271,913	418,016	387,418	276,270	346,173	370,867	309,478
Total patrons’ and other equity	279,367	239,490	272,550	283,161	183,897	213,136	231,183

(1)	In January 2001, we substantially curtailed our postretirement medical benefit plan for current employees. In October 2002, we substantially curtailed our postretirement supplemental life insurance plan. In April 2003, we substantially curtailed our postretirement medical plan for existing retirees. See Note 8 of Notes to Consolidated Financial Statements – Employee Benefits. We recognized a pension settlement expense in the quarter ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year. See Note 11 of Notes to Interim Consolidated Financial Statements.
(2)	During the three month period ended December 29, 2001, we sold our marketable equity security, our investment in an interregional fertilizer cooperative and other investments realizing total proceeds of $64.6 million and a gain before income taxes of $15.6 million. See Note 10(b) of Notes to Consolidated Financial Statements.
(3)	In October 1998, we completed the sale of assets of our Agri-Services business to Southern States Cooperative, Inc., or SSC. In order to complete the transaction, we committed to purchase from SSC, subject to certain terms and conditions, capital trust securities in an aggregate principal amount of up to $60 million and cumulative preferred securities in the amount of $40 million, in each case if SSC was unable to market such securities to other purchasers. In October 1999, we purchased for $98.6 million the $100 million principal amount of the securities under the commitment. In October 2002, SSC notified us that, pursuant to the provisions of the indenture under which we purchased the capital trust securities, SSC would defer the capital trust certificates quarterly interest payment due on October 5, 2002. Subsequent quarterly interest payments to date have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters. As a result of the deferral of the interest payments, we have reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against the loss from the continuing operations for the year ended June 28, 2003. As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below our carrying value of the preferred stock investment, which we believe was a triggering event indicating impairment. As a result we reduced the carrying value of the preferred securities by $18.5 million as of March 27, 2004. The carrying value of the SSC securities was $81.4 million at June 29, 2002, $57.3 million at June 28, 2003 and $38.8 million at March 27, 2004. See Note 10(a) of Notes to Consolidated Financial Statements and Note 8 of Notes to Interim Consolidated Financial Statements. In June 2004, we abandoned this investment and wrote off the remaining investment balance of $38.8 million.
(4)	We had a 25% equity interest in Golden Peanut Company, LLC and its subsidiaries, or Golden Peanut. Our investment in Golden Peanut was accounted for using the equity method. We liquidated our investment in Golden Peanut at its carrying value in August 2001. See Note 10(c) of Notes to Consolidated Financial Statements.
(5)	In October 1998, we sold our operations of the Agri-Services segment. Accordingly, the operating results of the segment have been segregated from continuing operations and reported separately in the Statements of Operations.

In June 2002, we adopted a plan to withdraw from and discontinue participation in a pecan processing and marketing partnership. This withdrawal was completed in January 2003. Accordingly, the operating results of the partnership have been segregated from continuing operations and reported separately in the Statements of Operations. See Note 11 of Notes to Consolidated Financial Statements. Our continuing operations are principally comprised of our broiler production, processing and marketing operations.

(6)	For purposes of computing the ratio of margins to fixed charges, margins consist of margins from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest. Margins were inadequate to cover fixed charges by $48.9 million in 2000, $68.8 million in 2003 and $87.1 million for the nine month period ended March 29, 2003.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements of New Gold Kist reflect the distribution of $120 million of cash and 32 million shares of New Gold Kist common stock (assumed $15.00 per share public offering price) to the members and former member equity holders of Gold Kist, and the conversion of Gold Kist from a cooperative marketing association to a for profit corporation.

The unaudited pro forma, as adjusted, consolidated financial statements of New Gold Kist reflect estimated gross proceeds of $270 million from the proposed initial public offering of New Gold Kist common stock, including the $120 million noted above to be distributed to members and former member equity holders. From the gross proceeds, we estimate that we will pay $21.6 million in underwriting discounts and commissions and transaction expenses and up to $120.0 million to members and former member equity holders who receive cash in lieu of shares of common stock that would otherwise be issued in the conversion. We expect to use the remaining net proceeds to pay debt and related prepayment penalties of approximately $121.5 million and retain the balance for general corporate purposes.

The pro forma information does not take into account the sale of up to 2.7 million shares of New Gold Kist common stock that the underwriters of the offering have the option to purchase from us to cover overallotments. If this overallotment option is exercised in full, New Gold Kist would distribute $160.5 million of cash and 29.3 million shares of New Gold Kist to members and former member equity holders of Gold Kist.

We derived the historical information from the audited consolidated financial statements of Gold Kist for the year ended June 28, 2003 and the unaudited consolidated financial statements of Gold Kist as of and for the nine month period ended March 27, 2004. These historical financial statements used in preparing the pro forma consolidated financial statements are summarized and should be read in conjunction with our complete historical consolidated financial statements and related notes contained elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet gives effect to the above described transactions as if they took place as of March 27, 2004. The unaudited pro forma consolidated statements of operations give effect to the above described transactions as if they had been consummated at the beginning of the earliest period presented.

We based the pro forma information on available information and on assumptions that management believes are reasonable and that reflect the effect of these transactions. We provide the pro forma information for informational purposes only and this information should not be construed to be indicative of our consolidated financial position or consolidated results of operations had these transactions been completed on the dates assumed. This information does not represent a projection or forecast of our consolidated financial position or consolidated results of operations for future dates or periods. You should read the pro forma information in conjunction with the historical consolidated financial statements of Gold Kist beginning on page F-1 and with the information set forth under “The Conversion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” included elsewhere in this prospectus.

PRO FORMA CONSOLIDATED BALANCE SHEET

as of March 27, 2004

(Dollar Amounts, Except Per Share Amounts, in Thousands)

(Unaudited)

	Gold Kist Historical	Pro Forma Adjustments— Conversion		New Gold Kist Pro Forma	Pro Forma Adjustments— Initial Public Offering		New Gold Kist Pro Forma, As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$93,526	—		93,526	270,000 (21,600 (120,000 (112,874 (8,657	(2) )(3) )(4) )(5) )(6)	100,395
Receivables, net	117,156	—		117,156	—		117,156
Inventories	221,283	—		221,283	—		221,283
Deferred income taxes	22,043	—		22,043	—		22,043
Other current assets	27,633	—		27,633	—		27,633

Total current assets	481,641	—		481,641	6,869		488,510

Investments	50,914	—		50,914	—		50,914
Property, plant and equipment, net	218,684	—		218,684	—		218,684
Deferred income taxes	30,799	—		30,799	—		30,799
Other assets	67,230	—		67,230	(2,366	)(6)	64,864

	$849,268	—		849,268	4,503		853,771

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$13,436	—		13,436	(1,837	)(5)	11,599
Accounts payable	67,012	—		67,012	—		67,012
Accrued compensation and related expenses	42,978	—		42,978	—		42,978
Interest left on deposit	7,570	—		7,570	(7,570	)(5)	—
Income taxes payable	22,348	—		22,348	(4,637	)(7)	17,711
Other current liabilities	59,018	120,000	(1)	179,018	(120,000	)(4)	59,018

Total current liabilities	212,362	120,000		332,362	(134,044)		198,318

Long-term debt, less current maturities	296,042	—		296,042	(103,467 1,071	)(5) (6)	193,646
Accrued pension costs	59,722	—		59,722	—		59,722
Accrued postretirement benefit costs	7,485	—		7,485	—		7,485
Other liabilities	42,474	—		42,474	—		42,474

Total liabilities	618,085	120,000		738,085	(236,440)		501,645

Patrons’ and other equity:
Preferred stock, authorized: 100,000,000 shares pro forma	—	—		—	—		—
Common stock, $1.00 par value historical and $.01 par value pro forma; authorized: 500,000 shares historical and 900,000,000 shares pro forma; issued and outstanding: 2,424 shares historical, 32,000,000 shares pro forma and 50,000,000 shares pro forma, as adjusted	2	(2	)(1)	320	180	(2)	500
		320	(1)
Additional paid-in capital	—	274,311 (120,000	(1) )(1)	154,311	269,820 (21,600	(2) )(3)	402,531
Patronage reserves and retained earnings (accumulated deficit)	274,629	(274,629	)(1)	—	(12,094	)(6)	(7,457)
					4,637	(7)
Accumulated other comprehensive loss	(43,448)	—		(43,448)	—		(43,448)

Total patrons’ and other equity/stockholders’ equity	231,183	(120,000)		111,183	240,943		352,126

	$849,268	—		849,268	4,503		853,771

See Accompanying Footnotes to Pro Forma Consolidated Financial Statements.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar Amounts, Except Per Share Amounts, in Thousands)

(Unaudited)

	Year Ended June 28, 2003
	Gold Kist Historical	Pro Forma Adjustments— Conversion		New Gold Kist Pro Forma	Pro Forma Adjustments— Initial Public Offering		New Gold Kist Pro Forma As Adjusted
Net sales volume	$1,855,126			1,855,126			1,855,126
Cost of sales	1,813,106			1,813,106			1,813,106

Gross margins	42,020			42,020			42,020
Distribution, administrative and general expenses	81,859			81,859			81,859
Benefit plans settlement and curtailment gains	20,257			20,257			20,257

Net operating loss	(19,582)			(19,582)			(19,582)
Other income (deductions):
Interest and dividend income	2,283			2,283			2,283
Interest expense(a)	(24,968)			(24,968)	5,254	(9)	(19,714)
Unrealized loss on investment	(24,064)			(24,064)			(24,064)
Miscellaneous, net	(2,428)			(2,428)			(2,428)

Total other deductions	(49,177)			(49,177)	5,254		(43,923)

Loss from operations before income taxes	(68,759)			(68,759)			(63,505)
Income tax benefit	(17,307)	1,286	(8)	(16,021)	1,224	(10)	(14,797)

Net loss(a)	$(51,452)	(1,286)		(52,738)	4,030		(48,708)

Net loss per share:
Basic	$—			(1.32)			(1.00)
Diluted	$—			(1.32)			(1.00)
Average common shares outstanding:
New Gold Kist(11):
Basic	—			40,000	8,560		48,560
Diluted	—			40,000	8,560		48,560

(a)	On March 10, 2004, Gold Kist issued $200 million of senior notes due 2014 and repaid certain indebtedness. If the issuance of the $200 million of senior notes due 2014 had occurred as of June 30, 2002 and had been used to reduce then existing indebtedness and net proceeds from the proposed initial public offering were applied to reduce additional existing indebtedness, interest expense for the fiscal year ended June 28, 2003 would have increased by approximately $0.2 million. The net loss for the year ended June 28, 2003 would have increased by $0.1 million.

See Accompanying Footnotes to Pro Forma Consolidated Financial Statements.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar Amounts, Except Per Share Amounts, in Thousands)

(Unaudited)

	Nine Months Ended March 27, 2004
					Pro Forma		New
		Pro Forma		New	Adjustments—		Gold Kist
	Gold Kist	Adjustments—		Gold Kist	Initial		Pro Forma
	Historical	Conversion		Pro Forma	Public Offering		As Adjusted
Net sales volume	$1,629,204			1,629,204			1,629,204
Cost of sales	1,402,843			1,402,843			1,402,843

Gross margins	226,361			226,361			226,361
Distribution, administrative and general expenses	80,494			80,494			80,494
Benefit plans settlement and curtailment gains	(9,908)			(9,908)			(9,908)

Net operating margins	135,959			135,959			135,959
Other income (deductions):
Interest and dividend income	1,061			1,061			1,061
Interest expense(b)	(27,701)			(27,701)	4,321	(9)	(23,380)
Unrealized loss on investment	(18,486)			(18,486)			(18,486)
Miscellaneous, net	5,419			5,419			5,419

Total other deductions	(39,707)			(39,707)	4,321		(35,386)

Margins from operations before income taxes	96,252			96,252			100,573
Income tax expense	39,500	4,198	(8)	43,698	1,961	(10)	45,659

Net margins(b)	$56,752	4,198		52,554	2,360		54,914

Net earnings per share:
Basic	—			1.31			1.13
Diluted	—			1.31			1.13
Average common shares outstanding:
New Gold Kist(11):
Basic	—	40,000		40,000	8,560		48,560
Diluted	—	40,000		40,000	8,560		48,560

(b)	On March 10, 2004, Gold Kist issued $200 million of senior notes due 2014 and repaid certain indebtedness. If the issuance of the $200 million of senior notes due 2014 had occurred as of June 30, 2002 and had been used to reduce then existing indebtedness and net proceeds from the proposed initial public offering were applied to reduce additional existing indebtedness, interest expense for the nine months ended March 27, 2004 would have decreased by approximately $1.0 million. The net margins for the nine months ended March 27, 2004 would have increased by $0.5 million.

See Accompanying Footnotes to Pro Forma Consolidated Financial Statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

The following describes adjustments as made in the related Unaudited Pro Forma Consolidated Financial Statements. The redemption, conversion and the proposed initial public offering are further described in this prospectus. The Company will record a tax benefit to the extent redemptions of patronage equity occur prior to the conversion.

(1)	Represents the reclassification of all patronage reserves and retained earnings to additional paid-in-capital for conversion from a cooperative marketing association to a for profit corporation and the accrual of the $120.0 million of cash and 32 million shares of New Gold Kist common stock expected to be distributed to members and former member equity holders in the redemption and the conversion.

(2)	Represents the sale of 18 million shares of common stock assuming an initial public offering price of $15.00 per share. We expect gross proceeds from the proposed initial public offering of $270.0 million.

(3)	Represents underwriting fees and estimated expenses of the proposed initial public offering.

(4)	Represents the expected cash payment to members and former members equity holders in the redemption and conversion based upon the sale of 18 million shares of common stock assuming an initial public offering price of $15.00 per share.

(5)	Represents the repayment of debt including subordinated capital certificates of interest ($18.2 million), the related interest on deposit ($7.6 million), our Term B loan ($9.6 million), our industrial revenue bond ($7.5 million) and 35% of the senior notes due 2014 ($70.0 million).

(6)	Reflects the write off of capitalized financing costs ($2.4 million) and 35% of the unamortized discount on the senior notes due 2014 ($1.1 million) and the payment of prepayment penalties on the subordinated capital certificates of interest and partial repayment of the senior notes due 2014 ($8.7 million) and the charge to retained earnings for the aggregate amount of these items.

(7)	Represents the estimated tax benefit of the items described in Note 6.

(8)	Reflects the net changes in taxes resulting from the conversion from a cooperative marketing association to a for profit corporation. The changes in the effective tax rates resulted from the nondeductibility as a for profit corporation of cash patronage refunds and redemptions of nonqualified patronage equity.

(9)	Reflects estimated net reduction in interest expense assuming application of the net proceeds of approximately $113.0 million from the proposed initial public offering to the reduction in outstanding principal of our revolving credit facility and our $95.0 million Tranche A term loan outstanding during the periods presented.

(10)	Represents the tax effect of the reduction in interest expense, outlined in Note 9, at the pro forma effective tax rates after conversion.

(11)	Pro forma common shares of New Gold Kist include 32 million shares distributed in the conversion and 8 million shares whose proceeds would be necessary to pay the distribution to members and former member equity holders. As adjusted additional common shares include only those common shares the proceeds of which are being reflected in pro forma adjustments in the statement of operations—debt repayment and resulting interest expense reduction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary

After two decades of rapid growth, the broiler industry is maturing and will be dependent on new and value-added product development, as well as expanded export opportunities for continued revenue growth. Production and operating efficiencies will also be necessary for increased profitability. In addition, the industry is undergoing consolidation as a number of acquisitions and mergers have occurred in the last five years. The market share of the top five U.S. firms in terms of ready-to-cook broiler meat production has increased from approximately 49% to 60% during that period, and this trend is expected to continue.

The industry has experienced volatility in results of operations over the last five years and expects the volatility to continue in the foreseeable future. Volatility in results of operations is generally attributable to fluctuations, which can be substantial, in broiler sales prices and cost of feed grains. Broiler sales prices tend to fluctuate due to supply of chicken, viability of export markets, supply and prices of competing meats and proteins, animal health factors in the global meat sector and general economic conditions.

Broiler market prices were favorable during the first half of fiscal 1999 as a result of industry-wide live production problems that restricted broiler supplies. Broiler prices weakened in the second half of fiscal 1999 as these problems were resolved and supplies increased. Market prices for poultry dark meat were weak during fiscal 1999 as a result of the Russian and Asian economic crises that began during the summer of 1998. Depressed broiler prices continued through fiscal 2000 and most of fiscal 2001 due to increased production levels and the large supply of competing meats, primarily pork and beef. Broiler prices strengthened during the first half of fiscal 2002 due to an improved supply/demand balance. Strong export demand, principally from Russia, favorably impacted both foreign and domestic markets and fueled higher broiler prices through the first eight months of fiscal 2002. However, on March 10, 2002, Russia banned the import of U.S. poultry. This led to downward pressure on broiler sales prices due to excess domestic supply. Export sales industry-wide declined by approximately 20% during the fourth quarter of fiscal 2002. Although the Russian ban on U.S. imports was lifted in April 2002 and product specifications and other issues were resolved in August 2002, fiscal 2003 sales to Russia were 60% below levels prior to the embargo. Increased domestic supplies and higher supplies of competing meats continued the downward pressure on broiler sales prices through the majority of fiscal 2003. Resumption of export sales to Russia and improved domestic demand for chicken products have contributed to improved broiler prices in the first nine months of fiscal 2004.

According to the USDA World Agricultural Outlook Board, or WAOB, 2003 U.S. broiler meat production approximated 32.399 billion pounds, ready-to-cook weight, 1.6% above the 31.895 billion pounds produced in 2002. This is the smallest increase in broiler production for the industry in recent history, and has contributed to improved broiler market prices in the nine-month period ended March 27, 2004. Heavier bird weights slightly offset lower egg sets and chick placements. The WAOB April estimate for 2004 broiler meat production is 33.676 billion pounds, which is a 3.9% increase from the 2003 forecast. Subject to the supplies of competing meats, the status of export markets and other factors, we believe this increase in supply, which is below historical averages for years prior to 2003, should continue to contribute to improved broiler sales prices in fiscal 2004 compared to average prices for fiscal 2003. However, current broiler sales prices are approaching their highest levels since 1999 and are not expected to continue at these levels.

Our poultry export sales historically have been less than 10% of total net sales. Our poultry export sales, which we define as sales other than to customers in the United States or Canada, for fiscal 2001, 2002, 2003 and the first nine months of fiscal 2004 were $68.8 million, $74.2 million, $56.4 million and $70.7 million, respectively. The U.S. poultry industry historically has exported 15% to 20% of domestic production, principally dark meat products. Any disruption in the export markets can significantly impact domestic broiler sales prices due to excess domestic supply. Starting in fiscal 2000, poultry export markets strengthened as demand from

Russia increased due to changes in import tariffs and improved economic conditions due to the rise in world oil prices, which led to increased consumption. Increased demand continued through fiscal 2001 due in part to the ban on red meat imports from the European Union. Strong export sales continued through the first half of fiscal 2002, increasing 49% over the same period in fiscal 2001. However, due to the Russian ban mentioned above, export sales for the last quarter of fiscal 2002 decreased 32.6% from export sales in the same period in fiscal 2001. The drop in export sales continued in fiscal 2003, decreasing 24% from fiscal 2002. Due to the resumption of sales to Russia, export sales for the first nine months of fiscal 2004 were significantly higher than for the same period in fiscal 2003. In December 2003, Russia implemented a quota system that has reduced U.S. poultry imports by an estimated 30% from levels prior to the embargo. This quota could negatively affect our exports in future periods. In addition, for several months in 2004, China, Japan and several smaller chicken importing countries have banned all imports of certain broiler products from the United States due to chickens in several states testing positive for avian influenza. Also, as a result of this event, Russia and Hong Kong banned the import of broiler products from the affected states for a period of time. Although our broiler production operations are not located in the affected states, any implementation of similar bans in the future could negatively affect our results of operations.

The cost of feed grains, primarily corn and soybean meal, represents approximately fifty percent of total live broiler production costs. Prices of feed grains fluctuate in response to worldwide supply and demand. Corn and soybean meal prices increased in fiscal 2003 by 25% and 18%, respectively, due to stronger worldwide demand and a reduced U.S. crop due to weather problems in grain producing areas. Higher feed grain prices, particularly soybean meal, are expected to continue at least through fiscal 2004. According to the USDA World Agricultural Outlook Board, projected lower South American soybean production and reduced global stocks are expected to push the season-average farm price to the highest level in 20 years.

We believe that we can reduce the impact of industry volatility on our results by increasing our value-added product lines, continuing to improve our cost structure and continuing our commitment to an unbranded strategy to grow private label sales. In March 2004, we improved our capital position and financial leverage through the issuance of the notes.

General issues such as increased domestic and global competition in the meat industry, heightened concerns over the safety of the U.S. food supply, volatility in feed grain commodity prices and export markets, increasing government regulation over animal production and animal welfare activism continue as significant risks and challenges to our profitability and growth and profitability and growth of the broiler industry.

In June 2002, we adopted a plan to withdraw from and discontinue participation in a pecan processing and marketing partnership with Young Pecan Shelling Company, which was completed in January 2003. Accordingly, the operating results of the partnership have been separated from continuing operations and reported separately in the Statements of Operations. See Note 11 of the notes to our Consolidated Financial Statements. Our continuing operations are principally comprised of our poultry production, processing and marketing operations. The discussion and analysis of results of operations that follows relates to our continuing operations, unless otherwise noted, for each of the fiscal years in the three year period ended June 28, 2003 and for the nine month periods ended March 27, 2004 and March 29, 2003.

Results of Operations

Nine Month Period Ended March 27, 2004 Compared to Nine Month Period Ended March 29, 2003

For the nine months ended March 27, 2004, net sales volume increased 19.4% from $1.4 billion in the comparable period last year to $1.6 billion in the current year. The increase in net sales volume was due primarily to an approximate 18.2% increase in average chicken sales prices for the nine months ended March 27, 2004, respectively. An overall strengthening economy, favorable production levels, improved export demand and higher prices in the beef and pork meat sectors contributed to stronger demand and higher chicken sales prices in the fiscal 2004 periods. Current diet trends emphasizing low fat proteins such as chicken or fish have also favorably impacted product demand.

Our export sales of $70.7 million for the nine months ended March 27, 2004 were 77% higher than the fiscal 2003 period, due to substantially increased prices, the resumption of shipments to Russia and increased demand from other countries. An import quota system was negotiated and announced by Russian officials in December 2003. The U.S. share of the total quota was 771,900 tons or 73.5%. This is below the U.S. levels of imports prior to the embargo; however, increased demand from other countries has partially offset this reduction. Our export sales to Russia increased 29.9% in pounds shipped and 110.2% in dollar value from $13.1 million in the March 2003 year-to-date period to $27.5 million in the March 2004 year-to-date period.

We had net operating margins of $136.0 million for the nine months ended March 27, 2004, compared to net operating losses of $(45.1) million in the comparable period last year. The increase in operating margins in the March 2004 period was due primarily to higher chicken selling prices partially offset by higher feed ingredient costs, principally soybean meal. Soybean meal prices were 24.9% higher per ton during the nine-month period ended March 27, 2004 than the same period a year ago. The increased feed grain costs were due to adverse weather conditions experienced late in the growing season. We expect that higher soybean meal prices will continue until the U.S. fall harvest due to tighter supplies. Cost of sales also included a $3.5 million charge to write down the assets and recognize other expenses, primarily employee severance amounts, related to the closing of a poultry processing facility announced in September 2003.

Our pork production operations were breakeven for the nine months ended March 27, 2004 as compared to a net operating loss of $3.0 million for the comparable period in 2003. The improvement was attributable to improved hog market prices brought about by lower beef supplies.

The 34.5% year-to-date increase in distribution, administrative and general expenses was principally due to incentive compensation accruals associated with the net margins for the year-to-date March 2004 periods compared to the net losses in the March 2003 periods. We also experienced higher benefit costs, principally pension expense and employee medical claims during the first nine months of fiscal 2004, which contributed to the increase.

We recognized $9.9 million of pension settlement expense in the quarter ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year. In October 2002, we substantially curtailed our postretirement supplemental life insurance plan. A gain from the curtailment of approximately $10.9 million is reflected in the accompanying consolidated statements of operations for the nine-month period ended March 29, 2003.

Other deductions totaled $39.7 million for the nine months ended March 27, 2004, compared to $42.0 million for the comparable period last year.

In October 2002, Southern States Cooperative, Inc. (SSC) notified us that, pursuant to the provisions of the indenture under which we purchased the capital trust securities, SSC would defer the quarterly interest payment due on October 5, 2002. Interest payments for subsequent quarters have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters, with the deferred payments bearing interest at 10.75%. As a result of the deferral of the interest payments, we reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge included in other deductions for the nine months ended March 29, 2003.

As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below our carrying value of the preferred stock investment, which we believe is a triggering event indicating impairment. We valued the preferred securities based on a discounted cash flow approach and recorded an “other-than-temporary” impairment charge of $18.5 million included in other deductions for the nine months ended March 27, 2004.

In June 2004, we notified SSC that we were abandoning the SSC investment and returned the securities. As a result of the abandonment, we wrote off the remaining investment balance of $38.8 million in June 2004.

Interest expense was $27.7 million for the nine months ended March 27, 2004, compared to $18.4 million for the comparable period last year. The increase in the year-to-date interest expense was due in large part to the prepayment penalty of $5.5 million associated with the payoff of the $45 million term loan due to an insurance company. In addition, higher interest rate spreads over the London Interbank Offered Rate (LIBOR) and amortization of fees related to the February 2003 amendment to the Senior Credit Facility and the arrangement of the Temporary Revolving Credit Facility that matured on September 30, 2003 contributed to the increase.

Miscellaneous, net was income of $5.4 million for the nine months ended March 27, 2004, compared to expense of $1.6 million for the comparable period last year. Gains from the sale of assets and from the settlement in August 2003 of notes receivable that exceeded their carrying value were the primary items resulting in the March 2004 year-to-date income amounts. The notes receivable were acquired from the parent corporation of the other general partner of a pecan processing and marketing partnership dissolved in January 2003. A payment in December 2002 representing our share of a legal settlement as a former partner of a peanut processing and marketing company resulted in expense in the nine months ended March 29, 2003. Income from a hog production joint venture with another regional cooperative was $.5 million for the nine months ended March 27, 2004 as compared to a loss of $.9 million for the nine months ended March 29, 2003 due to improved hog market prices.

The combined effective rate for determining the tax benefit on the loss before income taxes for the nine months ended March 29, 2003 was 24.1%. The lower tax benefit on the net loss for the nine months ended March 29, 2003 was due to the deferred income tax valuation allowance established for the unrealized capital loss resulting from the write down of the SSC capital trust securities in October 2002.

For the nine months ended March 27, 2004, our combined federal and state effective income tax rate used to calculate the tax expense on the margins before income taxes was 41.0%. The increased effective tax rate over the federal and state statutory rates for the nine months ended March 27, 2004 was primarily due to the deferred income tax valuation allowance established for the unrealized capital loss resulting from the write down of the SSC preferred stock investment in December 2003.

Income tax expense (benefit) for the periods presented reflects income taxes at statutory rates adjusted for available tax credits and deductible nonqualified equity redemptions.

Fiscal 2003 Compared to Fiscal 2002

For the year ended June 28, 2003, net sales volume decreased 0.5% from $1.864 billion in fiscal 2002 to $1.855 billion in fiscal 2003. The decrease in net sales volume was due primarily to a 2% decrease in average poultry sales prices, which was partially offset by a 1.1% increase in ready-to-cook broiler meat production. The decrease in average poultry sales prices was principally due to a reduction in export demand experienced industry-wide. The reduction resulted primarily from the Russian ban on U.S. chicken imports instituted in March 2002 and their continuing regulatory import restrictions. This event and problems with other export markets negatively impacted both foreign and domestic markets. This resulted in an oversupply of broiler meat and lower sales prices. Increased supplies of competing meats, principally beef and pork, also were a significant factor leading to the downward pressure on poultry prices. Broiler prices improved during the fourth quarter of fiscal 2003 due to the impact of industry production constraints and seasonal demand. Our export sales of $56.4 million for fiscal 2003 were 24% lower than those for fiscal 2002 due to the continuing impact of Russian import regulatory issues, increased foreign competition and problems with other export markets. Although the Russian ban was lifted in mid-April 2002 and product specifications and other issues were resolved in August 2002, sales to Russia were 53% below prior year levels.

We had net operating losses of $19.6 million for fiscal 2003 as compared to net operating margins of $69.8 million in fiscal 2002. The decrease in operating margins was due primarily to the decrease in poultry selling prices and a 6.2% increase in the cost of sales. The increased costs were attributable to higher feed ingredient and production costs, including energy, for fiscal 2003 as compared to fiscal 2002. Total feed costs in fiscal 2003 were 12.8% higher than in fiscal 2002. These increases were partially offset by the receipt of $8.9 million in June 2003 representing our share as a class claimant in the class action litigation against methionine suppliers for overcharges. Also as part of the implementation of an automated system for spare parts and supply inventories, we changed our level of item cost for inclusion in inventory. The change resulted in an approximate additional $4.6 million of spare parts and supplies capitalized in fiscal 2003. Our pork production operations posted a net operating loss of $3.1 million in fiscal 2003 as opposed to a net operating margin of $1.3 million in fiscal 2002.

The 6.4% decrease in distribution, administrative and general expenses was principally due to the absence of incentive compensation accruals due to the net loss for fiscal 2003, a general salary freeze and lower benefit costs due to benefit plan changes effected in fiscal 2002 and fiscal 2003.

In October 2002, we substantially curtailed our postretirement supplemental life insurance plan, and in April 2003, we substantially curtailed our postretirement medical plan for existing retirees. The postretirement medical plan for active employees was curtailed in January 2001. Previously eligible retired employees between the ages of 55 and 65 could continue their coverage at rates above the average cost of the medical insurance plan for active employees. A gain from these curtailments of approximately $20.3 million is reflected in the fiscal 2003 consolidated statement of operations with the accompanying reduction in the accrued postretirement benefit liability in the accompanying fiscal 2003 consolidated balance sheet.

Interest and dividend income was $2.3 million in fiscal 2003 as compared to $9.4 million in fiscal 2002. The amount for fiscal 2002 was earned principally from the SSC capital trust and preferred securities. No dividends or interest were paid or accrued on these securities in fiscal 2003. As a result of the deferral of the interest payments, we have reduced the carrying value of the SSC securities by $24.1 million with a corresponding charge against margins from continuing operations before income taxes in fiscal 2003.

Interest expense was $25.0 million in fiscal 2003, 10.7% below the $28.0 million incurred in fiscal 2002. The decrease in interest expense was due to lower average market interest rates partially offset by higher average loan balances and fees.

Miscellaneous, net of $2.4 million expense for fiscal 2003 includes the litigation settlement payment in December 2002 related to a formerly affiliated peanut processing and marketing company.

Our combined federal and state effective income tax rate used to calculate the tax benefit of the fiscal 2003 loss before income taxes was 25%. The combined effective rate for fiscal 2002 was 32%. The limited fiscal 2003 tax benefit is due to the deferred income tax valuation allowance established for the unrealized capital losses resulting from the write down of the SSC investment and the dissolution of the pecan processing and marketing partnership. Income tax expense (benefit) for the periods presented also reflects income taxes at statutory rates adjusted for available tax credits and deductible nonqualified equity cash refunds and redemptions.

In response to the adverse operating conditions in fiscal 2003, we instituted a cost reduction plan freezing pay levels, reducing staff and overtime, implementing further employee benefit plan reductions/eliminations and selling certain non-operating assets.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, net sales increased 2.9% from $1.81 billion in fiscal 2001 to $1.86 billion in fiscal 2002. The increase was due primarily to a 1% improvement in average selling prices and a 4% increase in live weight pounds processed. The increase in poultry sales prices was principally due to strong export demand, experienced industry-wide, which favorably impacted both foreign and domestic markets. The increased export demand, principally from Russia, strengthened broiler sales prices through the first half of fiscal 2002. However, in March 2002, Russia banned the import of U.S. poultry. This led to downward pressure on broiler sales prices and reduced export sales industry-wide during the second half of fiscal 2002. Although the ban was lifted in April 2002, only limited shipments resumed as new product specifications and poultry plant recertifications were required for export eligibility to Russia. Export sales only comprised approximately 4% of our fiscal 2002 gross sales volume; however the increased domestic supply caused by the embargo led to a 2.7% decrease in overall broiler sales prices in the fourth quarter of fiscal 2002.

We had net operating margins of $69.8 million for fiscal 2002 as compared to net operating margins of $65.5 million in fiscal 2001. The increase in net operating margins before the fiscal 2001 benefit curtailment gain was due primarily to higher poultry selling prices and increased volume. These factors were partially offset by slightly higher overall total feed and other production costs for 2002 as compared to fiscal 2001 due to the increase in pounds processed. Our pork division posted an operating margin of $1.3 million in fiscal 2002 as compared to an operating margin of $2.4 million in fiscal 2001. The 1.2% decrease in distribution, administrative and general expenses in fiscal 2002 as compared to fiscal 2001 was principally due to benefit program changes implemented in fiscal 2001.

The components in other deductions totaled $0.1 million in fiscal 2002 as compared to an $18.9 million deduction in fiscal 2001. Interest and dividend income was $9.4 million for fiscal 2002 as compared to $11.3 million for fiscal 2001. Interest expense was $28.0 million for fiscal 2002 as compared to $40.0 million for fiscal 2001, a decrease of 30%. The decrease was due to lower average loan balances resulting from improved cash flow from operations and from the sale of investments, and lower market interest rates. The sale of the marketable equity security and other investments resulted in a pretax net gain of $15.6 million in fiscal 2002. We withdrew as a member of Golden Peanut Company effective June 30, 2001 and therefore had no equity in the earnings of Golden Peanut Company for fiscal 2002 as compared to $10.0 million in fiscal 2001. Miscellaneous, net was income of $2.9 million for fiscal 2002 as compared to a deduction of $0.2 million for fiscal 2001. Income from a hog production joint venture with another regional cooperative was $1.1 million in fiscal 2002 as compared to $2.1 million in fiscal 2001, due to a decrease in hog market prices. This reduction was more than offset by gains on sales of assets of approximately $1.4 million in fiscal 2002 as compared to losses of $2.7 million in fiscal 2001.

The combined federal and state effective tax rate for fiscal 2002 was 32% compared to 29% in fiscal 2001. Income tax expense for the periods presented reflects income taxes at statutory rates adjusted for available tax credits, dividends received deductions and deductible nonqualified equity redemptions.

Liquidity and Capital Resources

Our liquidity is dependent upon funds from operations and external sources of financing.

On March 10, 2004, we issued $200.0 million aggregate principal amount of the notes in a private offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The interest rate on the senior notes is 10¼%, with interest payable semi-annually on March 15 and September 15. The senior notes were issued at a price of 98.47% and are reflected net of the discount of $3.06 million in the accompanying consolidated balance sheet at March 27, 2004. We expect to repay approximately $70.0 million of these notes, including the payment of $7.2 million in prepayment penalties, with a portion of the proceeds from our proposed initial public offering.

In connection with the offering of the old notes, we amended the terms of our senior credit facility to provide for a revolving line of credit in an aggregate principal amount of $125 million, including a sub-facility of up to $60 million for letters of credit, for a term of three years. The agreement governing this facility subjects us to customary financial and other covenants and contains customary events of default. The facility is secured by a security interest in substantially all of our assets, including all of our present and future accounts receivable and inventory, fixed assets and the stock of certain of our subsidiaries. Borrowings under the facility are limited to the lesser of $125 million and a borrowing base determined by reference to a percentage of the collateral value of the accounts receivable and inventories, including our broiler and breeder flocks, securing the facility. As of March 27, 2004, we had approximately $99.9 million available for borrowing under this facility. For a more detailed description of the terms of our amended senior credit facility, see “Description of Certain Indebtedness.”

As of March 27, 2004 we had approximately $42.3 million in aggregate principal amount of senior exchange notes outstanding with an insurance company. We are required to make annual principal repayments on these notes of $5 million. These notes mature in May 2010. The agreements governing these notes subject us to customary financial and other covenants and contains customary events of default generally similar to those under our senior credit facility. These notes are secured by substantially all of our inventories, receivables and property, plant and equipment.

We also have a term loan with an agricultural credit bank with an aggregate principal amount outstanding of approximately $32.2 million as of March 27, 2004. This term loan will mature on December 1, 2012, with required semi-annual principal repayments in the amount of $1.8 million. In addition, under the same facility, we have a term loan with an aggregate principal amount outstanding as of March 27, 2004 of $9.6 million, which we intend to repay using a portion of the proceeds from our proposed initial public offering. This term loan will mature on December 31, 2007, with required quarterly principal repayments of $600,000. The agreement governing these loans subjects us to customary financial and other covenants and contains customary events of default substantially similar to those under our senior credit facility. These borrowings are secured by substantially all of our inventories, receivables and property, plant and equipment.

We also have subordinated capital certificates of interest with original fixed maturities ranging from seven to fifteen years. As of March 27, 2004, certificates having a principal amount of $18.2 million were outstanding, which we intend to repay using a portion of the proceeds from our proposed initial public offering.

In addition, we have approximately $33.8 million outstanding under letters of credit issued by various institutions.

We have an additional $7.5 million of industrial revenue bonds outstanding, which we intend to repay using a portion of the proceeds from our proposed initial public offering.

At March 27, 2004, we were in compliance with all applicable loan covenants and other credit facilities.

For the first nine months of fiscal 2004, cash provided by operating activities was $147.2 million compared to cash used in operating activities of continuing operations of $40.8 million for the first nine months of 2003. The increased cash flow was due to the strong operating results for the period as adjusted for non-cash items, principally depreciation and amortization, the unrealized loss on investment, accrued benefit costs and deferred income taxes. Cash used in financing activities for the nine months ended March 27, 2004 was $47.8 million compared to cash provided by financing activities for the nine months ended March 29, 2003 of $86.0 million. During the period, we repaid gross outstanding debt of $235 million, or $38.1 million, net of $196.9 million of proceeds from their sale of the old notes, including scheduled long-term debt amounts and payments on the revolver and senior credit facility. At March 27, 2004, we had unused loan commitments of $99.9 million and cash of $80.5 million invested in short term interest bearing instruments.

In fiscal 2003, cash used in operating activities of continuing operations was $15.7 million as compared to cash provided by operations of $68.0 million in fiscal 2002. The decrease was due to the $51.4 million net loss from continuing operations, which included benefit plan curtailment gains of $20.3 million, which loss was partially offset by depreciation, and the $24.1 million unrealized loss on investment. Net cash used during fiscal 2003 in investing activities and discontinued operations was $28.3 million and $18.4 million, respectively, as compared to net cash provided from investing activities of $45.2 million in fiscal 2002, principally from the sale of investments. Cash provided by financing activities in fiscal 2003 was $64.3 million, principally from our senior credit facility, as compared to cash used in financing activities in fiscal 2002 of $115.6 million.

Working capital and patrons’ and other equity were $269.3 million and $231.2 million, respectively, at March 27, 2004 compared to $210.2 million and $183.9 million, respectively, at June 28, 2003. The reclassification of our senior credit facility from long-term debt to a current liability in November 2003 resulted in the reduction in working capital. At March 27, 2004, we did not have any amounts outstanding under our senior credit facility. The increase in patrons’ and other equity reflects the net margins for the nine month period ended March 27, 2004, partially offset by $3.8 million of equity redemptions and the $5.7 million estimated cash portion of the fiscal 2004 patronage refund reclassified to a current liability.

We had capital expenditures of $34.7 million in fiscal 2003, which were limited to the completion of existing projects and essential replacements. In response to a difficult market environment in fiscal 2003, a number of expense reductions were undertaken to mitigate the negative financial impact. These included the suspension of capital expenditures other than those already in process, and other than to meet safety, environmental or customer requirements. For fiscal 2003, cash expenditures were approximately $4.7 million for equity redemptions, net of insurance proceeds from our equity insurance program, and $1.5 million for cash patronage refunds. Our equity insurance program covers our approximately 700 equity holders with more than $100,000 in total equity, with an annual premium of approximately $1.9 million. In August 2003, our Board of Directors suspended the early cashing of notified equity at the request of the holder, but will continue to pay the full face value to the estates of deceased equity holders, subject to a $4.0 million limitation on total equity cashings in fiscal 2004. The redemption of patrons’ equity is subject to the discretion of our Board of Directors. Following the completion of the proposed initial public offering, and as a consequence of the conversion of Gold Kist from a cooperative marketing association to a for profit corporation, all members’ and former member equity holders’ patronage equity will be redeemed for cash, exchanged for New Gold Kist common stock or both. See “Unaudited Pro Forma Consolidated Financial Information.”

We have spent approximately $19.8 million in capital expenditures in the nine month period ended March 27, 2004 and expect to spend an additional $12 to $15 million in the last quarter of fiscal 2004 that include expenditures for expansion of further processing capacity and technological advances in our poultry production and processing. In addition, planned capital expenditures include other asset improvements and necessary replacements. Our management intends to finance planned 2004 capital expenditures and related working capital needs with existing cash balances, cash expected to be provided from operations and the proposed initial public offering and additional borrowings under our amended senior credit facility, as needed.

Effective January 1, 2004, we prospectively amended our qualified pension plan. For benefits earned in 2004 and future years, the basic pension formula was changed from 50% to 45% of final average earnings, early retirement benefits were reduced, and the lump sum distribution option is no longer available. The pension benefits earned by employees through 2003 were unchanged. As a result of these amendments, the projected pension plan minimum contribution commencing in calendar 2005 was reduced from $7.0 million estimated at July 2003 to $4.0 million.

We recognized $9.9 million of pension settlement expense in the three months ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year.

We believe cash on hand, cash equivalents and cash expected to be provided the proposed initial public offering and operations, in addition to borrowings available under our amended senior credit facility, will be sufficient to maintain cash flows adequate for our operational objectives during fiscal 2005 and the proposed initial public offering and additional borrowings under our amended senior credit facility, as needed.

Critical Accounting Policies

The preparation of our Consolidated Financial Statements requires the use of estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal years presented. The following is a summary of certain accounting policies that we consider to be critical. Other significant accounting policies are disclosed in Note 1 of Notes to the Consolidated Financial Statements.

Revenue Recognition. Substantially all of our revenue generating activities consist of the sale of poultry products to our customers. Substantially all sales are shipped by truck and the revenue is recognized upon passage of title and risk of loss to the customer. There are no additional services or processes to be performed following delivery of the product. Revenue is recognized net of amounts for any discounts, allowances or promotions. Estimates for any special pricing arrangements, promotions or other volume-based incentives are recorded upon shipment of the product in accordance with the terms of the promotion, allowance or pricing arrangements.

Inventories. Live poultry inventories consist of broilers and breeders. Broilers are stated at the lower of cost or market and breeders are stated at cost less accumulated amortization. Costs include live production costs

(principally feed, chick cost, medications and other raw materials), labor and production overhead. Breeder costs include acquisition of chicks from parent stockbreeders, feed, medication, labor and production costs that are accumulated up to the production state and then amortized over their estimated useful life of thirty six weeks. Marketable product inventories and raw materials and supplies are stated on the basis of the lower of cost (first in, first out or average) or market.

Allowance for Doubtful Accounts. Our management estimates the allowance for doubtful accounts based on an analysis of the status of individual accounts. Factors such as current overall economic and industry conditions, historical customer performance and current financial condition, collateral position and delinquency trends are used in evaluating the adequacy of the allowance for doubtful accounts. Changes in the economy, industry and specific customer conditions may require us to adjust the allowance amount recorded. These adjustments could have a material impact on our results of operations and financial position.

Accrued Self-Insurance Costs. We are self-insured for certain losses related to property, fleet, product and general liability, worker’s compensation and employee medical benefits. Stop loss coverage is maintained with third party insurers to limit our total exposure. Estimates of the ultimate cost of claims incurred as of the balance sheet date are accrued based on historical data and estimated future costs. While we believe these estimates are reasonable based on the information available, actual costs could differ and materially impact our results of operations and financial position.

Employee Benefits. We incur various employment-related benefit costs with respect to qualified and nonqualified pensions and deferred compensation plans. Assumptions are made related to discount rates used to value certain liabilities, assumed rates of return on assets in the plans, compensation increases, employee turnover and mortality rates. We utilize third party actuarial firms to assist management in determining these assumptions. Different assumptions could result in the recognition of differing amounts of expense over different periods of time.

Income Taxes. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized for the tax effect of temporary differences between the financial statement and tax basis of recorded assets and liabilities at current tax rates. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The recoverability of the tax assets recorded on the balance sheet is based on both our historical and anticipated earnings levels and is reviewed to determine if any additional valuation allowance is necessary when it is more likely than not that amounts will not be recovered.

Effects of Inflation

The major factor affecting our net sales volume and cost of sales is the change in market prices for broilers, hogs and feed grains. The prices of these commodities are affected by world market conditions and are volatile in response to supply and demand, as well as political and economic events. The price fluctuations of these commodities do not necessarily correlate with the general inflation rate. Inflation has, however, adversely affected our operating costs such as labor, energy and material costs.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for the classification of liabilities in financial statements that have characteristics of both liabilities and equity. Any redemption of our patrons’ equity is subject to the discretion of the board of directors and is not mandatorily redeemable. Therefore implementation of SFAS No. 150 did not have a significant impact on our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51.” This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. Generally, the provisions of the interpretation are effective for the first interim period ending after March 15, 2004. Implementation of FIN 46 did not have a material impact on our consolidated financial statements.

In May 2003, the Emerging Issues Task Force, or EITF, of the FASB reached a consensus on Issue 01-08, “Determining Whether an Arrangement Contains a Lease.” If an arrangement contains a lease in accordance with the EITF guidance, the timing of the expense and recognition in the balance sheet (if a capital lease) and disclosures could be affected. The EITF is effective for all arrangements agreed to or modified in fiscal periods beginning after May 28, 2003. This EITF is not material to the company for those arrangements entered into or modified during the nine month period ended March 27, 2004.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement does not have a material impact on our consolidated financial statements.

In December 2003, the FASB issued a revision of SFAS No. 132 “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which is effective for our fiscal year ending June 26, 2004. Interim period disclosures required by SFAS No. 132 are incorporated herein.

In January 2004, the FASB issued FASB Staff Position No. SFAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.” Due to the substantial curtailment of our postretirement medical benefit plan, FSP 106-1 will not have a significant impact on our consolidated financial statements.

Contractual Obligations

Obligations under long-term debt, non-cancelable operating leases and feed ingredient purchase commitments at March 27, 2004 are as follows (in millions):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt (a)	$309.5	13.4	25.4	28.8	241.9
Operating leases (b)	53.7	15.5	21.7	14.3	2.2
Feed ingredient purchase commitments (c)	307.3	307.3	—	—	—

Total	$670.5	336.2	47.1	43.1	244.1

(a)	Excludes $33.8 million in total letters of credit outstanding related to normal business transactions.
(b)	Operating lease commitments as of June 28, 2003. There have not been any significant changes in the nine months ended March 27, 2004.
(c)	Feed ingredient purchase commitments include both priced and unpriced contracts in the ordinary course of business. Unpriced feed ingredient commitments are priced at market as of March 27, 2004 for the month of delivery. If necessary, these commitments could be settled at a gain or a loss dependent on grain market conditions.

Quantitative and Qualitative Disclosure About Market Risks

Market Risk. Our principal market risks are exposure to changes in broiler and commodity prices. Although we have international sales and related accounts receivable from foreign customers, there is no foreign currency exchange risk as all sales are denominated in U.S. dollars.

Commodities Risk. We are a purchaser of certain agricultural commodities used for the manufacture of poultry feeds. We use commodity futures and options for economic hedging purposes to reduce the effect of changing commodity prices and to ensure supply of a portion of our commodity inventories and related purchase and sale contracts. Feed ingredients futures and option contracts, primarily corn and soybean meal, are accounted for at fair value. Changes in fair value on these commodity futures and options are recorded as a component of product cost in the consolidated statements of operations. Terms of our senior credit facility limit the use of forward purchase contracts and commodities futures and options transactions. As of March 27, 2004, the notional amounts and fair value of our outstanding commodity futures and options positions were not material.

Based on estimated annual feed usage, a 10% increase in the weighted average cost of feed ingredients would increase annualized cost of sales by an estimated $60 million.

Interest Rate Risk

We have exposure to changes in interest rates on certain debt obligations. The interest rates on the Senior Secured Credit facilities fluctuate based on the London Interbank Offered Rate (LIBOR), as well as our financial condition. A 1% change in LIBOR would increase annual interest expense by an estimated $1.4 million, without taking into account our expected application of a portion of the net proceeds of our proposed initial public offering to repay outstanding indebtedness.

BUSINESS

Overview

We are the third largest integrated broiler company in the United States, accounting for over 9% of chicken, or broiler, meat produced in the United States in 2003. In addition, we believe we are the largest producer of private label broiler products in the United States. We operate a fully-integrated broiler production, processing and marketing business. Our broiler production operations include nine broiler complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. Each complex operates in a different geographic region and includes pullet (young hens less than 26 weeks old grown as replacement hens for breeding) and breeder (hatching egg) flocks, broiler flocks, one or more hatcheries, one or more feed mills and one or more poultry processing plants. Three complexes also have rendering plants to process by-products.

For the nine month period ended March 27, 2004, we produced and marketed approximately 2.3 billion pounds of ready-to-cook broiler products. Our broiler products include whole broilers, cut-up broilers, segregated broiler parts and further-processed products packaged in various forms, including fresh bulk ice pack, chill pack and frozen. We sell our products to over 3,000 customers in the retail, foodservice, industrial and export markets. Our registered trademarks include the Gold Kist Farms, Young ‘n Tender, Early Bird, Dish in a Dash and McEver’s brands. We are focusing our growth efforts on higher value, higher-margin, further-processed products. Sales of our further-processed products represented approximately 19.1% of our sales for fiscal 2003, up from approximately 16.2% and approximately 14.4% for fiscal 2002 and fiscal 2001, respectively. For the nine month period ended March 27, 2004, our business generated total net sales of approximately $1.6 billion, total net operating margins of approximately $136 million and total net margins of approximately $56.8 million.

Industry

General

Prior to 1960, the U.S. poultry industry was highly fragmented with numerous small, independent breeders, growers and processors. The industry has consolidated during the last 40 years, resulting in a relatively small number of larger, more vertically integrated companies. In general, vertical integration of the U.S. poultry industry has led to increased operating cost efficiencies at each stage of the production process. We believe these cost efficiencies have had an adverse effect on less vertically integrated poultry producers, as they have been unable to realize the synergies benefiting their more integrated competitors.

U.S. Market Fundamentals

Broiler products currently rival beef as the most consumed meat in the United States, primarily due to growth in broiler consumption in the 1980s and 1990s. Such growth was primarily due to chicken’s distinctive attributes, including consistent quality, high versatility and perceived health benefits, which helped broiler meat gain a competitive edge over red meats and increase market share relative to beef and, to a lesser extent, pork.

Increased exports were also a key factor in the increased demand for chicken during recent decades. Broiler meat exports experienced an eight-fold increase from 1980 to 2000 and proved to be an important outlet for domestically undervalued chicken parts, specifically dark meat. Major export markets for U.S. broilers include Russia and other former Soviet republics, Hong Kong, Mexico, Japan and Canada. Total exports accounted for approximately 15% of overall U.S. broiler production in 2003.

Broiler production in the United States is concentrated in the southern and mid-Atlantic regions, with the largest production states, Georgia, Arkansas, Alabama and Mississippi, accounting for more than 80% of total production.

Industry Profitability

Profitability in the broiler industry is materially affected by the prices of feed ingredients and the prevailing market prices of broiler products. As a result, the broiler industry is subject to cyclical earnings fluctuations. For example, feed ingredient costs are dependent on a number of factors unrelated to the broiler industry. Small movements in feed ingredient costs may result in large changes in industry profits from fresh broiler products. By comparison, we believe that feed costs are typically lower as a percentage of total costs in further-processed and prepared broiler products. As a result, increased sales of further-processed and prepared broiler products, as a percentage of total sales, by broiler producers should reduce to some extent the sensitivity of earnings to feed ingredient cost movements.

Chicken Products versus Other Meat Proteins

From 1982 to 2002, annual per capita consumption of chicken products in the United States increased approximately 65.1%, while annual per capita consumption of beef declined approximately 12.1% and annual per capita consumption of pork increased approximately 4.9%. The following chart illustrates, for the periods indicated, per capita consumption in pounds of chicken in the United States relative to beef and pork.

Consistent quality, high versatility and perceived health attributes have contributed to the rapid market penetration of chicken products in the last several decades, with marked improvements beginning in the 1980s. Chicken presents significantly lower levels of fat and cholesterol in comparison with beef and pork. We believe U.S. consumers highly value these attributes and that they constitute an important factor guiding food purchasing decisions among health conscious consumers. This trend has benefited from the shifting demographic mix as the U.S. population ages and becomes more health conscious.

Growth in chicken consumption has also been enhanced by new products and packaging which increase convenience and product versatility. These products include breast fillets, tenderloins and strips, formed nuggets and patties and bone-in parts, which are sold fresh, frozen and in various stages of preparation, including blanched, breaded and fully-cooked. Most of these products are targeted towards the foodservice market, which is comprised of chain restaurants, food processors, foodservice distributors and certain other institutions.

According to the National Chicken Council, an industry trade association, U.S. production of further-processed chicken products will increase from approximately 6.3 billion ready-to-cook pounds in 1992 to an estimated 16 billion ready-to-cook pounds in 2004. This product group is the fastest growing product group in the U.S. chicken industry, and the National Chicken Council estimates that the market share of this product group will increase from 30.0% of U.S. chicken production in 1992 to approximately 47.5% of such production in 2004.

Consumer preferences in the United States have become increasingly sophisticated, and include consistent quality, convenience and variety in the eating experience. Because of its intrinsic characteristics, mild flavor, ease of cooking and preparation and high versatility, we believe chicken is better suited to a host of applications, including both food manufacturing and foodservice, than competing meat proteins.

Chicken’s quasi-neutral taste is well suited for marinating and makes broiler meat compatible with almost any kind of seasoning, sauce, taste-enhancer or flavor-modifier. In addition, chicken’s unique texture allows for considerable flexibility in the form of the final product. Furthermore, chicken cooks faster and more easily than beef and, especially, pork. We believe these distinctive characteristics have helped chicken gain a competitive advantage in terms of delivering innovative products in tune with consumers’ needs and expectations. Value-added and inventive chicken offerings include convenience-enhanced products, such as ready-to-eat and ready-to-cook entrees, flavor-improved items, such as marinated dishes, breaded products, such as nuggets, chicken fingers and popcorn chicken, Buffalo wings and patties.

General

We are an agricultural membership cooperative association, headquartered in Atlanta, Georgia. Our membership consists of approximately 2,500 farmer members located principally in Alabama, Florida, Georgia, North Carolina and South Carolina. Our business primarily consists of marketing farm commodities, principally broiler products, on behalf of members. Under our standard Membership, Marketing and/or Purchasing Agreement, which is entered into between each member and us, we undertake to market for the member agricultural products delivered by the member which are of a type marketed by us.

Other Businesses

While 99% of our revenues are derived from our broiler production operations, we also have several smaller operations which account for less than 1% of our total net revenue in which we do business with non-members and engage in non-cooperative activities through subsidiaries and partnerships. Our pork group coordinates the production and marketing of hogs raised by member growers in Alabama, Georgia and Mississippi. Our other operations include a captive insurance company to provide coverage for the retained losses within the deductibles of our auto liability, general liability and the workers’ compensation coverage, an interest in a partnership that owns our headquarters building and a design, fabrication and installation firm primarily serving customers in the meat, poultry, chemical and wood products businesses with a focus on wastewater treatment systems.

Broiler Production

We are a vertically-integrated producer of fresh, frozen and further processed broiler products. Our broiler operation is organized into several divisions, each encompassing one or more of our broiler complexes. Each broiler complex operates within a separate geographical area and includes within that area broiler flocks, pullet and breeder (hatching egg) flocks, one or more hatcheries, a feed mill, poultry processing plant(s), management and accounting office(s) and transportation facilities. Through these complexes, we control the production of hatching eggs, hatching, feed manufacturing, growing, processing and packaging of our product lines.

Integration reduces costs by coordinating each stage of production. All stages are controlled to utilize resources and facilities at maximum efficiency. Integration practices not only improve cost efficiency but also permit the production of higher quality, more uniform birds. In addition, integration contracts are also desirable for growers, as the contracts shift market risk to the integrators. The integrator is also responsible for all processing and marketing activities. We believe these activities are crucial to the success of broiler production and require large scale and specialized expertise.

Breeding and Hatching

We maintain our own breeder flocks for the production of hatching eggs. Our breeder flocks are acquired as one-day old chicks (known as pullets) from primary breeding companies that specialize in the production of breeder stock. We maintain contracts with our growers in connection with pullet farm operations for the grow-out of pullets (growing the pullet to the point at which it is capable of egg production, which takes approximately six months). Thereafter, we transport the mature breeder flocks to breeder farms that are operated and maintained by our growers. Eggs produced from these breeder flocks are transported to our hatcheries in our vehicles.

Growout

We place our chicks on growout farms, farms where broilers are grown to an age of approximately six to eight weeks. The farms provide us with sufficient housing capacity for our operations, and are typically grower-owned farms operated under contract with us. The grower provides the housing and the growout equipment, such as feeders, waterers and brooders, as well as water, electricity, fuel, litter, management and labor. We provide the chicks, feed, necessary medication and technical advice and supervision to the growers. Our growers are compensated pursuant to an incentive formula designed to promote production cost efficiency. These bonuses are earned by having lower mortality rates, the rate at which the broilers convert feed into body weight, or conversion rate, and/or by having fewer birds rejected before processing than the average grower. Conversely, payments to growers who perform worse than their peers on these measures are discounted.

Feed Mills

An important factor in the growout of broilers is the conversion rate. Principal raw materials used by us for the production of poultry include agricultural commodities such as corn and soybeans utilized as feed ingredients. The quality and composition of the feed are critical to the conversion rate, and accordingly, we formulate and produce our own feed.

Feed grains are commodities subject to volatile price changes caused by weather, size of harvest, transportation and storage costs and the agricultural policies of the United States and foreign governments. The availability of feed ingredients at reasonable prices has been generally favorable for us because of the increased stocks of such commodities generated by large domestic crops in the last five years, although prices for such commodities increased in fiscal 2003 due to reduced domestic production. Generally, we purchase our corn and other feed supplies at current prices from domestic suppliers, principally in the Midwestern United States. Feed grains are available from an adequate number of sources. Although we have not experienced, and do not anticipate problems in securing adequate supplies of feed grains, price fluctuations of feed grains can be expected to have a direct and material effect upon our profitability. Although we sometimes purchase grains in forward markets, such purchases do not eliminate the potentially adverse effect of grain price increases.

Processing

Once the chicks reach processing weight, they are transported to our processing plants. These plants use modern, highly automated equipment to process and package the broilers. We also have the capabilities to produce deboned and other further-processed products at some of our processing facilities.

Products

We produce an extensive line of chicken products as required by each of our customers in their respective markets. We have launched new and innovative value-added products in close coordination with our retail and foodservice customers. Our further-processed products include those items processed by our further processing lines at our Sumter, South Carolina and Boaz, Alabama plants; the individually quick-frozen lines at our Sumter, South Carolina and Russellville, Alabama plants; the frozen whole muscle products at our Ellijay, Georgia; Boaz, Alabama; and Sumter, South Carolina plants; and our McEver’s hot dog and sausage products. All other products, including mechanically separated chicken and edible material sent to rendering, are referred to as “fresh, frozen and minimally-processed” products.

The following table lists our chicken products:

Fresh, Frozen and Minimally Processed	Further-processed
• Fresh whole	• Fully-cooked breast strips, pulled and diced meat
• Bone-in portion control	• Fully-cooked breaded nuggets, patties and tenders
• Fresh pre-packaged retail	• Oil-set breaded nuggets, patties and tenders
• Boneless	• Marinated and seasoned chicken items
• Boneless portion control	• Fully-cooked marinated and breaded parts and pieces
• Rotisserie chicken	• Oil-set marinated and breaded parts and pieces
• Frozen leg quarters, boneless skinless breasts, quick serve cut-up and miscellaneous items	• Individually quick frozen parts
• Mechanically separated chicken
• Other (edible parts for rendering)

The principal products we market are whole broilers, cut-up broilers, segregated broiler parts and further-processed products packaged in various forms, including fresh bulk ice pack, chill pack and frozen. Our ice pack chickens are packaged in ice or dry ice and sold primarily to distributors, grocery stores and quick serve chains. We produce and market our frozen chickens primarily to school systems, the U.S. military services, quick serve restaurant chains and foreign countries that participate in the U.S. export market. Our further-processed products, which include preformed breaded chicken nuggets and patties and deboned, skinless and marinated products are sold primarily to quick serve restaurant and grocery store chains. We produce and package chill pack chickens for retail sale and keep them chilled by mechanical refrigeration from the packing plant to the store counter. Our chill pack chicken is sold in certain localities under the Gold Kist Farms and Young ‘n Tender brand names, and in some cases, under customers’ private labels. Most of our frozen chicken carries the Gold Kist or Early Bird brand names.

Sales and Marketing

Poultry products are marketed primarily from our corporate headquarters in Atlanta. Our products are sold nationally, although our sales are especially strong in the southeastern region of the United States. Our customers primarily consist of retail, foodservice, industrial and export customers.

Retail Customers

We are a major supplier to all but one of the top ten U.S. food retailers, as measured by 2003 sales. Our strengths in the retail market include our ability to serve any size customer, our southeastern U.S. location, which gives us access to a large portion of the U.S. population, and our ability to closely coordinate with our retail customers through our state-of-the-art warehouse management and inventory control system in Guntersville, Alabama.

Our retail products are sold to our customers under the Gold Kist Farms brand name and under the private labels of certain U.S. supermarkets and other customers. Our retail sales consist principally of fresh and frozen whole and cut-up products, deboned products and further-processed products under the Gold Kist Farms, Medallion, Big Value, Your Dinner’s Ready, Dish in a Dash and McEver’s brand names.

Foodservice Customers

We are a major supplier to most major quick serve restaurant chains that use bone-in products. We provide a full line of fresh, frozen, partially- and fully-cooked products to meet the varied needs of our foodservice customers from quick serve restaurant chains to full service restaurants. We also sell our products to a diversified base of foodservice distributors and end-use customers, including the USDA School Lunch Program.

Industrial Customers

We are a major supplier to companies that further process chicken or use chicken as an ingredient in products that they manufacture. We believe our strengths in this “industrial” market include the breadth of our product line and our willingness to conduct research and development tailored to meet our customers’ specific needs.

Export Customers

We also export broiler products to Russia and other former Soviet republics, Europe, China, the Pacific Rim, the Middle East, South and Central America, and the Caribbean Islands. Our product sales managers maintain sales networks overseas through contacts with independent dealers and customers. Our line of products for our export customers includes leg quarters, thighs, drum portions, large and jumbo paws, whole wings, mid-joints and tips, flippers/tips, drumettes, whole frozen chickens (with or without giblets), seasoned or marinated products and cut-up chicken.

Properties

We operate poultry processing plants located in Boaz, Russellville and Guntersville, Alabama; Athens, Douglas, Ellijay and Carrollton, Georgia; Live Oak, Florida; Sumter, South Carolina; and Sanford and Siler City, North Carolina. These plants have an aggregate weekly processing capacity of approximately 14.4 million broilers. Our plants are supported by hatcheries located at Albertville, Crossville, Cullman, Curry, Ranburne, Russellville and Scottsboro, Alabama; Blaine, Bowdon, Calhoun, Commerce, Carrollton, Douglas and Talmo, Georgia; Live Oak, Florida; Siler City and Staley, North Carolina; and Sumter, South Carolina. These hatcheries have an aggregate weekly capacity (assuming 85% hatch) of approximately 15.3 million chicks. Additionally, we operate eleven feed mills to support our poultry operations. The mills have an aggregate annual capacity of approximately 4.7 million tons and are located in Guntersville and Pride, Alabama; Ambrose, Calhoun, Cartersville, Commerce, and Waco, Georgia; Live Oak, Florida; Sumter, South Carolina; and Bonlee and Staley, North Carolina.

We operate five separate distribution centers for the sale and distribution of our poultry products. These centers are located in Tampa, Pompano Beach, and Crestview, Florida; Nashville, Tennessee; and Cincinnati, Ohio.

Our corporate headquarters building, completed in 1975 and containing approximately 260,000 square feet of office space, is located on fifteen acres of land at 244 Perimeter Center Parkway, N.E., Atlanta, Georgia. The land and building are owned by a partnership of which Cotton States Mutual Insurance Company owns 46% of the equity and we own 54% of the equity. We lease approximately 95,000 square feet of the building from the partnership.

We own all of our facilities, except for our headquarters building, the lease on which expires in April 2010. We also lease our poultry distribution facilities in Tampa, Florida and Nashville, Tennessee under leases that expire in May 2005 and December 2006, respectively, and our poultry hatchery facility in Crossville, Alabama under a lease that expires in February 2088.

Competition

The broiler industry is highly competitive and some of our competitors have greater financial and marketing resources than we do. In the United States, we compete principally with other vertically integrated broiler companies, but our broiler products compete with all meat proteins.

In general, the competitive factors in the U.S. poultry industry include price, product quality, product development, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that product quality, brand awareness and customer service are the primary bases of competition. In addition we compete with non-vertically integrated further processors in the U.S. prepared food business. However, we believe that we have significant, long-term cost and quality advantages over non-vertically integrated further processors.

We face competition for export sales from both domestic and foreign suppliers. In export poultry sales, we face competition from other major U.S. producers as well as companies in France, China, Thailand and Brazil. Tariff and non-tariff barriers to U.S. poultry established by the European Economic Community, or EEC, since 1962 have virtually excluded us and other U.S. poultry exporters from the EEC market. In addition, EEC exporters are aided in price competition with U.S. exporters in certain markets by subsidies from their governments. Continued restrictions placed by Russian authorities on the export of U.S. poultry to Russia beginning in March 2002 adversely impacted the export sales of domestic suppliers into fiscal 2003. Russia has recently implemented import quotas on chicken and other meats that reduce U.S. broiler imports to approximately 70% of 2002 levels.

While the extent of the impacts of the elimination of tariffs and various bans and embargos are uncertain, we believe we are uniquely positioned to limit our relative exposure to fluctuating markets for two reasons. First, we have extensive export operations, yet we export proportionately fewer products than the industry overall. We export approximately 10% of our products, while the industry as a whole exports approximately 15% of its products. Second, our large size allows us to participate selectively in many international markets in order to limit exposure to any specific export market fluctuation.

Regulation and Environmental Matters

The poultry industry is subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the USDA, the FDA and the Environmental Protection Agency, or the EPA, in the United States and by similar governmental agencies in foreign countries to which we export our products. Our chicken processing facilities in the United States are subject to on-site examination, inspection and regulation by the USDA. The FDA inspects the production of our feed mills in the United States.

Processing plants, such as those we operate, are potential sources of emissions into the atmosphere and, in some cases, of effluent emissions into streams and rivers. On January 29, 1992, the EPA sent General Notice Letters designating us and several other companies as potentially responsible parties, or PRP’s, for alleged environmental contamination at an Albany, Georgia site we previously owned. We have responded to the General Notice Letter denying liability for the contamination. We are unable to estimate at this time our cost of compliance, if any, to be required for the location. We believe that our potential cost of compliance would not have a material effect on our financial condition or results of operations.

The Georgia Environmental Protection Division has listed the site of our former chemical blending facility in Cordele, Georgia on Georgia’s Hazardous Sites Inventory list under the state’s Hazardous Sites Response Act due to the presence of pesticide and other residue above regulatory standards. We sold this facility in 1985. Remediation may be required in the future to meet regulatory clean-up standards. Since the extent of the conditions at the site have not been completely defined at this time, we are unable to estimate cost of our compliance for this location. We believe that our potential cost of compliance will not have a material effect on our financial condition or results of operations.

In May of 2002, the EPA filed a lawsuit against a number of defunct former owners of an allegedly contaminated Superfund Site in Tifton, Georgia. In addition, the EPA has investigated several other parties, including us, with respect to the site. Settlement discussions with all parties began in April 2003. While we are unable to estimate our cost of settlement for this location, we believe that the potential cost of settlement or compliance would not have a material adverse effect on our financial condition or results of operations.

We anticipate increased regulation by the USDA concerning food safety, by the FDA concerning the use of medications in feed and by the EPA and various other state agencies concerning the disposal of chicken byproducts and wastewater discharges. Although we do not anticipate any regulations having a material adverse effect upon us, a material adverse effect may occur.

Legal Proceedings

In addition to the matter set forth below, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our financial position or results of operations.

Cody, et al v. Gold Kist Inc, et al. Four female employees of our Corporate Office Information Services Department filed an EEOC sex discrimination suit against us in the United States District Court for the Northern District of Georgia asserting gender based claims about employment and promotion decisions in the Corporate

I/S Department. One of the employees continues to be employed by us. After its administrative consideration of the claims, the EEOC has issued “Right to Sue” letters to the four complainants in these claims, meaning that the EEOC will not sue or participate in a suit against us on behalf of the parties in these actions nor will it pursue a systemic discrimination charge in this matter. The action provides that the individuals could then pursue their claims and litigation on their own should they so desire. The four complainants filed an action in federal district court on March 19, 2003, seeking class certification for their claims of gender discrimination, unspecified monetary damages and injunctive relief. We intend to defend the litigation vigorously.

Ronald Hughes Gaston v. Gold Kist Inc. On February 18, Mr. Gaston, a member of our cooperative who was terminated by us as a hatching egg producer, filed a purported class action lawsuit against us in the U.S. District Court for the Northern District of Alabama. Through various amendments, Plaintiff named four additional chicken-processing firms as defendants and added an additional Plaintiff, Matthew Burnett. Burnett is associated with Burnett Farms, which is a member of our cooperative. Plaintiffs allege that the defendants have conspired to prevent competition for production contracts and seek to represent a putative class of all contract farmers and sellers of hatching eggs and live broilers who produced hatching eggs or live broilers in the United States since February 23, 1998. Gold Kist moved to compel arbitration of Plaintiffs’ claims based on arbitration agreements contained in Gold Kist’s production contracts, membership agreements, and By-laws. The Court granted Gold Kist’s motion to compel arbitration on April 28, 2004 and stayed Plaintiffs’ claims against the other defendants pending completion of arbitration between Plaintiffs and Gold Kist. Plaintiffs have not yet initiated an arbitration against Gold Kist. Gold Kist believes that the claims are without merit and intends to defend the matter vigorously.

Wylene Jordan, et al v. Gold Kist Inc., et al. On June 25, 2004, one member and six former members of Gold Kist filed a purported class action lawsuit against us, our chief executive officer and the members of Gold Kist’s Board of Directors in the Superior Court of DeKalb County, Georgia. The complaint has been amended three times since the initial filing. The lawsuit seeks to enjoin the proposed vote of our members on the approval of the merger of Gold Kist into New Gold Kist, alleging that such merger, which would result in the conversion of Gold Kist from a cooperative marketing association to a for profit corporation, violates provisions of the Georgia Non-Profit Corporation Code and/or violates provisions of our By-Laws. The lawsuit also seeks a declaratory judgment that the conversion does not comply with our By-Laws; that the conversion does not comply with Georgia law; and that any conversion provide for an equitable distribution of the patronage equity by exchanging an equivalent value of proceeds to the members for their percentage of patronage equity surrendered. The lawsuit finally alleges that our chief executive officer and each member of Gold Kist’s Board of Directors breached their fiduciary duty by approving the plan of conversion and the proposed initial public offering. Gold Kist believes that these claims are without merit and intends to defend the matter vigorously.

Employees

As of August 1, 2004, we had approximately 16,000 full-time employees. Our processing facilities operate year round without significant seasonal fluctuations in labor requirements. We have approximately 3,000 employees who are covered by collective bargaining agreements and approximately 575 employees who are members of unions. In our Live Oak, Florida processing plant, 339 employees are members of the United Food & Commercial Workers Union under a collective bargaining agreement that expires April 1, 2007. In our Athens, Georgia processing plant, 30 employees are members of the United Food & Commercial Workers union with a current collective bargaining agreement expiring in October 2004. In our Carrollton, Georgia processing plant, 185 employees are members of the Bakery, Confectionary, Tobacco and Grain Millers union with a current collective bargaining agreement expiring in September 2005. In our Guntersville, Alabama feed hauling facility, 27 employees are members of the Teamsters union with a current collective bargaining agreement expiring in December 2005. We consider our employee relations to be generally satisfactory.

DESCRIPTION OF THE COOPERATIVE

We operate on a cooperative basis under the Georgia Cooperative Marketing Act. After the close of each fiscal year, our net taxable margins for that year for business done with or for our members, or “patronage margins,” are computed and, after deducting a reasonable reserve for permanent nonallocated equity and after certain adjustments, these patronage margins are distributed to our members as patronage refunds on the basis of their respective patronage, or business done with or through the cooperative, during that year. Upon the determination of the total patronage refund for any fiscal year, this amount is allocated among our several operations, as determined by our board of directors in light of each operation’s contribution for the year.

Patronage refunds are distributed in the form of either qualified or nonqualified written notices of allocation, as defined for purposes of Subchapter T of the Internal Revenue Code. If qualified notices are used, at least 20% of each patronage refund is distributed in cash or by qualified check, as defined in the Internal Revenue Code, with the remainder distributed in patronage dividend certificates and/or written notices of allocated reserves. As of March 27, 2004, we had $277.4 million of written notices of allocated reserves, and no patronage dividend certificates, outstanding. We have approximately 800 members or former member equity holders with $100,000 or more of allocated reserves. A distribution to a member made in the form of a qualified notice must be included in the member’s gross income at its stated dollar amount for the taxable year in which the member receives the distribution. If nonqualified notices are distributed, less than 20% of the refund can be distributed in cash or by qualified check and the member is not required to include in gross income the non-cash portion of the allocation. Since 1987, we have utilized nonqualified patronage refunds.

As a cooperative entitled to utilize the provisions of Subchapter T of the Internal Revenue Code, we do not pay tax on net margins derived from member patronage transactions that are distributed to the members by check or in the form of qualified written notices of allocation within 8.5 months of the close of each fiscal year. To the extent that we have income with respect to which we distribute nonqualified written notices of allocation, have income from transactions with nonmembers or have income from non-patronage sources, it is taxed at regular corporate rates.

Our Membership

Our members are persons and businesses engaged in the production of poultry and hogs. Each of our members also owns one share of our common stock, which evidences their membership, including the right to vote, and is non-transferable. The purchase price of a share of our common stock is $1.00. If a member fails to deliver farm products to us for a period of three fiscal years, such member’s membership terminates until such time as such member signs a new membership agreement and delivers farm products to us again. Upon such termination, the member’s share of common stock is redeemed by us and reallocated to the member as a written notice of equity. If such former member continues to have our equity allocated to him/her, such former member is thereupon referred to as a “former member equity holder.”

Corporate Governance

We are governed by an eleven-member board of directors. For the purpose of providing equitable representation on the board, the territory served by us is divided into districts. One director is elected from each district. The board of directors is divided into three classes. Directors within each class are elected every third year on a rotating basis.

Since each member of our board of directors is also one of our members with whom we conduct business or a former member, and thus are not independent from us, we have implemented corporate governance guidelines to address transactions that involve potential or actual conflicts of interests between members of our board of directors and us. Our corporate governance guidelines define the general responsibilities and qualifications of the board of directors and the relative authority of the members of the board of directors and our officers relating to the management of our business. Pursuant to these guidelines, the board is authorized and directed to set goals for the company and establish the principles under which management should act in achieving these goals.

Management, and not the board of directors, is authorized to make decisions and engage in activities related to our operations, including those decisions with respect to the terms upon which we do business with our members. In particular, management is authorized to set the contract prices at which we do business with our contract growers, which include the majority of our board of directors. In addition to our corporate governance guidelines, the Georgia Cooperative Marketing Act contains provisions that are intended to protect cooperatives from transactions involving conflicts of interest with board members. In that regard, Section 2-10-87(e) of the Georgia Cooperative Marketing Act provides that no director shall be a party to (1) a marketing or purchase agreement with a cooperative association that has terms that differ in any way from the marketing or purchasing contracts generally offered to regular members of such association or (2) any other kind of contract that affects the amount of such association’s patronage distributions to the director that has terms that differ in any way from terms generally available in such director’s district.

Patronage Earnings and Equity

To acquire and maintain adequate capital to finance our business, our board of directors determines an amount of our earnings from member business that is retained as an addition to permanent equity. Since 1997, our practice has been to retain up to 20% of earnings from member business each year and allocate the remainder of those earnings to our members in the form of patronage earnings. For the past several years, our board of directors has decided to distribute 10% of the current year’s allocated patronage earnings in cash and retain the remaining patronage earnings in member equity. It has been our practice to revolve this equity by annually redeeming the series of member equity that is then twenty years old. Since any redemption is at the discretion of the board, both the amount distributed in cash and the revolvement period are subject to change by the board at any time. Our current policy is that we will not redeem any patronage equity except pursuant to our estate redemption plan.

Our estate redemption plan provides that we will redeem equity holdings of deceased natural persons upon their demise. In order to fund redemptions of approximately 700 equity holders who have significant holdings, we purchase corporate owned life insurance policies with aggregate annual premiums of approximately $1.9 million. These policies reimburse us for the after tax value of the equity holdings that we have paid to the estate of the deceased equity holder. Our current board policy limits the aggregate amount of these redemptions to $4.0 million in any fiscal year.

MANAGEMENT

The following table sets forth information about the members of our board of directors and members of our senior management. The board of directors elects each member of senior management to serve for terms of one year and until their successors are elected.

Our directors will hold office until the 2004, 2005 or 2006 annual meeting of our members, as indicated below, or until their respective successors have been elected and qualified. Our directors are elected by a majority of our members on a district representation basis. The districts are redrawn from time to time by our board of directors, under provisions of our By-Laws, to provide for equitable representation of members in the territory served by Gold Kist. During the past five years, each of the directors has owned and managed substantial farming operations, producing such agricultural products as peanuts, cotton, soybeans, corn, other grains, peaches, vegetable crops, cattle, poultry and dairy products. While the sizes and types of products produced on, and personnel employed at, each of the director’s farms varies, each director’s business activities have been related primarily to small agribusiness enterprises. There are no family relationships among any of the directors and senior management.

Name	Age as of February 1, 2004	Position
John Bekkers	58	President and Chief Executive Officer
M. A. Stimpert	59	Senior Vice President, Planning and Administration
Stephen O. West	57	Chief Financial Officer and Vice President
J. David Dyson	57	General Counsel, Vice President and Secretary
Jerry L. Stewart	64	Vice President, Marketing and Sales
Donald W. Mabe	50	Vice President, Operations
Marshall Smitherman	61	Vice President, Purchasing
Allen C. Merritt	58	Vice President, Science and Technology
Harry T. McDonald	59	Vice President, Human Resources
Sandra W. Kearney	44	Vice President, Information Services
A. Wayne Lord	58	Vice President, Corporate Relations
Michael I. Naumann	49	Treasurer
W. F. Pohl, Jr.	54	Controller
Christopher D. Fannon	35	Director (District 1)(term expiring 2005)
Billy G. Meeks	42	Director (District 2)(term expiring 2005)
Phil Ogletree, Jr.	71	Director (District 3)(term expiring 2004)
Jeffrey A. Henderson	43	Director (District 4)(term expiring 2006)
Fred W. Gretsch, Jr.	38	Director (District 5)(term expiring 2005)
Walter C. Dockery	44	Director (District 6)(term expiring 2004)
Charles Morris	40	Director (District 7)(term expiring 2006)
Douglas A. Reeves	62	Director (District 8)(term expiring 2006)
W. A. Smith	44	Director (District 9)(term expiring 2004)
Dan Smalley	54	Director (District 10)(term expiring 2004)
Dorman Grace	47	Director (District 11)(term expiring 2004)

John Bekkers joined Gold Kist in 1985. Prior to joining Gold Kist, Mr. Bekkers was a management consultant, Gold Kist being one of his clients. Mr. Bekkers’ career with us includes seven years as manager of our Northeast Alabama Poultry Division. In 1994 he was named Executive Vice President and was elected to his present position in 2001. Mr. Bekkers is the past Chairman of the National Chicken Council. A native of the Netherlands, he immigrated to the United States in 1962 and served in the U.S. armed forces in Vietnam. Mr. Bekkers attended college in both the Netherlands and California, and completed the Duke University advanced management program.

M. A. Stimpert joined Gold Kist in 1974. From 1974 through 1986, his primary responsibilities centered in the Marketing Group of the company. In 1986 Mr. Stimpert moved to Golden Peanut Company, a joint venture of the company with three leading global agricultural companies, and stayed there for nine years, spending the last five years there as the Chairman of its Management Executive Committee. He returned to Gold Kist in 1996, assuming his current role. He holds a MBA from Harvard University. Mr. Stimpert has been active in numerous corporate and civic boards of directors. Mr. Stimpert is a veteran of the U.S. Navy, having also served in Vietnam.

Stephen O. West joined Gold Kist in 1980 after being employed at Georgia Power Company and Atlantic Steel Company. Mr. West was promoted to his current position in 1998, having served as Treasurer for the prior fifteen years. He holds a B.E.E. degree from Georgia Institute of Technology and masters degrees from Georgia State University. Mr. West is a veteran of the U.S. Navy.

J. David Dyson joined Gold Kist in 1980 and was named General Counsel, Vice President and Corporate Secretary in 1998. Prior to joining Gold Kist, he worked as an assistant state attorney general in Georgia. He served in the U.S. Army Corps of Engineers for two years, including one year in Vietnam. He holds a bachelors degree in business administration from Louisiana Tech University and obtained a JD degree and a LLM in taxation from Emory University.

Jerry L. Stewart joined Gold Kist in 1963 as a trainee after graduating from Jacksonville State University. Since then, Mr. Stewart has held a variety of positions, most of which were in the Poultry Group. In 1981, he was promoted to his current position. Mr. Stewart is responsible for the development, implementation and administration of marketing and sales programs and procedures for the Poultry Group. Mr. Stewart is active in several industry organizations.

Donald W. Mabe joined Gold Kist in 1978 as a hatchery manager in Carrollton, Georgia. In 1992, Mr. Mabe was promoted to President of Carolina Golden Products Company in Sumter, South Carolina, a partnership between Gold Kist and its former publicly-owned subsidiary, Golden Poultry Company. In 1998, Mr. Mabe was promoted to his current responsibilities for the daily operations of Gold Kist’s Poultry Group. Mr. Mabe is a graduate of Emory University.

Marshall Smitherman joined Gold Kist in 1995 as Vice President of the Cotton Division and was elected to his present position as Vice President, Purchasing in 1998. He originally worked for Gold Kist from 1966 to 1988 in soybean and grain operations. From 1988 to 1995, he worked as a grain broker in Atlanta. He holds a bachelors degree in agricultural economics from Auburn University.

Allen C. Merritt joined Gold Kist in 1972 as a process engineer and was manager of technical services in the corporate engineering department for four years. He served in distribution and marketing management positions in the Agri-Services Group for eight years and in 1984 was elected Vice President of the Fertilizer and Chemical Division. In 1998, he was named to the new company position of Vice President, Science and Technology. He holds a BChE, MSChE and PhD from Georgia Institute of Technology.

Harry T. McDonald joined Gold Kist in 1997 as director of management systems. He has more than 30 years of experience in the poultry industry in staff and operating positions including serving as President of Seaboard Farms. He was promoted to Vice President, Human Resources in 2000. He has a bachelors degree in business administration from the University of Montevallo.

Sandra W. Kearney joined Gold Kist in 2001 as Vice President, Information Services. She has more than 20 years of information systems experience. From 1999 until joining Gold Kist in 2001, she served as CEO and Chief Technology Officer for FASTechnologies, Inc., startup technology company that develops all-in-one phone switches and provides computer consulting services. From 1995 to 1999, she served as Vice President of Information Systems for La Quinta Inns. Before that she held multiple director level positions in General Mills Restaurants’ information services department and was a senior manager in Price Waterhouse’s management consulting services division. She has a bachelors degree in computer science from Louisiana State University.

A. Wayne Lord returned to Gold Kist in April 2004 as Vice President of Corporate Relations. He began his career in agriculture at Gold Kist in 1979 working in strategic planning, public relations and export management. In the mid-1980s, he moved to Europe where he established and administered one of the American commodity marketing programs. After returning to the United States, he joined Southco Commodities where he served as president from 1989 to 2001. Immediately prior to rejoining Gold Kist, from 2001 to 2003 he was chief development and public relations officer for The Howard School, an independent school in Atlanta. He also served as chairman of the board of directors of a national commodity organization and was instrumental in the creation of a national foundation for scientific research in agriculture. He holds a B.A. degree from Birmingham-Southern College and Masters degree and doctorate from Georgetown University. He is a veteran of the U.S. Navy.

Michael I. Naumann joined Gold Kist in 1984 as a financial analyst and has held various management positions in the finance department. In 1999 he was elected Assistant Treasurer and director of banking and financial analysis, and in 2004 was promoted to his current position of Treasurer. Prior to joining Gold Kist, he worked for Burroughs Corporation. He holds a BA degree in Economics from Wabash College and a MBA in Finance from Georgia State University.

W.F. (Chip) Pohl, Jr. joined Gold Kist in 1976 as director of corporate audit. In 1981, he was named Assistant Controller and in 1983, he was elected to his present position as Controller. Prior to joining Gold Kist, he worked for Peat, Marwick, Mitchell and Company. He also served in the U.S. Army Reserve. He is a certified public accountant and has bachelors and masters degrees in accounting from the University of Georgia.

Christopher D. Fannon was elected to our board of directors in 2002 and serves on the Executive, Compensation and Grower Relations Committees. Mr. Fannon served in the U.S. Navy and attended Salt Lake Community College in Salt Lake City, Utah, Antelope Valley College in Lancaster, California, Northeast Alabama College in Powell, Alabama and is currently enrolled at the University of Phoenix. Mr. Fannon is a member of the Alabama Poultry and Egg Association and the Alabama Farmers Federation.

Billy G. Meeks was elected to our board of directors in 2002 and serves on the Grower Relations Committee. Mr. Meeks is a member of the Alabama Farmers Federation, Cullman County and Alabama Cattleman’s Associations, American Angus Association, Alabama Poultry and Egg Association and the Cullman Chamber of Commerce.

Phil Ogletree, Jr. is the senior member of our board of directors, having represented members in District 9 for 24 years. He is a member of the Audit and Compliance Committee.

Jeffrey A. Henderson was elected to our board of directors in 2000 and elected Vice-Chairman in 2002. In addition to the board’s Executive and Compensation Committees, he serves on the Grower Relations Committee. Mr. Henderson is a graduate of Calhoun High School and has been a broiler producer for Gold Kist since 1980.

Fred W. Gretsch, Jr. was elected to our board of directors in 2002 and serves on the Executive, Compensation, and Audit and Compliance Committees. Mr. Gretsch worked for Gold Kist for more than 10 years as a sales representative, quality assurance manager and plant manager and was a plant manager for another processor for three years. Mr. Gretsch is a member of the U.S. Poultry and Egg Association. Mr. Gretsch holds a bachelors degree in agricultural economics from the University of Georgia.

Walter C. Dockery was elected to our board of directors in 2001. Mr. Dockery serves on the board’s Audit and Compliance Committee. Mr. Dockery attended South Georgia College. Mr. Dockery’s farming operations include six broiler houses, 75 brood cows, cotton, peanuts and pecans.

Charles Morris was elected to our board of directors in 2003 and serves on the Grower Relations Committee. Mr. Morris attended Jefferson State Community College in Centerpoint, Alabama, and works off the farm as a service technician for Alltel Corporation.

Douglas A. Reeves was elected to our board of directors in 2000 and was elected chairman of the board of directors in 2002. Mr. Reeves has operated with his brother, J.C. Reeves, Jr., Reeves Brothers Poultry Farms for the past 37 years. Mr. Reeves attended Clemson University and is chairman of the board of the Edisto Electric Cooperative, vice chairman of the Central Electric Cooperative and chairman of the board of the South Carolina Bank and Trust in St. George, South Carolina. Mr. Reeves is a state director of the South Carolina Farm Bureau, director of the South Carolina Farm Bureau Mutual Insurance Company, commissioner of the Dorchester County Soil Conservation District and a past-president of the South Carolina Poultry Federation.

W. A. Smith was elected to our board of directors in 1999 and serves as chairman of the Audit and Compliance Committee. Mr. Smith is a director and past president of the U.S. Canola Association and the Georgia Soybean Association. Mr. Smith is county supervisor for the Flint River Soil and Water Conservation District, a director and audit committee member of the Bank of Early (Georgia), a member of the Georgia Cattlemen’s Association and the National Cattlemen’s Beef Association, and a former director of the U.S. Soybean Board and Georgia Pork Producers Association.

Dan Smalley was appointed to our board of directors in 2003 after previously serving as one of our directors for 18 years and serving as chairman for two years and now serves on the Executive and Compensation Committees. Mr. Smalley is a graduate of Samford University. Mr. Smalley is a member of the Alabama Farmers Federation and is Marshall County president and a past president of the Alabama Poultry and Egg Association, former chairman of Farm Foundation in Chicago, Illinois, chairman of the Alabama 4-H Foundation, chairman of the Alabama Conservation Development Commission, chairman of the Alabama Soil and Water Conservation Foundation and the Bennett Agricultural Roundtable of Farm Foundation.

Dorman Grace was reelected to our board of directors in 2003 and serves on the board’s Audit and Compliance Committee. Mr. Grace is a graduate of Auburn University and has been a Gold Kist member since 1978. Mr. Grace has served on the boards of directors of the Alabama Agriculture and Industries Board, the First South Production Credit Association, the Alabama Poultry and Egg Association, the Alabama Farmers’ Federation and the Walker County Industrial Development Board. Mr. Grace was appointed by the Alabama governor to the Alabama Commission on Environmental Initiatives and served for three years on the Alabama Department of Environmental Management Concentrated Animal Feeding Operations Working Group.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation received by our chief executive officer and for each of our four other most highly compensated executive officers:

Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation (1)	Other Annual Compensation (2)
John Bekkers President and Chief Executive Officer	2003 2002 2001	$522,115 518,365 403,750	$	— 170,028 209,024	$24,292 23,442 15,919	$8,255 8,883 6,537

M. A. Stimpert Senior Vice President, Planning and Administration	2003 2002 2001	$284,000 292,231 247,000	$	— 85,014 104,512	$11,234 12,005 9,287	$7,999 9,846 6,903

Jerry L. Stewart Vice President, Marketing and Sales	2003 2002 2001	$240,769 246,429 209,475	$	— 82,777 104,512	$16,180 15,127 11,426	$8,815 9,004 7,245

Donald W. Mabe Vice President, Operations	2003 2002 2001	$210,769 203,731 175,500	$	— 73,925 90,880	$9,976 9,513 6,287	$6,172 6,522 3,697

Stephen O. West Chief Financial Officer and Vice President	2003 2002 2001	$207,211 200,573 181,642	$	— 65,365 79,520	$488 522 404	$7,202 7,979 5,260

(1)	The amounts shown for fiscal 2001, fiscal 2002 and fiscal 2003 set forth that portion of interest earned on voluntary salary and bonus deferrals under nonqualified deferred compensation plans above 120% of the applicable federal rate. Other than such amounts, for such periods, no compensation was paid to any of the above named executive officers, except for perquisites and other personal benefits which for each executive officer did not exceed the lesser of $50,000 and 10% of such individual’s salary plus annual bonus.
(2)	The amounts set forth include the following amounts that were contributed by the Company for fiscal 2001, fiscal 2002 and fiscal 2003 on behalf of the named executive officers pursuant to the Company’s Enhanced Defined Contribution Plan, a qualified defined contribution plan: Mr. Bekkers - $5,900, $5,100 and $2,550, respectively; Mr. Stimpert - $5,392, $5,642 and $2,438, respectively; Mr. Stewart - $6,184, $4,784 and $2,804, respectively; Mr. Mabe - $5,387, $5,337 and $2,511, respectively; and Mr. West - $5,534, $5,340 and $2,510, respectively. In addition, the amounts set forth include for fiscal 2001, fiscal 2002 and fiscal 2003 the following amounts which represent the value of the named executive officer’s benefit from premiums paid by the Company under a split dollar life insurance plan for the named executive officers which was terminated in fiscal 2003: Mr. Bekkers - $2,355, $3,783 and $3,987, respectively; Mr. Stimpert - $2,607, $4,204 and $4,465, respectively; Mr. Stewart - $2,631, $4,220 and $4,441, respectively; Mr. Mabe - $785, $1,185 and $1,186, respectively; and Mr. West - $1,668, $2,639 and $2,750, respectively. The Company used the modified premium method in determining the portion of each premium dollar attributable to the named executive officers for fiscal 2001 and fiscal 2002 and the modified premium method prorated to plan termination for fiscal 2003. The Company recovered the cost of premium payments from the cash value of the policies when the plan was discontinued in fiscal 2003.

Retirement Plans

Gold Kist maintains a noncontributory defined benefit pension plan, with separate benefit formulas for salaried and hourly employees. The Pension Plan covers substantially all employees who have at least one year of service with Gold Kist, including those employees subject to collective bargaining agreements. Effective as of January 1, 2004, Gold Kist made the following changes to the Pension Plan: (1) the basic pension formula for salaried participants changed from 50% of final average earnings to 45% of final average earnings, however, no change was made in the hourly pension formula; (2) the early retirement subsidy was eliminated prospectively; (3) the lump sum payment option was eliminated with respect to future accrued benefits; and (4) the joint-and-survivor subsidy was eliminated with respect to future accrued benefits. These Pension Plan changes did not reduce the accrued benefits of participants earned as of December 31, 2003. The Pension Plan now provides salaried participants with a pension benefit after thirty (30) years of credited service at age 65, which, when combined with a portion of the participant’s primary Social Security benefit attributable to the employer’s contributions, will equal forty-five percent (45%) of the participant’s average earnings during the period of five years in which the participant had the highest earnings in the last ten years of employment immediately preceding attainment of age 65, or if retired before age 65, in the last ten years immediately preceding early retirement. For hourly employees who work for Gold Kist, or New Gold Kist after the conversion, until age 65, the Pension Plan provides a monthly benefit equal $11.00 per month for each year of Pension Plan participation payable at age 65. The Pension Plan provides a pre-retirement death benefit for a surviving spouse of a vested, active participant that equals fifty percent (50%) of the deceased participant’s accrued benefit. Accrued benefits under the Pension Plan vest after the employee attains five (5) years of service or age 55.

Estimated annual benefits payable upon retirement at normal retirement age (age 65) to participants in specified years of service and remuneration classifications, before offset of Social Security benefits, are illustrated in the following table:

Estimated Annual Benefits For Years of Service Indicated

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years or More
$30,000	$4,500	$6,750	$9,000	$11,250	$13,500
$100,000	15,000	22,500	30,000	37,500	45,000
$150,000	22,500	33,750	45,000	56,250	67,500
$200,000	30,000	45,000	60,000	75,000	90,000

For years 2002 and 2003, the maximum annual amount of compensation that could be used for determining an individual’s benefit under a qualified retirement plan was $200,000.

The Pension Plan covers the compensation in the columns entitled “Salary” and “Bonus” and the contribution to the Enhanced Defined Contribution Plan under “Management–Executive Compensation—Summary Compensation Table”. The credited years of service under the Pension Plan are, as of June 28, 2003, as follows: Mr. Bekkers (18); Mr. Stimpert (29); Mr. Stewart (30); Mr. Mabe (24); and Mr. West (23).

Gold Kist has adopted a Supplemental Executive Retirement Plan, or the SERP, whereby Gold Kist makes supplemental payments following termination of employment to certain employees under a non-qualified deferred compensation plan to make up for any reduction in such employee’s retirement income under the Pension Plan resulting from limitations placed on compensation taken into account and benefits provided under a qualified retirement plan pursuant to Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, or the Code, and salary deferrals to a certain deferred compensation plan. The following table shows the estimated annual benefits payable upon retirement at normal retirement age (age 65) to participants in specified years of service and remuneration classifications, before offset of Social Security benefits and without restrictions imposed by the Code. The amounts shown in the table would be reduced by the amounts payable pursuant to the Pension Plan.

Estimated Annual Benefits For Years of Service Indicated

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years or More
$100,000	$15,000	$22,500	$30,000	$37,500	$45,000
$150,000	22,500	33,750	45,000	56,250	67,500
$200,000	30,000	45,000	60,000	75,000	90,000
$250,000	37,500	56,250	75,000	93,750	112,500
$350,000	52,500	78,750	105,000	131,250	157,500
$500,000	75,000	112,500	150,000	187,500	225,000
$750,000	112,500	168,750	225,000	281,250	337,500
$850,000	127,500	191,250	255,000	318,750	382,500

Covered compensation, computation of final average earnings and credited service are the same as that set forth in the foregoing description of the Pension Plan.

In addition to the retirement benefits provided above, Gold Kist provides certain key executives with benefits after retirement. These benefits are provided pursuant to Deferred Compensation Agreements and are paid following retirement in an annual amount equal to 25% of the average annual salary for the 10-year period immediately prior to retirement. These benefits may be payable for a 10 or 15-year period following retirement to a former key executive or his designated beneficiary. Estimated annual benefits payable under the Deferred Compensation Agreements would be based upon the following average annual salary of the eligible named executives for the 10-year period ending June 28, 2003: Mr. Bekkers—$318,025; Mr. Stimpert—$213,715; and Mr. Stewart—$190,605.

Executive Agreements

Mr. Bekkers and Mr. Stimpert have each entered into employment agreements with the company for a term of five years. The agreements provide for continuation of salary and medical benefits and bonus eligibility for the executives for the remaining terms of the agreements in the event the executives’ employment with the company is terminated for reasons other than a “for cause” termination or in the event the executives terminate their employment for “good reasons,” including a change in control, as defined in the agreements.

Change in Control Plans

Under the Gold Kist Officers Contingency Plan, the company has entered into identical change in control agreements with each officer, including the five executive officers named in the summary compensation table. Each change in control agreement provides that following a change in control of the company (as defined in the agreements), if the officer’s employment with the company terminates within two years after the change in control (but prior to the officer’s reaching age 65), the officer will be entitled to receive a severance payment calculated by determining the “Base Severance Amount” as follows:

(1) if the officer is age 60 or younger at the time of termination of his employment, the amount equal to the officer’s compensation paid by the company for the five full calendar years ending before the date of the change in control, or

(2) if the officer is older than age 60 at the time of his termination of employment, the amount equal to the officer’s average annual compensation paid by the company for the lesser of five full calendar years or the full calendar years of service with the company ending before the change in control, multiplied by the number of years and fractions thereof remaining until the officer’s 65th birthday.

The Base Severance Amount is to be adjusted for those officers with less than 15 years of service by prorating the Base Severance Amount with the numerator being the number of completed calendar years and service and the denominator being 15. However, the minimum any terminated officer would receive would be one and one-half times the average annual compensation paid by the company for the actual number of full calendar years worked, if less than five, or the annual salary amount for an officer who has worked less than one calendar year. The severance payment will include an additional amount equal to any excise tax under Section 4999 of the Internal Revenue Code incurred by the officer, plus all federal, state and local income taxes incurred by the officer with respect to receipt of the additional amount. Additionally, under such contracts, medical benefits would remain available to current and retired officers on the same basis as is provided at the time of a change in control. The company has agreed to pay all legal fees and expenses incurred by an officer in the pursuit of the rights and benefits provided by the change in control agreements. The company has entered into similar change in control agreements with each director of Gold Kist. As of December 27, 2003, no contingencies have occurred which would require the implementation of the provisions of the change in control agreements, and no payments or other benefits under the agreements have been provided to the five executive officers named in the summary compensation table or to the directors.

Director Compensation

The By-Laws of Gold Kist provide that the directors shall be compensated for their services and reimbursed for their expenses, as determined by the board of directors. Currently, members of the board of directors receive no compensation other than an annual retainer of $20,000, with the chairman receiving $21,500 annually. The annual retainer for directors with more than twenty years of service increases by 5% per year. Currently, only one director, Phil Ogletree, Jr., receives an increased retainer, in the amount of $25,000 per year. Directors receive a per diem of $250 with a $500 minimum, plus expenses incurred while traveling to and from and attending meetings of the board of directors or other official meetings or conferences. Pursuant to separate agreements, Gold Kist has arranged to provide life insurance benefits to qualifying directors emeriti and to make available health insurance and other medical benefits as are available to employees of Gold Kist from time to time pursuant to the company group insurance program for Gold Kist directors and directors emeriti.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

Our existing senior secured revolving credit facility arranged by Cooperatieve Centrale Raffeisen-Boerenleenbank B.A. (“Rabobank Nederland”), New York Branch, or Rabobank, with Rabobank as administrative agent, provides for a revolving line of credit in an aggregate committed amount of $125 million, including a sub-facility of up to $60 million for letters of credit, for a term of three years. Our obligations under the facility are unconditionally guaranteed by some of our domestic subsidiaries. Our obligations and those of the guarantors relating to the facility are secured by a security interest in substantially all of our assets, including all of our present and future accounts receivable and inventory, fixed assets and the stock of certain of our subsidiaries and a security interest in substantially all of the assets of the guarantors. Since the obligations under the facility are secured, the notes will rank effectively junior in right of payment to the obligations under the facility.

Borrowings under the facility are limited to the lesser of $125 million and a borrowing base determined by reference to a percentage of the collateral value of the accounts receivable and inventories, including our broiler and breeder flocks, securing the facility. We estimate that our borrowing base amount would have been approximately $165 million as of March 27, 2004.

Borrowings under the facility bear interest at a rate equal to, at our option, either (1) LIBOR or (2) the alternate base rate (which is equal to the greater of the rate announced by the administrative agent from time to time as its base rate or the administrative agent’s federal funds rate plus 0.5%), in each case plus an applicable margin determined by reference to the ratio of our consolidated senior debt to EBITDA. The applicable margin will be between 2.25% and 3.25% for LIBOR loans and between 1.00% and 2.00% for alternate base rate loans. As of March 27, 2004, the applicable margins were 2.75% for LIBOR loans and 1.50% for alternate base rate loans. The initial margins are subject to reduction beginning September 10, 2004 based on our consolidated senior debt to EBITDA ratio. Additionally, we will pay a quarterly commitment fee of between 0.5% and 0.6% on the undrawn portion of the facility based on our consolidated senior debt to EBITDA ratio. As of March 27, 2004, the undrawn commitment fee was 0.550%, which rate is subject to reduction based on our consolidated senior debt to EBITDA ratio.

The facility contains restrictive covenants that are customary for these types of transactions, including but not limited to covenants restricting, among other things, our ability and our subsidiaries’ ability to create liens or provide guarantees, enter into certain transactions with affiliates, incur additional indebtedness and certain contingent obligations, make certain investments, dispose of assets, merge or consolidate, pay cash patronage, revolve notified equity, make certain acquisitions, make capital expenditures, spend excess cash flow or change the nature of our business. The facility also contains several financial maintenance covenants, including limitations on minimum consolidated tangible net worth and current ratio, senior debt and fixed charge coverage ratio requirements.

The facility also contains events of default that are customary for these types of transactions, including but not limited to nonpayment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and other insolvency events, material judgments, certain ERISA events, cross-default and/or cross-acceleration of other indebtedness and certain changes of control of our company. The occurrence of any event of default could result in the acceleration of our and our guarantors’ obligations under the facility and could materially and adversely affect you as a holder of the notes.

Series B Senior Exchange Notes

On September 27, 2002 we issued Series B senior exchange notes to an insurance company in exchange for senior notes originally issued in 1997. On March 27, 2004, the outstanding principal balance on the notes was approximately $21,818,000. The interest rates on the notes are adjusted quarterly using variable rates based on our financial condition, with a fixed rate assigned quarterly ranging from 8.75% to 12.50%. As of April 1, 2004, the interest rate on the notes was 11.25%. We are required to make annual principal payments of $2,727,273, with interest due quarterly. We may prepay the notes, in whole or in part, including any interest to date and any yield-maintenance amount. We have agreed with the holders of the notes to prepay the remaining principal balance of the notes on May 30, 2010. The agreement governing the notes subjects us to customary financial and other covenants and contains customary events of default. These notes are secured by substantially all of our inventories, receivables and property, plant and equipment.

Series C Senior Exchange Notes

On September 27, 2002 we issued Series C senior exchange notes to various insurance companies and trusts in exchange for senior notes originally issued in 1997. On March 27, 2004, the aggregate outstanding principal balance on the notes was approximately $20,454,000. The interest rates on the notes are adjusted quarterly using variable rates based on our financial condition, with a fixed rate assigned quarterly ranging from 9.00% to 12.75%. As of April 1, 2004, the interest rate on the notes was 11.25%. We are required to make annual principal payments of $2,272,727, with interest due quarterly. We may prepay the notes, in whole or in part, including any interest to date and any yield-maintenance amount. We have agreed with the holders of the notes to prepay the remaining principal balance of the notes on May 30, 2010. The agreement governing the notes subjects us to customary financial and other covenants and contains customary events of default. These notes are secured by substantially all of our inventories, receivables and property, plant and equipment.

Term Loan Credit Facility

On January 29, 2003, we entered into a term loan credit agreement with an agricultural credit bank which provides for up to $45,720,000 in credit advances in two terms, Term A, which was issued in exchange for outstanding debt, and Term B. The Term A commitment is for $35,720,000, of which $17,860,000 is Tranche A and $17,860,000 is Tranche B. The Term B commitment is for $10,000,000. The Term A borrowings will mature on December 1, 2012, with semi-annual installments of $1,785,000 and interest due monthly. The applicable interest rates for the Term A loan were 9.30% as of April 1, 2004 for the Tranche A borrowings, which is 7.60% plus the applicable margin based upon certain senior debt coverage ratios and 9.77% for the Tranche B borrowings, which is 7.32%, plus the applicable margin based upon certain debt coverage ratios. The Term B borrowings will mature on December 31, 2007, with quarterly installments of $600,000 and interest due monthly. On April 1, 2004, the average weighted variable interest rate for the Term B loan was 4.67%. We have agreed with the lenders under this agreement, to prepay the remaining principal balance under these loans on December 1, 2010 if the lenders so request. The agreement governing the loans subjects us to customary financial and other covenants and contains customary events of default. These borrowings are secured by substantially all of our inventories, receivables and property, plant and equipment.

Subordinated Capital Certificates of Interest

Beginning in 1977 and continuing through 1998, we issued subordinated capital certificates of interest with original fixed maturities ranging from five to fifteen years. As of March 27, 2004, certificates having a principal amount of $18,204,000 were outstanding, at an weighted average interest rate of 8.14%. These certificates may be redeemed by us at any time for 100% of the face value, plus a premium equal to one year’s interest. Additionally, each holder of a certificate may put the certificate to us, subject to certain restrictions, for 100% of face value, less a penalty equal to one year’s interest. We ceased issuing these certificates upon the sale of the Agri-Services business to Southern States Cooperative, Inc. The agreement relating to these certificates subjects us to customary financial and other covenants and contains customary events of default.

THIS EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

The new notes to be issued in the exchange offer will be exchanged for our old notes due 2014 that we issued on March 10, 2004. On that date, we issued $200 million of 10¼% senior notes due 2014. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the SEC by June 8, 2004, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

•	use our best efforts to cause that registration statement to become effective under the Securities Act on or before September 7, 2004.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of this exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

For purposes of this exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the “Depositary” or “DTC,” who desires to deliver the old notes by book-entry transfer at DTC. The terms “exchange agent” and “trustee” refer to U.S. Bank National Association.

Terms of this Exchange Offer

Subject to the terms and conditions of this exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to this exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $200 million in aggregate principal amount of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                     , 2004 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

In connection with this exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in this exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Other Fees and Expenses.”

Conditions to this Exchange Offer; Waivers

Notwithstanding any other term of this exchange offer, or any extension of this exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate this exchange offer before acceptance of the old notes, if:

•	any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our judgment, seeks to or would prohibit, restrict or otherwise render the consummation of this exchange offer illegal, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits to us of this exchange offer;

•	any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or that would materially impair the contemplated benefits to us of this exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our judgment, might materially impair our ability to proceed with this exchange offer.

If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•	extend this exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of their old notes; or

•	waive any unsatisfied conditions regarding this exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five-to-ten business-day period.

Consequences to Holders of Old Notes Not Tendering in this Exchange Offer

Participation in this exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act; pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time on                     , 2004 unless we extend this exchange offer, in which case the expiration date is the latest date and time to which we extend this exchange offer.

In order to extend this exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•	to delay accepting any old notes;

•	to extend this exchange offer; to terminate or amend this exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions of this Exchange Offer” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend this exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to this exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to this exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act, you are participating in this exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the notes;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Gold Kist, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable; and

•	we may rely upon these representations for purposes of this exchange offer.

In addition, if you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”

Interest on the New Notes

The new notes will accrue interest on the same terms as the old notes at the rate of 10¼% per year from March 10, 2004, payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2005. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from March 10, 2004.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “ —Effect of Surrendering Old Notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Gold Kist as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on SEC interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC’s interpretations applicable to other exchange offers will apply to this exchange offer.

A broker-dealer that purchased old notes for market-making or other trading activities must acknowledge that it must deliver a prospectus in order to resell any new notes it receives for its own account in this exchange offer. The Letter of Transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act. This prospectus may be used by a broker-dealer to resell any of its new notes where such new notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of one hundred eighty days after the expiration date of this exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

Acceptance of Old Notes for Exchange; Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in this exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent.

Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

Procedures for Tendering

A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in this exchange offer, a holder of old notes must either:

(i)	complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii)	comply with the DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below on or prior to the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “—Exchange Agent” in this prospectus or as set forth in the Letter of Transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i)	inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii)

instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth under “—Exchange Agent” in this prospectus. The withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	must contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•	must be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialty Finance Group
Banks and Brokers:
Toll Free:	(800) 934-6802
Facsimile:	(651) 495-8158

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.

Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

Accounting Treatment

Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

DESCRIPTION OF THE NOTES

Gold Kist Inc. issued the old notes under an Indenture (the “Indenture”) among itself, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee. The terms of the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions”. In this description, the word “company” refers only to Gold Kist Inc. and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the Notes. Copies of the Indenture and the Registration Rights Agreement are exhibits to the registration statement of which this prospectus is a part and are also available as set forth under the heading “Where You Can Find More Information”.

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the company;

•	are senior in right of payment to any future Subordinated Obligations of the company;

•	will rank pari passu in right of payment to existing and future Senior Indebtedness of the company;

•	are guaranteed by each Subsidiary Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The company issued the old notes in an aggregate principal amount of $200.0 million. The company issued the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on March 15, 2014. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness”, we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 10 ¼% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2004. We will make each interest payment to the holders of record of the Notes on the immediately preceding March 1 and September 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. These additional interest provisions are more fully explained under the heading “—Registration Rights Agreement”.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to March 15, 2009.

On and after March 15, 2009, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2009	105.125%
2010	103.417%
2011	101.708%
2012 and thereafter	100.000%

Prior to March 15, 2007, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.250%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the company or its Affiliates); and

(2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent transfer statutes may limit rights to receive payment on the notes”.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Although these notes are referred to as “senior notes”, they will be effectively subordinated to any of our secured indebtedness and the secured indebtedness of our subsidiary guarantors and all obligations of our non-guarantor subsidiaries.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants —Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the company or an Affiliate of the company and as permitted by the Indenture and if in connection therewith the company provides an Officers’ Certificate to the Trustee to the effect that the company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Guarantors”; or

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the company and the Subsidiary Guarantors, as the case may be. The Notes will be guaranteed by the Subsidiary Guarantors.

As of March 27, 2004, the company had Senior Indebtedness of approximately $291.3 million, including $94.3 million of secured indebtedness, and the Subsidiary Guarantors had Senior Indebtedness of approximately $291.3 million. All of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective Guarantees of Senior Indebtedness under the Credit Facilities and with respect to the Notes.

The Notes are unsecured obligations of the company. Secured debt and other secured obligations of the company (including obligations with respect to the Credit Facilities) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

A portion of our operations are conducted through our subsidiaries. As described above under “—Guarantees,” Subsidiary Guaranties may be released under certain circumstances. GK Insurance Company, our captive reinsurance subsidiary, is not Guaranteeing the Notes and, in addition, our future subsidiaries may not be required to Guarantee the Notes. (However, GK Insurance Company will constitute a “Restricted Subsidiary” under the indenture and, therefore, will be subject to the covenants contained therein applicable to Restricted Subsidiaries.) Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

As of March 27, 2004, the total liabilities of GK Insurance Company were approximately $58.9 million. At March 27, 2004, the non-guarantor subsidiary would have held approximately 4.2% of our consolidated assets. During the nine month period ended March 27, 2004, the non-guarantor subsidiary generated approximately 0.1% of our consolidated revenues. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness”.

Book-Entry, Delivery and Form

The Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (“Global Note”). Notes will be issued at the closing of this exchange offer only upon valid tenders of old notes. The Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Note for Certificated Notes” below. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Note, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Note; and

(2) ownership of these interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Note).

Investors in the Global Note who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Note who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the company and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the company, the Trustee nor any agent of the company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Note; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the company. Neither the company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its participants.

Neither the company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Note for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies the company that it is unwilling or unable to continue as depositary for the Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Note

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions”.

Same Day Settlement and Payment

The company will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Registered Exchange Offer; Registration Rights

In connection with the offering of the old notes, we entered into the Registration Rights Agreement. Pursuant to this registration rights agreement, we are obligated to file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions) and, as soon as practicable after the effectiveness of the exchange offer registration statement, offer to exchange the old notes for new notes. This prospectus forms a part of that exchange offer registration statement.

For each old note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefore, or, if no interest has been paid on such old note, from the date of its original issue.

Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the company, as such terms are interpreted by the SEC; provided, however, that broker dealers (“Participating Broker Dealers”) receiving new notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus.

Under the Registration Rights Agreement, we are required to allow Participating Broker Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes for 180 days following the effective date of the Exchange Offer Registration Statement of which this prospectus is a part (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of this Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect this Registered Exchange Offer; or

(2) for any other reason we do not consummate this Registered Exchange Offer within 210 days of the Issue Date; or

(3) an Initial Purchaser shall notify us following consummation of this Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in this Registered Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in this Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(1) promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(2) (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(3) keep the Shelf Registration Statement effective until the earliest of (A) the time when the new notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all new notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be.

We will pay additional cash interest on the old notes and new notes, subject to certain exceptions,

(1) if this Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date,

(2) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

(3) if obligated to file the Shelf Registration Statement pursuant to clause 2(B) above, the company fails to file the Shelf Registration Statement with the SEC on or prior to the 90th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(4) if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date, or

(5) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

We will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the company (for the purposes of this clause (1), any person shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity;

(2) at any time after the Conversion Date, individuals who on the Conversion Date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the company was approved by a vote of the majority of the directors of the company then still in office who were either directors on the Conversion Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the company; or

(4) the merger or consolidation of the company with or into another Person or the merger of another Person with or into the company, or the sale of all or substantially all the assets of the company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness”, “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Our Credit Facilities and other agreements evidencing other indebtedness may restrict us from purchasing any Notes and also provide that the occurrence of certain change of control events with respect to the company would constitute a default under each such facility. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders under such indebtedness to the purchase of Notes or may attempt to refinance the borrowings under each of the facilities that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under each Credit Facility and such other indebtedness.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Excess Cash Flow

(a) Within 120 days after the end of each Excess Cash Flow Period, the company will either:

(1) apply an amount equal to the Excess Cash Flow Amount to either:

(A) prepay, repay, redeem or purchase Senior Indebtedness of the company; or

(B) make an offer to the Holders of the Notes to purchase Notes pursuant to an Excess Cash Flow Offer (as defined below), or

(2) deposit an amount equal to the Excess Cash Flow Amount (after giving effect to the application of any portion of the Excess Cash Flow Amount pursuant to clause (1) of this paragraph (a)) in a restricted cash account, which amount may be applied, at the option of the company at any time, either (i) in the manner set forth in clause (1) of this paragraph (a) or (ii) to make any future scheduled or mandatory payments of principal under, at the company’s option, either the Notes or any other Senior Indebtedness of the company.

Each offer to purchase Notes pursuant to this covenant (each, an “Excess Cash Flow Offer”) shall be made to each Holder of Notes outstanding at the time of such offer, shall offer to purchase Notes at a purchase price of 105% of their principal amount and shall remain open for a period of not less than 30 days (or any longer period as is required by law).

(b) If the company is required to make an Excess Cash Flow Offer pursuant to this covenant, no later than 120 days after the end of the applicable Excess Cash Flow Period, the company will mail a notice of such Excess Cash Flow Offer to each Holder stating:

(1) that the company is offering to purchase Notes in an amount equal to the Excess Cash Flow Offer Amount (determined after giving effect to (A) any prepayments, repayments, redemptions or purchases of Senior Indebtedness of the company made pursuant to paragraph (a)(1)(A) of this covenant and (B) any amounts deposited into the restricted cash account pursuant to paragraph (a)(2) of this covenant) at a purchase price in cash equal to 105% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to tender its Notes.

(c) If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer exceeds the Excess Cash Flow Amount allotted to their purchase, the company will select the Notes to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer is less than the Excess Cash Flow Amount allotted to their purchase, the company shall be permitted to use the portion of the Excess Cash Flow Amount that is not applied to the purchase of Notes in connection with such Excess Cash Flow Offer for general corporate purposes. Upon completion of an Excess Cash Flow Offer, the Excess Cash Flow Amount with respect thereto will be deemed to be reduced by the aggregate amount of such Excess Cash Flow Offer.

(d) The company will comply, to the extent applicable, with Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the company will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio exceeds 2.5 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the company pursuant to any Credit Facility or a Debt Issuance; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of:

(A) $212.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; and

(B) the sum of (i) 85% of the book value of the accounts receivable of the company and its Restricted Subsidiaries, plus (ii) 60% of the book value of the inventory of the company and its Restricted Subsidiaries, plus (iii) 25% of the book value of the net property, plant and equipment of the company and its Restricted Subsidiaries, in each case determined in accordance with GAAP;

provided, however, that, for purposes of determining the amount of Indebtedness permitted to be Incurred by the company in reliance upon this clause (1), (x) the amount calculated pursuant to clause (1)(B) shall be reduced by the sum of (i) the amount of any Attributable Debt Incurred by the company or a Restricted Subsidiary pursuant to a Permitted Headquarters Sale/Leaseback Transaction and (ii) the aggregate amount of any other Indebtedness or Obligations of the company or a Restricted Subsidiary then outstanding that is secured by a Lien on any property or assets of the company or a Restricted Subsidiary and (y) the amount calculated pursuant to clause (1)(A) and (1)(B) shall be reduced in each case by the aggregate principal amount of revolving loans under any Credit Facility repaid pursuant to paragraph (a)(1)(A) or paid with amounts previously deposited in the restricted cash account pursuant to paragraph (a)(2) of the covenant described under “Excess Cash Flow”;

(2) Indebtedness owed to and held by the company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such

Indebtedness by the obligor thereon, (B) if the company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(3) the Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the company and its Restricted Subsidiaries pursuant to the Indenture;

(8) (i) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the company or any Restricted Subsidiary and (ii) reimbursement obligations in respect of workers’ compensation claims or insurance claims related thereto of the company or any Restricted Subsidiary, in the case of each of clause (i) and (ii), arising in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10) any Guarantee (including the Subsidiary Guarantees) by the company or a Subsidiary Guarantor of Indebtedness of the company or any Subsidiary Guarantor so long as the Incurrence of such Indebtedness by the company or such Subsidiary Guarantor is permitted under the terms of the Indenture (other than Indebtedness Incurred pursuant to clause (5) above or, in the case of Restricted Subsidiaries, clause (13) below);

(11) Purchase Money Indebtedness (and Refinancing Indebtedness in respect of such Purchase Money Indebtedness) Incurred to finance the acquisition by the company or a Restricted Subsidiary of any assets in the ordinary course of business in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $7.5 million;

(12) Attributable Indebtedness incurred in connection with a Permitted Headquarters Sale/Leaseback Transaction;

(13) Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (13) and then outstanding, does not exceed $5.0 million; and

(14) Indebtedness of the company or a Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $20.0 million.

(c) Notwithstanding the foregoing, neither the company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under a Credit Facility after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

(a) The company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from June 27, 2004 to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to June 27, 2004 (other than an issuance or sale to a Subsidiary of the company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the company or any of its Subsidiaries for the benefit of their employees); plus

(C) the amount by which Indebtedness of the company is reduced on the company’s balance sheet upon the conversion or exchange subsequent to June 27, 2004 of any Indebtedness of the company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the company (less the amount of any cash, or the fair value of any other property, distributed by the company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the company or to an employee stock ownership plan or to a trust established by the company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the company or any Restricted Subsidiary after June 27, 2004, and (ii) to the extent such Person is an Unrestricted Subsidiary and such Unrestricted Subsidiary is designated as a Restricted Subsidiary after June 27, 2004, the portion (proportionate to the company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the company or an employee stock ownership plan or to a trust established by the company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) (i) prior to the Conversion Date, at the time of payment of such Patronage or dividend with respect to a given fiscal year within 270 days after the commencement of the subsequent fiscal year if such payment of Patronage would have complied with this covenant if made at the time internal financial statements were available for such first fiscal year and (ii) on and after the Conversion Date, dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that, in the case of each of (i) and (ii), at the time of such payment of Patronage or dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such payment of Patronage or dividend shall be included in the calculation of the amount of Restricted Payments;

(4) at any time on and after the Conversion Date, so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the company or any of its Subsidiaries from employees, former employees, directors or former directors of the company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $1.5 million in any calendar year or $10.0 million in the aggregate; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(5) payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no

Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) at any time on and after the Conversion Date, repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(7) at any time on and after the Conversion Date, cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the board of directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (5) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) redemptions of Subordinated Capital Certificates required to be made pursuant to the terms thereof as in effect on the Issue Date; provided, however, that such redemptions shall be included in the calculation of the amount of Restricted Payments;

(11) so long as the company has the status of a cooperative under Subchapter T of the Code, the purchase or redemption of Common Stock and Written Notices of Allocation (as defined in Subchapter T of the Code) of the company owned by a Member or a former Member following the death of such Member; provided, however, that the aggregate amount of such purchases and redemptions (less the amount of any insurance proceeds received by the company in respect of such deceased Member) shall not exceed $5.0 million in any fiscal year in the aggregate; provided further, however, that such redemptions and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(12) so long as the company has the status of a cooperative under Subchapter T of the Code, the payment of Patronage made after the Issue Date in an amount not to exceed $20.0 million in the aggregate; provided, however, that no such payment shall be made if the amount of such payment, when taken together with all other distributions and payments of Patronage made pursuant to this clause (12) during the applicable fiscal year of the company, would exceed $3.0 million unless at the time of such payment, the company would be able to Incur an additional $1.00 of Indebtedness pursuant to clause (a) of the covenant described under “—Limitation on Indebtedness”; provided further, however, that such distributions and payments will be included in the calculation of the amount of Restricted Payments; and

(13) so long as no Default has occurred and is continuing, in the event the Consolidated Coverage Ratio exceeds 2.0 to 1.0, the payment of Patronage out of amounts otherwise then available for Restricted Payments under paragraph (a) above; provided, however, that the amount of such payment, together with all other payments under this clause (13) made during any fiscal year, shall not exceed an amount equal to 10% of allocated patronage earnings for the immediately preceding fiscal year of the company; provided further, however, that all such payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the company or a Restricted Subsidiary or pay any Indebtedness owed to the company, (b) make any loans or advances to the company or (c) transfer any of its property or assets to the company, except:

(1) with respect to clauses (a), (b) and (c),

(A) (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date and (ii) any encumbrance or restriction pursuant to any agreement or instrument governing Indebtedness that is permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on Indebtedness”; provided, however, that the company determines that any such encumbrances and restrictions (x) are not materially less favorable to the holders of the Notes than the encumbrances and restrictions under any instrument or agreement relating to Indebtedness of the company in effect at or entered into on the Issue Date (in each case as such agreement is in effect on the Issue Date) and (B) will not materially adversely affect the company’s ability to make principal or interest payments on the Notes;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the company or an Affiliate of the company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the company designated by the company) to purchase Notes (and such other Senior Indebtedness of the company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the company (other than obligations in respect of Disqualified Stock of the company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the company or any Restricted Subsidiary from the transferee that are promptly converted by the company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the company) pursuant to clause (a)(3)(C) above, the company will purchase Notes tendered pursuant to an offer by the company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the company) pursuant to this covenant if the Net Available Cash available therefore is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the company disinterested with respect to such Affiliate Transaction (other than as Members of the company generally) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the board of directors; and

(3) if such Affiliate Transaction involves an amount in excess of $15.0 million, the board of directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the company and its Restricted Subsidiaries or is not less favorable to the company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements approved by the board of directors;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the company or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to, and other amounts arising under customary indemnification arrangements with, directors of the company and its Restricted Subsidiaries who are not employees of the company or its Restricted Subsidiaries;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the company;

(7) any agreement as in effect on the Issue Date and described in the Offering Circular or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the company or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(8) payments made to any employee of the company or any Restricted Subsidiary pursuant to the terms of employment or similar agreements approved by the board of directors.

Limitation on Line of Business

The company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the company and such Investment would be permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on Liens

The company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any

Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the net proceeds received by the company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the board of directors) of such property; and

(3) the company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sale of Assets and Subsidiary Stock”.

Limitation on Capital Expenditures

The company will not, and will not permit any of its Restricted Subsidiaries to, make any Capital Expenditures that would cause the aggregate amount of Capital Expenditures made by the company and its Restricted Subsidiaries in any fiscal year of the company to exceed the sum of (a) the greater of (1) $55.0 million and (2) 2.0% of net sales volume for the immediately preceding fiscal year of the company, (b) 25% of Excess Cash Flow for the immediately preceding fiscal year of the company and (c) $50.0 million (less any portion of such amount used since the Issue Date to make Capital Expenditures pursuant to this clause (c)); provided, however, that, with respect to each of clause (a) and (b) of this covenant, if the total amount of Capital Expenditures actually made in the preceding fiscal year pursuant to such clause is less than the total amount of Capital Expenditures available to be made in such fiscal year pursuant to such clause, then the company can carry forward indefinitely under such clause the amount of such Capital Expenditures that were permitted to be made but were not so made thereunder; provided further, however, that the aggregate amount of Capital Expenditures made from amounts available under clauses (a) and (c) of this covenant (including any amounts carried forward) during any fiscal year of the company shall not in any event exceed the greater of (x) $75.0 million and (y) 3.0% of net sales volume for the immediately preceding fiscal year of the company.

Merger and Consolidation

The company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”;

(4) the company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(5) the company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the company, (B) the company merging with an Affiliate of the company solely for the purpose and with the sole effect of reincorporating the company in another jurisdiction or (C) the company merging with a Restricted Subsidiary or transferring substantially all of its assets to a Restricted Subsidiary solely as part of a Permitted Conversion Transaction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the company, which properties and assets, if held by the company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the company.

The Successor Company will be the successor to the company and shall succeed to, and be substituted for, and may exercise every right and power of, the company under the Indenture, and the predecessor company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the company or an Affiliate of the company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the company provides an Officers’ Certificate to the Trustee to the effect that the company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

The company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Whether or not the company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the company were required to file those reports with the SEC. At any time that any of the company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, if the financial condition and results of operations of the company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the company.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) the failure by the company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or “Excess Cash Flow” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on Indebtedness”, “—Limitation on Restricted Payments”, “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “—Limitation on Affiliate Transactions”, “—Limitation on Line of Business”, “—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “—Limitation on Liens”, “—Limitation on Sale/Leaseback Transactions”, “—Limitation on Capital Expenditures”, “—Future Guarantors”, or “—SEC Reports”;

(5) the failure by the company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the company or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money (other than judgments and decrees which are covered by enforceable insurance policies issued by solvent carriers) in excess of $15.0 million is entered against the company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the company of the default and the company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust

Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in, the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders or release any Subsidiary Guaranty other than in accordance with the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, the company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the company, or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8) to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the company nor any Affiliate of the company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “—Defaults” above or because of the failure of the company to comply with clause (3) or (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the company or any Subsidiary Guarantor will have any liability for any obligations of the company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property or other assets (other than Indebtedness and Capital Stock) used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments”, “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the company or any Restricted Subsidiary; or

(3) any other assets of the company or any Restricted Subsidiary outside of the ordinary course of business of the company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the company or by the company or a Restricted Subsidiary to another Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C) a disposition of assets with a fair market value of less than $1.0 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F) the licensing of intellectual property to third persons on customary terms (as determined by the board of directors in good faith); and

(G) a sale or disposition of any property or equipment that has become damaged, worn-out or obsolete.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“board of directors” means the board of directors of the company or any committee thereof duly authorized to act on behalf of such board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the company or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs unless such repairs are required to be capitalized in accordance with GAAP) during such period computed in accordance with GAAP; provided, however, that Capital Expenditures shall not include (a) any expenditure classified as a Permitted Investment and (b) any expenditure made with the proceeds of condemnation awards or insurance.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, membership interests, limited liability company interests, partnership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and any cooperative membership interests or accounts, but excluding any debt securities convertible into such equity.

“CoBank Agreement” means the First Amended and Restated Credit Facilities dated as of January 29, 2003 by and between CoBank, ACB, as lender, and the company, as borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Headquarters” means the real property of the company located at 244 Perimeter Center Parkway, N.E., Atlanta, GA 30346-2397.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent eight consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such eight fiscal quarters; provided, however, that:

(1) if the company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the eight fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net cash payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Preferred Stock held by Persons other than the company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (4) below, the company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the company or a

Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(2) any net income (or loss) of any Person acquired by the company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the company, except that:

(A) subject to the exclusion contained in clause (4) below, the company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses; and

(6) the cumulative effect of a change in accounting principles;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in consolidated Subsidiaries held by Persons other than the company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the board of directors;

(3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Conversion Date” means the date on which the company consummates a transaction (or series of transactions) pursuant to which the status of company is changed to a for-profit corporation and the company ceases to have the status of a cooperative under Subchapter T of the Code.

“Credit Facilities” means the Rabobank Agreement, the Prudential Agreement and the CoBank Agreement, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees thereof and security documents executed in connection therewith), in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facilities or one or more successor debt and/or securitization facilities, whether by the same or any other lender or group of lenders. Solely for purposes of this definition, any Refinancing of Indebtedness under any Credit Facility shall not be required to take place simultaneously with the repayment in full and/or termination of commitments of the Indebtedness being refinanced.

“Currency Agreement” means in any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debt Issuance” means the Incurrence of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is ninety-one days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is ninety-one days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

(4) all other non-cash charges of the company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non- cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Excess Cash Flow” means, for the company and its Restricted Subsidiaries, for any period, the excess of EBITDA for such period over the sum, without duplication, of (i) the portion of consolidated interest expense as determined in accordance with GAAP but excluding any amortization of original issue discount (“OID”) attributable to such period (to the extent such amounts would be included under GAAP and only to the extent the of OID with respect to any instrument offered at less than 95% of face value) for such period; (ii) all federal, state, foreign and other income taxes accrued or paid in cash (without duplication) by the company and its Restricted Subsidiaries during such period; (iii) (x) for the Excess Cash Flow Period ending December 25, 2004, an amount equal to $55.0 million and (y) for each other period, an amount equal to the sum of (1) Capital Expenditures made in cash during such period plus (2) the amount by which Capital Expenditures permitted to be made during such period pursuant to clauses (a) and (c) of the covenant described under “—Certain Covenants—Limitations on Capital Expenditures” exceeds the amount of Capital Expenditures actually made during such period pursuant to such clauses; provided, however, that the amount of Capital Expenditures deductible pursuant to this clause (iii)(y)(2) in any period shall not exceed the greater of (A) $75.0 million and (B) 3.0% of net sales volume for the four consecutive fiscal quarter period of the company ending on the day immediately preceding the first day of such current period, (iv) the amount by which the net difference between (x) current assets, other than cash and cash equivalents, and (y) current liabilities, other than the current amount of Indebtedness outstanding under the Credit Facilities, in each case of the company and its Restricted Subsidiaries as of the last day of such period, differs from the comparable amount calculated as of the day immediately preceding the first day of such period (or, with respect to the difference determined as of December 25, 2004, to the comparable amount as of June 27, 2004); (v) prior to the Conversion Date, cash payments of Patronage during such fiscal year in an aggregate amount not to exceed 10% of allocated patronage earnings; (vi) purchases and redemptions of Common Stock and Written Notices of Allocation (as defined in Subchapter T of the Code) of the company owned by a Member or a former Member following the death of such Member made during such period in an aggregate amount (less the amount of any insurance proceeds received by the company in respect of such deceased Member or former Member) not to exceed $5.0 million.

“Excess Cash Flow Amount” means, for any Excess Cash Flow Period, an amount equal to (i) 75% of the amount equal to (A) Excess Cash Flow for such Excess Cash Flow Period less (B) $10.0 million, minus (ii) the aggregate amount of all scheduled, mandatory and voluntary prepayments, repayments, redemptions or purchases of Senior Indebtedness of the company made by the company during such Excess Cash Flow Period (other than prepayments, repayments, redemptions or purchases made with the proceeds of Indebtedness Incurred to Refinance the Senior Indebtedness prepaid, repaid, redeemed or purchased during such Excess Cash Flow Period) minus (iii) the aggregate amount of contributions by the company to any underfunded tax-qualified pension plan of the company during such Excess Cash Flow Period; provided, however, that the amount permitted to be deducted pursuant to this clause (iii) shall be limited to the amount of contributions deductible for Federal income tax purposes and only to the extent the plan is underfunded.

“Excess Cash Flow Period” means (i) initially, the period from June 27, 2004 to December 25, 2004 and (ii) thereafter, the twelve-month period ending on the last day of the company’s second fiscal quarter.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Foreign Subsidiary” means any Restricted Subsidiary of the company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person Guaranteeing any obligation.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors.

“Issue Date” means March 10, 2004.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Member” means, so long as the company has the status of a cooperative under both Subchapter T of the Code and Georgia law, a Person with Patronage volume with the company within the last three fiscal years.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the President, any Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the company.

“Officer’s Certificate” means a certificate signed by any Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the company or the Trustee.

“Patronage” means any earnings of the company and company’s Subsidiaries returned to Members, either directly or indirectly, based on business conducted with such Members, including any “Patronage Dividends”, “Per-Unit Retain Allocations”, “Qualified Per-Unit Retain Certificates”, “Non-Qualified Per-Unit Retain Certificates”, or “Written Notices of Allocation”, as such terms are defined in Subchapter T of the Code, as well as any other redemptions or revolvement payments to Members.

“Permitted Conversion Transaction” means any transaction (or series of related transactions) the sole purpose of which is to change the status of the company to a for-profit corporation organized under the laws of a state of the United States; provided, however, that (1) immediately prior to and after giving effect to such transaction (or series of related transactions), no Default shall have occurred and be continuing, (2) after giving effect to such transaction (or series of related transactions), 100% of the issued and outstanding shares of capital stock of the company will be held by Persons who were holders of Written Notices of Allocation immediately prior to such transaction (or series of related transactions) and (3) such transaction (or series of related transactions) is approved by the requisite percentage of the Members under Georgia law.

“Permitted Headquarters Sale/Leaseback Transaction” means a Sale/Leaseback Transaction entered into by the company with respect to the company Headquarters pursuant to which the Attributable Debt Incurred by the company or its Restricted Subsidiaries does not exceed the fair market value of the company Headquarters on the date on which such Sale/Leaseback Transaction is consummated.

“Permitted Investment” means an Investment by the company or any Restricted Subsidiary in:

(1) the company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12) any Person existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13) cooperative patronage refunds allocated by cooperatives in favor of the company or any Restricted Subsidiary in connection with dealings with such cooperative in the ordinary course of business;

(14) prepayments and other credits to suppliers made in the ordinary course of business;

(15) Foreign Subsidiaries to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) outstanding on the date such Investment is made, do not exceed $5.0 million; and

(16) other Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) outstanding on the date such Investment is made, do not exceed $15.0 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness”;

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary Guarantor;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13) Liens on the company Headquarters securing payment obligations Incurred in connection with a Permitted Headquarters Sale/Leaseback Transaction;

(14) Liens on property or assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be Incurred pursuant to the terms of the Indenture;

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(16) Liens to secure Indebtedness or other Obligations in an aggregate principal amount which, when taken together with all other Indebtedness and Obligations secured by Liens pursuant to this clause (16) and remaining outstanding, do not exceed $5.0 million; and

(17) Liens on the restricted cash account established pursuant to paragraph (a)(2) of the covenant described under “Excess Cash Flow”.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Prudential Agreement” means the Second Consolidated, Amended and Restated Note Agreement dated as of September 27, 2002 by and among the company, the Gateway Recovery Trust and The Prudential Insurance Company of America.

“Public Equity Offering” means an underwritten primary public offering of common stock of the company pursuant to an effective registration statement under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the company of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets by the company.

“Rabobank Agreement” means the Fourth Amended and Restated Credit Agreement dated on or about the Issue Date by and among the company, the lenders named therein and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as agent.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or, if Incurred with original issue discount, an aggregate issue price, or committed amount in the case of a revolving facility) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value, or committed amount in the case of a revolving facility) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the company or (B) Indebtedness of the company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated March 5, 2004, among the company, the Subsidiary Guarantors and Credit Suisse First Boston LLC.

“Related Business” means any business in which the company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any cash payment of Patronage or any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption, revolvement payment or other acquisition or retirement for value of any Capital Stock of the company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the company or any Subsidiary Guarantor (other than (A) from the company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the company or a Restricted Subsidiary whereby the company or a Restricted Subsidiary transfers such property to a Person and the company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(3) any obligation of such Person to the company or any Subsidiary;

(4) any liability for Federal, state, local or other taxes owed or owing by such Person;

(5) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(6) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(7) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Capital Certificates” means the Subordinated Obligations of the company issued prior to the Issue Date in the form of Ten Year Subordinated Capital Certificates of Interest (Series A and Series D) in an aggregate principal amount of $19,195,000.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the company that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors may designate any Subsidiary of the company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the company or any other Subsidiary of the company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the company or one or more other Wholly Owned Subsidiaries.

SUMMARY OF UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income tax consequences associated with the exchange offer and the ownership and disposition of the new notes offered herein. Except where noted, this discussion addresses only those holders who hold the new notes as capital assets and does not address consequences to holders with special situations, such as brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, governmental entities, insurance companies, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding the new notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the IRC, the Treasury Regulations promulgated under the IRC, and administrative and judicial interpretations of the IRC, all as in effect as of the date of this exchange offer circular and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the new notes to holders of the new notes other than those holders who acquired their new notes in this exchange offer. If a partnership holds the new notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the new notes pursuant to this exchange offer should consult their own tax advisors.

U.S. Holders

As used herein, the term “U.S. holder” means a holder of the new notes that is a U.S. person for U.S. federal income tax purposes. A U.S. person for these purposes is: (1) an individual who is a citizen or resident of the United States (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the IRC); (2) a corporation (or an entity taxed as a corporation) created or organized in or under the law of the United States or of any political subdivision of the United States; (3) any estate the income of which is included in gross income for U.S. tax purposes regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and elected to continue to be treated as a U.S. person.

Exchange Offer

Under general principles of tax law, the “significant modification” of a debt instrument creates a deemed exchange (upon which gain or loss may be recognized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, the modification of a debt instrument is a significant modification that will create a deemed exchange if, based on all the facts and circumstances and taking into account certain modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In addition, a significant modification that will create a deemed exchange occurs if one of the bright line tests set forth in Treasury Regulations Section 1.1001-3(e) is met.

The exchange of old notes for new notes pursuant to the exchange offer should not constitute an exchange for federal income tax purposes as the new notes do not differ materially in kind or extent from the old notes and consequently, a significant modification of a debt instrument pursuant to Treasury Regulations Section 1.1001-3 has not occurred. Accordingly, a U.S. Holder who exchanges old notes for the new notes pursuant to the exchange offer will not recognize taxable gain or loss upon the receipt of the new notes in exchange for the old notes in the exchange offer and will continue to include original issue discount (“OID”) in gross income as it accrues in the registered note, in advance of the receipt of cash attributable to that income, if the outstanding

10¼% note was issued with OID. In addition, the holding period for a registered note received in the exchange offer will include the holding period of the outstanding 10¼% note surrendered in exchange therefor and the adjusted tax basis of a registered note immediately after the exchange will be the same as the adjusted tax basis of the outstanding 10¼% note surrendered in exchange therefor.

Each U.S. Holder should consult its tax advisor regarding the particular tax consequences to such U.S. Holder in the exchange transaction.

Consequences to Non-Tendering U.S. Holders

A Non-Tendering U.S. Holder will not realize any gain or loss for failing to tender an outstanding 10¼% note for a registered note.

Payments of Interest

Stated interest payable on the new notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time such interest is accrued or received in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

If we are required to pay “additional interest” on the new notes as described in “Description of the Notes—Registered Exchange Offer; Registration Rights,” we believe it should be treated in the same manner as stated interest on the new notes. However, a U.S. holder might be required instead to report the additional interest as income when it accrues or becomes fixed, even if the U.S. holder is a cash method taxpayer.

Sale, Exchange or Redemption

Unless a non-recognition provision applies, upon the sale, redemption, exchange (subsequent to this exchange offer), retirement or other taxable disposition of the new notes, a U.S. holder generally will recognize capital gain or loss equal to the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest) less such holder’s adjusted tax basis in the new notes (excluding any amount attributable to accrued but unpaid interest).

In addition, an amount equal to any accrued but unpaid interest not previously included in income will be treated as ordinary interest income. The deductibility of capital losses is subject to limitations.

Discharge

Were we to obtain a discharge of the indenture within one year before the new notes become due and payable with respect to all of the new notes then outstanding, as described above under “Description of the Notes—Satisfaction and Discharge,” such discharge would generally be deemed to constitute a taxable exchange of the new notes outstanding for other property, namely, the funds deposited with the Trustee. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under “—Sale, Exchange or Redemption.” In addition, after such deemed exchange, a U.S. holder might also be required to recognize income (likely interest and/or original issue discount) from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on the new notes and to the proceeds of the sale of new notes other than payments to certain exempt recipients, such as corporations. A backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or receives notification from the Internal Revenue Service that the holder is subject to backup withholding as a result of a failure to report all interest or dividends.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a holder of a note that is an individual, corporation, estate or trust that is neither a U.S. holder nor a person subject to rules applicable to former citizens and long-term residents of the United States (a “Non-U.S. holder”). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. holders subject to special treatment under the IRC, such as “controlled foreign corporations,” “foreign investment companies,” “foreign personal investment companies” and foreign corporations that accumulate earnings to avoid U.S. federal income tax.

For purposes of the discussion below, interest and gain on the sale, exchange, redemption or repayment of the new notes will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Payments of Interest

Generally, interest paid by us, and any accrued but unpaid interest at the time of disposition of a new note, to a Non-U.S. holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the new notes will qualify as portfolio interest if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our equity interests entitled to vote, (2) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the IRC, (3) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business and (4) certifies, under penalties of perjury on an IRS Form W-8BEN (or such successor form as the IRS designates), prior to the payments that such holder is not a U.S. person and provides such holder’s name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30%, unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax. To claim exemption from withholding or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly executed IRS Form W-8BEN (claiming treaty benefits) or IRS Form W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number or to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange or Redemption

Subject to the discussion below concerning backup withholding, a Non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, repayment or discharge of a new note unless (1) the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. holder) or (2) the Non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Discharge

As described above under “—Consequences to U.S. holders—Discharge,” a Non-U.S. holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on the new notes to Non-U.S. holders. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. holder resides.

Treasury Regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of the new notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, which we refer to as a U.S. related person.

In the case of the gross payment of proceeds from the sale, exchange, redemption or repayment of the new notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, applicable Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Each holder should consult with its tax advisor regarding the particular tax consequences to such holder associated with this exchange offer and the ownership and disposition of the new notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                          , 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of this exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

J. David Dyson, General Counsel, Vice President and Corporate Secretary, and Alston & Bird LLP will pass upon certain legal matters relating to the exchange offer for Gold Kist.

EXPERTS

The consolidated financial statements and schedule of Gold Kist Inc. and subsidiaries as of June 29, 2002 and June 28, 2003, and for each of the years in the three-year period ended June 28, 2003, have been included herein in reliance upon the reports of KPMG LLP and Ernst & Young LLP (solely with respect to Golden Peanut Company, LLC which consolidated financial statements are not presented herein), independent registered public accounting firms, appearing elsewhere herein, and given upon the authority of said firms as experts in accounting and auditing.

GOLD KIST INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Balance Sheets as of June 29, 2002 and June 28, 2003	F-4

Consolidated Statements of Operations for the years ended June 30, 2001, June 29, 2002 and June 28, 2003	F-5

Consolidated Statements of Patrons’ and Other Equity and Comprehensive Income (Loss) for the years ended June 30, 2001, June 29, 2002 and June 28, 2003	F-6

Consolidated Statements of Cash Flows for the years ended June 30, 2001, June 29, 2002 and June 28, 2003	F-7

Notes to Consolidated Financial Statements	F-8

Interim Unaudited Consolidated Financial Statements:

Consolidated Balance Sheets as of June 28, 2003 and March 27, 2004	F-26

Consolidated Statements of Operations for the Three Month and Nine Month Periods ended March 29, 2003 and March 27, 2004	F-27

Consolidated Statements of Cash Flows for the Nine Month Periods ended March 29, 2003 and March 27, 2004	F-28

Notes to Interim Consolidated Financial Statements	F-29

Financial Statement Schedule:

Report of Independent Registered Public Accounting Firm	F-39

Valuation Reserves and Qualifying Accounts for the years ended June 30, 2001, June 29, 2002 and June 28, 2003	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gold Kist Inc.:

We have audited the accompanying consolidated balance sheets of Gold Kist Inc. and subsidiaries as of June 29, 2002 and June 28, 2003, and the related consolidated statements of operations, patrons’ and other equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 28, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Golden Peanut Company, LLC and Subsidiaries, an investment accounted for using the equity method of accounting, as described in Note 10(c) to the consolidated financial statements, for the year ended June 30, 2001. The consolidated financial statements of Golden Peanut Company, LLC and Subsidiaries were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Golden Peanut Company, LLC and Subsidiaries for the year ended June 30, 2001, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Kist Inc. and subsidiaries as of June 29, 2002 and June 28, 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 2003, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

September 5, 2003, except

for the tenth paragraph of

Note 4, as to which the

date is September 22, 2003 and

the first paragraph of

Note 12, as to which

the date is March 10, 2004

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Golden Peanut Company, LLC

We have audited the consolidated statements of operations, members’ equity, and cash flows of Golden Peanut Company, LLC and subsidiaries (the “Company”) for the year ended June 30, 2001 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Golden Peanut Company, LLC and subsidiaries for the year ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia

August 31, 2001, except

for the fourth paragraph

of Note 11, as to which

the date is September 17, 2001

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Dollar Amounts, Except Per Share Amounts, in Thousands)

	June 29, 2002	June 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$8,997	11,026
Receivables, principally trade, less allowance for doubtful accounts of $1,194 in 2002 and $2,002 in 2003	110,470	104,699
Inventories (note 2)	191,130	196,728
Deferred income taxes (note 7)	18,285	43,270
Other current assets	22,587	20,100

Total current assets	351,469	375,823

Investments (note 10)	91,311	66,805
Property, plant and equipment, net (note 3)	229,476	226,905
Prepaid pension costs (note 8)	43,419	—
Deferred income taxes (note 7)	12,008	26,822
Other assets	61,846	65,692

	$789,529	762,047

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt (note 4):
Short-term borrowings	$10,000	—
Current maturities of long-term debt	15,626	22,162

	25,626	22,162
Accounts payable	64,361	63,281
Accrued compensation and related expenses	34,962	31,875
Interest left on deposit (note 4)	9,773	8,495
Other current liabilities	38,407	39,783
Net liabilities – discontinued operations (note 11)	18,381	—

Total current liabilities	191,510	165,596

Long-term debt, less current maturities (note 4)	250,644	324,011
Accrued pension costs (note 8)	10,287	44,487
Accrued postretirement benefit costs (note 8)	29,628	10,119
Other liabilities	24,299	33,937

Total liabilities	506,368	578,150

Patrons’ and other equity (note 6):
Common stock, $1.00 par value - Authorized 500 shares; issued and outstanding 18 in 2002 and 2 in 2003	18	2
Patronage reserves	195,620	185,620
Accumulated other comprehensive loss	(2,169)	(43,448)
Retained earnings	89,692	41,723

Total patrons’ and other equity	283,161	183,897
Commitments and contingencies (notes 4, 5, 8 and 9)

	$789,529	762,047

See accompanying notes to consolidated financial statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar Amounts in Thousands)

	Years Ended
	June 30, 2001	June 29, 2002	June 28, 2003
Net sales volume	$1,810,755	1,863,828	1,855,126
Cost of sales	1,690,437	1,706,582	1,813,106

Gross margins	120,318	157,246	42,020

Distribution, administrative and general expenses	88,507	87,486	81,859
Benefit plans settlement and curtailment gains (note 8)	33,727	—	20,257

Net operating margins (loss)	65,538	69,760	(19,582)

Other income (deductions):
Interest and dividend income (note 10(a))	11,328	9,426	2,283
Interest expense	(39,996)	(27,962)	(24,968)
Gain on sale of marketable equity security and other investments (note 10(b))	—	15,578	—
Unrealized loss on investment (note 10(a))	—	—	(24,064)
Equity in earnings of affiliate (note 10(c))	10,048	—	—
Miscellaneous, net	(241)	2,882	(2,428)

Total other deductions	(18,861)	(76)	(49,177)

Margins (loss) from continuing operations before income taxes	46,677	69,684	(68,759)

Income tax expense (benefit) (note 7)	13,397	22,055	(17,307)

Margins (loss) from continuing operations	33,280	47,629	(51,452)

Discontinued operations (note 11):
Loss from operations of discontinued joint venture partnership (less applicable income tax benefit of $126 thousand and $7.3 million for the years ended June 30, 2001 and June 29, 2002, respectively)	(214)	(13,543)	—

Net margins (loss)	$33,066	34,086	(51,452)

See accompanying notes to consolidated financial statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF PATRONS’ AND OTHER EQUITY

AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended June 30, 2001, June 29, 2002 and June 28, 2003

(Dollar Amounts in Thousands)

	Common stock	Patronage reserves	Accumulated other comprehensive income (loss)		Retained earnings	Total
			Unrealized gain on marketable equity security	Pension liability adjustment
July 1, 2000	$30	197,520	8,747	(582)	33,775	239,490

Comprehensive income:
Net margins for 2001	—	—	—	—	33,066	33,066
Change in value of marketable equity security, net of tax (note 10(b))	—	—	8,812	—	—	8,812
Additional minimum pension liability, net of tax	—	—	—	(1,527)	—	(1,527)

Total comprehensive income						40,351

Redemptions and other changes	(1)	(8,242)	—	—	952	(7,291)

June 30, 2001	29	189,278	17,559	(2,109)	67,793	272,550

Comprehensive income:
Net margins for 2002	—	14,248	—	—	19,838	34,086
Change in value of marketable equity security, net of tax (note 10(b))	—	—	7,920	—	—	7,920
Reclassification adjustment, gain on sale of marketable equity security, net of tax (note 10(b))	—	—	(25,479)	—	—	(25,479)
Additional minimum pension liability, net of tax	—	—	—	(60)	—	(60)

Total comprehensive income						16,467

Cash portion of nonqualified patronage refund	—	(1,656)	—	—	—	(1,656)
Redemptions and other changes	(11)	(6,250)	—	—	2,061	(4,200)

June 29, 2002	18	195,620	—	(2,169)	89,692	283,161

Comprehensive loss:
Net loss for 2003	—	—	—	—	(51,452)	(51,452)
Additional minimum pension liability, net of tax	—	—	—	(41,279)	—	(41,279)

Total comprehensive loss						(92,731)

Redemptions and other changes	(16)	(10,000)	—	—	3,483	(6,533)

June 28, 2003	$2	185,620	—	(43,448)	41,723	183,897

See accompanying notes to consolidated financial statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar Amounts in Thousands)

	Years Ended
	June 30, 2001	June 29, 2002	June 28, 2003
Cash flows from operating activities:
Margins (loss) from continuing operations	$33,280	47,629	(51,452)
Non-cash items included in margins (loss) from continuing operations:
Depreciation and amortization	42,747	39,071	39,495
Unrealized loss on investment	—	—	24,064
Post retirement benefit plans curtailment gains	(33,727)	—	(20,257)
Gain on sale of marketable equity security and other investments	—	(15,578)	—
Equity in earnings of partnership	(10,048)	—	—
Deferred income tax expense (benefit)	13,929	14,012	(14,850)
Other	913	5,633	3,664
Changes in operating assets and liabilities:
Receivables	(299)	(3,473)	5,771
Inventories	8,007	(16,076)	(5,598)
Other current assets	6,715	6,392	2,994
Accounts payable, accrued and other expenses	10,423	(9,610)	518

Net cash provided by (used in) operating activities of continuing operations	71,940	68,000	(15,651)

Net cash used in operating activities of discontinued operations	—	—	(18,381)

Net cash provided by (used in) operating activities	71,940	68,000	(34,032)

Cash flows from investing activities:
Acquisitions of investments	(818)	(671)	—
Acquisitions of property, plant and equipment	(33,495)	(38,899)	(34,651)
Proceeds from disposal of investments	8	90,891	482
Proceeds from employee life insurance policy surrenders	—	—	7,537
Other	1,523	(6,092)	(1,651)

Net cash provided by (used in) investing activities	(32,782)	45,229	(28,283)

Cash flows from financing activities:
Short-term borrowings, net	(33,730)	(88,220)	(10,000)
Proceeds from long-term debt	140,000	95,000	202,920
Principal payments of long-term debt	(136,868)	(117,928)	(126,024)
Patronage refunds and other equity paid in cash	(5,892)	(4,423)	(7,601)
Proceeds from employee life insurance policy borrowings	—	—	5,049

Net cash provided by (used in) financing activities.	(36,490)	(115,571)	64,344

Net change in cash and cash equivalents	2,668	(2,342)	2,029
Cash and cash equivalents at beginning of year	8,671	11,339	8,997

Cash and cash equivalents at end of year	$11,339	8,997	11,026

Supplemental disclosure of cash flow data:
Cash paid (received) during the years for:
Interest (net of amounts capitalized)	$39,538	31,125	25,571

Income taxes	$(6,042)	7,831	(5,855)

See accompanying notes to consolidated financial statements.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2001, June 29, 2002 and June 28, 2003

(Dollar Amounts in Thousands)

(1) Summary of Significant Accounting Policies

Gold Kist Inc. is an agricultural membership cooperative association, headquartered in Atlanta, Georgia. Gold Kist Inc. operates fully integrated broiler production, processing and marketing operations, as well as pork production facilities. These operations provide marketing and purchasing services to approximately 2,500 breeder, broiler and pork member/producers.

The accounting and reporting policies of Gold Kist Inc. and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices among agricultural cooperatives. The following is a summary of the significant accounting policies.

(a) Basis of Presentation

The accompanying consolidated financial statements include the accounts of Gold Kist Inc. and its subsidiaries (collectively “Gold Kist” or “Company” or “Association”). All significant intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made in fiscal 2001 and 2002 to conform to the presentation in fiscal 2003.

(b) Cash and Cash Equivalents

Gold Kist’s policy is to invest cash in excess of operating requirements in highly liquid interest bearing debt instruments, which include commercial paper and reverse repurchase agreements or money market funds that invest in such securities. These investments are stated at cost, which approximates market. For purposes of the consolidated statements of cash flows, Gold Kist considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

(c) Inventories

Live poultry and hogs consist of broilers, market hogs and breeding stock. The broilers and market hogs are stated at the lower of average cost or market. The breeding stock is stated at average cost, less accumulated amortization.

Raw materials and supplies consist of feed ingredients, hatching eggs, packaging materials and operating supplies. These inventories are stated, generally, on the basis of the lower of cost (first-in, first-out or average) or market. Gold Kist engages in commodity futures and options transactions to manage the risk of adverse price fluctuations with regard to its feed ingredient purchases.

Effective July 2, 2000, the Association adopted Statement of Financial Accounting Standards (SFAS) 133, as amended by SFAS 138. The statement requires the recognition of all derivatives on the balance sheet at fair value. The Company’s derivatives include agricultural related forward purchase contracts, futures and options transactions. The Company’s futures transactions have historically been designated as hedges and options transactions have been marked to market. Effective in the first quarter of fiscal 2001, changes in the fair value of these derivatives, except for forward purchase contracts on which the Company takes physical delivery, have been recorded through earnings. The effect of the adoption of the new statements was immaterial.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Marketable products consist primarily of dressed and further processed poultry. These inventories are stated, principally, on the basis of selling prices, less estimated brokerage, freight and certain other selling costs where applicable (estimated net realizable value).

(d) Revenue Recognition

Revenue is recognized upon shipment or upon transfer of ownership of the product to the customer.

(e) Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets as follows.

Land improvements	5 – 10 Years	Office furniture and equipment	3 – 10 Years
Buildings	10 – 25 Years	Automotive equipment	3 – 5 Years
		Machinery and equipment	5 – 10 Years

(f) Investments

Certain investments in other cooperatives are recorded at cost and include the amount of patronage refund certificates and patrons’ equities allocated, less distributions received. These investments are not readily marketable and quoted market prices are not available. Accordingly, it is not practical to determine these investments’ fair value. The equity method of accounting is used for investments in other companies in which Gold Kist’s voting interest is 20 to 50 percent. Investments in less than 20 percent owned companies, which are not readily marketable, are stated at cost.

Gold Kist applies the provisions of SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Pursuant to the provisions of SFAS 115, the Company had previously classified its marketable equity security, which was sold in December 2001, as “available-for-sale” (see Note 10(b)). Accumulated other comprehensive income (loss) - unrealized gains and losses on “available-for-sale” securities are included as a separate component of patrons’ and other equity in the accompanying consolidated financial statements, net of deferred income taxes.

(g) Income Taxes

Gold Kist operates as an agricultural cooperative not exempt from Federal income taxes. Aggregate margins not refunded in cash to members or allocated in the form of qualified written notices are subject to income taxes.

The bylaws of Gold Kist provide for the issuance of either qualified or nonqualified patronage refunds (as defined for purposes of Subchapter T of the Internal Revenue Code). Gold Kist utilizes nonqualified patronage refunds, which are deductible for income tax purposes only to the extent paid or redeemed in cash.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

(h) Fair Value of Financial Instruments

Gold Kist’s financial instruments include cash and cash equivalents, receivables, accounts payable and accrued expenses, interest left on deposit, notes receivable and debt. Because of the short maturity of cash equivalents, receivables, accounts payable and accrued expenses, interest left on deposit, and certain short-term debt and certain long-term debt bearing variable interest rates, the carrying value of the financial instrument approximates fair value. All financial instruments are considered to have an estimated fair value, which approximates carrying value at June 29, 2002 and June 28, 2003 unless otherwise specified (see notes 1(f) and 4).

(i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Effective June 30, 2002, Gold Kist adopted SFAS 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. The adoption of SFAS 144 did not impact the Gold Kist consolidated financial statements. SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Prior to the adoption of SFAS 144, Gold Kist applied the provisions of SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

(j) Comprehensive Income (Loss)

Comprehensive income (loss) consists of net margins (loss), unrealized gains and losses on a marketable equity security and pension liability adjustments, net of tax, and is presented in the consolidated statements of patrons’ and other equity and comprehensive income (loss).

(k) Goodwill

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142 “Goodwill and Other Intangible Assets.” The statement requires that goodwill no longer be amortized; instead it will be annually tested for impairment. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Early adoption was permitted for companies with fiscal years beginning after March 15, 2001, provided that the first interim period financial statements had not been issued.

Effective July 1, 2001, the Association adopted SFAS 142. Approximately $20 million of goodwill is included in other assets in the accompanying consolidated balance sheets at June 29, 2002 and June 28, 2003. Based upon its annual assessment, the Association has determined that the fair value of its assets in the poultry reporting unit exceeded their carrying value, including the goodwill. Goodwill amortization expense of $1.2 million is included in distribution, administrative and general expenses in the accompanying consolidated statement of operations for the year ended June 30, 2001 with the same impact on net margins.

(l) Fiscal Year

Gold Kist employs a 52/53-week fiscal year. The consolidated financial statements for 2001, 2002 and 2003 reflect 52 weeks, respectively. Fiscal 2004 will be a 52-week year.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

(m) Use of Estimates

Management of Gold Kist has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

(2) Inventories

Inventories are summarized as follows:

	June 29, 2002	June 28, 2003
Live poultry and hogs	$91,457	97,691
Marketable products	62,390	53,587
Raw materials and supplies	37,283	45,450

	$191,130	196,728

As a part of the implementation of an automated system for spare parts and supply inventories initiated in fiscal 2003 and expected to be completed in fiscal 2004, the Company changed its level of item cost requiring inclusion in inventory. The change resulted in the capitalization, as acquired, of an approximate additional $4.6 million into spare parts and supply inventory as of June 28, 2003.

(3) Property, Plant and Equipment

Property, plant and equipment is summarized as follows:

	June 29, 2002	June 28, 2003
Land and land improvements	$31,372	32,222
Buildings	202,285	215,845
Machinery and equipment	423,348	435,197
Construction in progress	5,269	1,845

	662,274	685,109
Less accumulated depreciation	432,798	458,204

	$229,476	226,905

(4) Notes Payable and Long-Term Debt

The Company’s long-term debt includes the Series B Senior Exchange Notes and the Series C Senior Exchange Notes with an insurance company and term loans with an agricultural credit bank. The interest rates on these notes are adjusted quarterly using variable rates based on the Company’s financial condition. As of June 28, 2003, interest rates on the Series B Senior Exchange Notes and the Series C Senior Exchange Notes were 12% and 12.25%, respectively. As of June 30, 2002, interest rates on the Series B Senior Exchange Notes and the Series C Senior Exchange Notes were 9.0% and 9.25%, respectively. The interest rates on the term loans were 8.46% and 9.41% at June 29, 2002 and June 28, 2003, respectively.

At July 1, 2001, the Company’s loan agreements included a $240 million Senior Secured Credit Facility with a group of financial institutions that includes a $100 million 364-day revolving line of credit, a $95 million

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

two-year term loan, and a $45 million five-year term loan. The interest rates on the 364-day and two-year term facilities ranged from 2.25% to 3% over LIBOR, adjusted quarterly based on the Association’s financial condition. The interest rate on the five-year term loan was fixed at 10.57%.

In October 2001, the Association refinanced its Senior Secured Credit Facility, replacing the $100 million 364-day revolving line of credit due November 3, 2001 with a $110 million revolving line of credit due October 2002. The $95 million two-year term loan due November 2002 was also replaced with a $95 million two-year term loan due October 2003. Other terms and conditions of the credit facility were essentially unchanged.

In September 2002, the Company refinanced and extended the Senior Secured Credit Facility to include a $110 million Revolving Credit Facility maturing November 2004 and a $95 million Term Loan maturing November 2005. The interest rates on the facility ranged from 1.50% to 2.25% over LIBOR, adjusted quarterly based on the Association’s financial condition. Other terms and conditions were essentially unchanged. The terms and conditions on the $45 million five-year term loan due November 2005 were also unchanged.

In connection with the dissolution of the pecan marketing and processing partnership in January 2003 and the repayment of the partnership’s line of credit, the Association obtained a $10 million term loan from an agricultural credit bank. The term note bears interest at LIBOR plus 3.5%.

In February 2003, the Company amended its Senior Secured Credit Facility and arranged a Temporary Revolving Credit Facility to provide up to $35 million of incremental liquidity. The Temporary Revolving Credit Facility matures on September 30, 2003 and bears interest at LIBOR plus 4%. There were no amounts outstanding under the Temporary Facility at June 28, 2003. The interest rates on the Senior Secured Credit Facility were also changed in February 2003 to a range of 2% to 4% over LIBOR, adjusted quarterly based on the Association’s financial condition.

The Association’s senior notes, senior secured credit facilities and term loans with an agricultural credit bank are secured by substantially all of the Association’s inventories, receivables, and property, plant and equipment.

Interest left on deposit represents amounts of interest payable, which at the option of the holders of various classes of certificates, is left on deposit with Gold Kist. Additional interest on these amounts accrues at the same rates as the related certificates. Certificates are redeemable at the request of the holder, subject to an interest penalty and other limitations.

The terms of debt agreements specify minimum consolidated tangible net worth, current ratio and coverage ratio requirements, as well as a limitation on the total debt to total capital ratio. The debt agreements place a limitation on capital expenditures, equity distributions, cash patronage refunds, commodity hedging contracts and additional loans, advances or investments. At June 28, 2003, the Association was in compliance with all loan covenants.

As of September 22, 2003, Gold Kist has $43.85 million available under its Senior Secured Credit Facility, excluding the Temporary Revolving Credit Facility which matures September 30, 2003. Based upon Gold Kist’s expected results for 2004 and amounts available under the Senior Secured Credit Facility, Gold Kist anticipates having sufficient liquidity to meet its obligations as they become due. In the event such amounts are not sufficient, Gold Kist will pursue additional sources of financing or asset sales, although no assurances can be given that such additional sources of financing or asset sales will be sufficient for Gold Kist to meet its obligations.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Long-term debt is summarized as follows:

	June 29, 2002	June 28, 2003
Series B senior exchange notes, due in annual installments of $2,727 beginning in February 2002 with interest payable quarterly	$27,273	24,546
Series C senior exchange notes, due in annual installments of $2,273 beginning in May 2002 with interest payable quarterly	22,727	20,454
Senior secured note payable with an insurance company due in November 2005 with interest payable quarterly at a fixed rate of 10.57%	45,000	45,000
Term loan agreements with financial institutions, $5,000 due March 2004, September 2004 and March 2005 with the remainder due in November 2005 (weighted average rate of 4.09% at June 29, 2002 and 4.32% at June 28, 2003)	95,000	95,000
Revolving credit facility, due November 2004 (weighted average interest rate of 4.27% at June 28, 2003)	—	83,000
Term loan agreement with agricultural credit bank, due in semi-annual installments of $1,785 with interest payable monthly	37,505	35,720
Term loan agreement with agricultural credit bank, due in quarterly installments of $400 beginning December 31, 2003 and $600 thereafter with interest payable monthly (weighted average interest rate of 4.85% at June 28, 2003)	—	10,000
Subordinated capital certificates of interest with original fixed maturities ranging from five to fifteen years, unsecured (weighted average interest rate of 7.9% at June 29, 2002 and 8.02% at June 28, 2003)	30,513	23,006
Tax exempt industrial revenue bond due July 2015 with variable interest rate (1.5% at June 29, 2002 and 1.1% at June 28, 2003)	7,500	7,500
Pro rata share of mortgage loans, due in monthly installments to January 2010, secured by an office building (weighted average interest rate of 5.77%)	752	1,947

	266,270	346,173
Less current maturities	15,626	22,162

	$250,644	324,011

Annual required principal repayments on long-term debt for the five years subsequent to June 28, 2003 are as follows:

Year:
2004	$22,162
2005	106,099
2006	137,795
2007	12,213
2008	13,845

Based upon discounted cash flows of future payments, assuming interest rates available to Gold Kist for issuance of debt with similar terms and remaining maturities, the estimated fair value of the Series B and Series C senior exchange notes at June 29, 2002 and June 28, 2003 was approximately $48.2 million and $47.5 million, respectively. The estimated fair value of the term loans with the agricultural credit bank at June 29, 2002 and June 28, 2003 was approximately $35.1 million and $43.2 million, respectively, and the estimated fair value of the senior secured note with an insurance company was $46.7 million at June 29, 2002 and $46.1 million at June 28, 2003.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

(5) Leases

Gold Kist leases vehicles, transportation and processing equipment and certain facilities from third parties under operating leases, many of which contain renewal options. Rent expense from continuing operations for 2001, 2002 and 2003 was $19.3 million, $24.2 million and $27.4 million, respectively. Commitments for minimum rentals under non-cancelable operating leases at the end of 2003 are as follows:

Year:
2004	$15,472
2005	12,351
2006	9,393
2007	7,844
2008	6,429
Thereafter	2,196

$53,685

(6) Patrons’ and Other Equity

Gold Kist’s Articles of Incorporation provide for a class of common stock and a class of preferred stock pursuant to the provisions of the Georgia Cooperative Marketing Act. Each member is allocated one share of common stock, $1.00 par value. The common shares are not marketable or transferable and no dividends will be declared on these common shares. No issuance of preferred stock has been authorized by Gold Kist.

Patronage reserves represent undistributed member margins allocated as either qualified or nonqualified notified equity, less income taxes paid on undistributed nonqualified equity. Qualified notified equity is deductible for income tax purposes when allocated; whereas, nonqualified notified equity is deductible upon redemption. The redemption of qualified and nonqualified notified equity is subject to the discretion of the Board of Directors. Patronage reserves do not bear interest and are subordinated to all certificates outstanding and indebtedness of Gold Kist.

Retained earnings include a “set aside” allocation of member margins with the amount based on financial ratios. In addition, the cumulative net margins (losses) resulting from nonmember and nonpatronage transactions, including noncooperative subsidiaries, and losses from patronage operations are reflected in retained earnings. Also included are amounts related to the early redemption of notified equity, representing the difference between the face value and the redemption amounts.

(7) Income Taxes

Total income tax expense (benefit) was allocated as follows:

	2001	2002	2003
Margins (loss) from continuing operations	$13,397	22,055	(17,307)
Discontinued operations	(126)	(7,293)	—
Patrons’ and other equity - accumulated comprehensive income (loss):
Unrealized gain on marketable equity security	4,745	(4,745)	—
Pension liability adjustment	(910)	(36)	(24,599)

	$17,106	9,981	(41,906)

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

The provisions for income tax expense (benefit), principally Federal, related to margins (loss) from continuing operations consist of the following:

	2001	2002	2003
Current expense (benefit)	$(532)	8,043	(2,457)
Deferred expense (benefit)	13,929	14,012	(14,850)

	$13,397	22,055	(17,307)

Gold Kist’s combined federal and state effective tax rate from operations for 2001, 2002 and 2003 was 29%, 32% and 25%, respectively. A reconciliation of income tax expense (benefit) allocated to margins (loss) from continuing operations computed by applying the Federal corporate income tax rate of 35% in 2001, 2002 and 2003 to margins (loss) from continuing operations before income taxes for the applicable year follows:

	2001	2002	2003
Computed expected income tax expense (benefit)	$16,337	24,389	(24,066)
Increase (decrease) in income tax expense (benefit) resulting from:
Cash portion of nonqualified patronage refund	—	(580)	—
Change in deferred tax valuation allowance	(7)	9	10,331
Effect of state income taxes, net of Federal benefit	783	146	656
Dividends received deduction	(2,026)	(505)	—
Nonqualified equity redemptions	(1,582)	(1,222)	(1,644)
Employment credits	(195)	(287)	(312)
Other, net	87	105	(2,272)

	$13,397	22,055	(17,307)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 29, 2002 and June 28, 2003 are as follows:

	2002	2003
Deferred tax assets:
Postretirement benefits	$12,081	29,056
Federal tax operating loss carryforward	—	21,018
Insurance accruals	9,474	9,007
Federal alternative minimum tax carryforward	2,462	3,145
General business credit carryforward	—	2,558
Allowance for doubtful accounts	640	4,675
State tax operating loss carryforwards	3,525	5,128
Equity in partnerships	6,186	972
Unrealized capital loss on investment	6,412	14,835
Other assets	4,599	4,599
Other	2,285	3,762

Total gross deferred tax assets	47,664	98,755
Less valuation allowance	(399)	(10,730)

Total net deferred tax assets	47,265	88,025

Deferred tax liabilities:
Accelerated depreciation	(6,257)	(7,477)
Deferred compensation	(10,715)	(10,456)

Total deferred tax liabilities	(16,972)	(17,933)

Net deferred tax assets	$30,293	70,092

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

The net change in the total valuation allowance for 2001, 2002 and 2003 was a decrease of $7 and an increase of $9 and $10,331, respectively. The Company’s management believes the existing net deductible temporary differences comprising the total net deferred tax assets will reverse during periods in which the Company generates net taxable income.

At June 28, 2003, Gold Kist has a net operating loss carryforward for federal income tax purposes of $60.1 million, which is available to offset future federal income taxes, if any, through 2023 and a general business credit carryforward for federal income tax purposes of $2.6 million, which is available to offset future federal income taxes, if any. The credits expire in 2018 through 2023.

Gold Kist also has an alternative minimum tax credit carryforward for federal income tax purposes of $3.1 million, which is available to offset future federal income taxes, if any.

(8) Employee Benefits

Pension Plans

Gold Kist has noncontributory defined benefit pension plans covering substantially all of its employees and directors (participants). The plan provisions covering the salaried participants provide pension benefits that are based on the employees’ compensation during the years before retirement or other termination of employment. The plan provisions covering the hourly participants provide pension benefits that are based on years of service. Gold Kist’s funding policy is to contribute within the guidelines prescribed by Federal regulations. Plan assets consist principally of corporate equities and bonds, and U.S. Government and Agency obligations.

Medical and Life Insurance Plans

Effective January 1, 2001, the Association substantially curtailed its postretirement medical benefit plan for current employees. A net gain from the curtailment of $29.5 million is reflected in the accompanying 2001 consolidated statement of operations.

In October 2002, the Association substantially curtailed its postretirement supplemental life insurance plan and in April 2003, the Association substantially curtailed its postretirement medical plan for existing retirees. Retired employees eligible under the plan between the ages of 55 and 65 could continue their coverage at rates above the average cost of the medical insurance plan for active employees. Curtailment gains of $20.3 million are reflected in the accompanying consolidated statement of operations for the year ended June 28, 2003 with the accompanying reduction in the accrued postretirement benefit liability in the accompanying consolidated balance sheet at June 28, 2003.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

The following table sets forth the plans’ change in benefit obligation, change in plan assets and economic assumptions for the years ended June 29, 2002 and June 28, 2003.

	Pension Benefits		Medical & Life Insurance Benefits
	2002	2003	2002	2003
Change in benefit obligation
Benefit obligation at beginning of year	$136,007	139,172	$24,899	41,839
Service cost	5,154	5,521	134	64
Interest cost	9,679	10,193	1,785	2,746
Actuarial losses	4,218	24,582	18,333	1,769
Benefits paid (other than settlements)	(11,860)	(10,336)	(3,312)	(3,375)
Plan amendments	(57)	1,222	—	(37,783)
Settlements and curtailment	(3,969)	—	—	—

Benefit obligation at end of year	139,172	170,354	41,839	5,260

Change in plan assets
Fair value of plan assets at beginning of year	147,064	140,947	—	—
Actual return (loss) on plan assets	5,089	(23,333)	—	—
Contributions by employer	4,623	725	3,312	3,375
Benefits paid (other than settlements)	(11,860)	(10,336)	(3,312)	(3,375)
Settlements	(3,969)	—	—	—

Fair value of plan assets at end of year	140,947	108,003	—	—

Funded status	1,775	(62,351)	(41,839)	(5,260)
Unrecognized transition asset	(1,136)	(240)	—	—
Unrecognized prior service cost	12,037	11,502	(17,704)	(33,600)
Unrecognized actuarial loss	23,741	86,580	25,861	26,177
Contributions after the measurement date	176	994	811	855

Net amount recognized	$36,593	36,485	(32,871)	(11,828)

Prepaid benefit cost	$43,419	—	—	—
Accrued benefit liability	(10,287)	(44,487)	(32,871)	(11,828)
Intangible asset	—	11,633	—	—
Accumulated other comprehensive loss	3,461	69,339	—	—

Net amount recognized	$36,593	36,485	(32,871)	(11,828)

Less current portion			3,243	1,709

			$(29,628)	(10,119)

Weighted-average assumptions as of year-end
Discount rate	7.50%	6.50%	7.50%	6.50%
Expected return on plan assets	9.50	9.00	—	—
Rate of compensation increase	5.01	4.01	—	—

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

The health care cost trend rate used to determine the medical and life insurance benefit obligation at June 29, 2002 was 10%, declining ratably to 5% by the year 2012 and remaining at that level thereafter. The health care cost trend rate used to determine the medical and life insurance benefit obligation at June 28, 2003 was 9.5%, declining ratably to 5% by the year 2012 and remaining at that level thereafter. A 1% increase in the health care cost trend rate would increase the medical and life insurance benefit obligation as of June 28, 2003 by $44. A 1% decrease in the health care cost trend rate would decrease the medical and life insurance benefit obligation as of June 28, 2003 by $42.

	Pension Benefits			Medical & Life Insurance Benefits
	2001	2002	2003	2001	2002	2003
Components of net periodic benefit cost (income):
Service cost	$4,691	5,154	5,521	$2,883	134	64
Interest cost	9,956	9,679	10,193	4,603	1,785	2,746
Estimated return on plan assets	(15,124)	(15,002)	(15,290)	—	—	—
Net amortization	1,077	1,421	1,228	(136)	(1,461)	(177)

	600	1,252	1,652	7,350	458	2,633
Settlements and curtailment	(4,273)	1,100	—	(29,454)	—	(20,257)

Net periodic benefit cost (income) after settlements and curtailment	$(3,673)	2,352	1,652	$(22,104)	458	(17,624)

A 1% increase in the health care cost trend rate would increase the medical and life insurance service and interest cost components as of June 28, 2003 by $196. A 1% decrease in the health care cost trend rate would decrease the medical and life insurance service and interest cost components as of June 28, 2003 by $172.

Eligible employees participate in the Gold Kist 401(k) plan. During fiscal 2001, 2002 and 2003, the Association contributed $648, $1,400 and $1,675, respectively, to the 401(k) plan to partially match employee contributions.

(9) Contingent Liabilities

In August 1999, the State Court of Fulton County, Georgia entered a judgment against Golden Peanut Company (Golden Peanut), a former affiliated company, and in favor of a peanut farming company that alleged it had been underpaid for its 1990 crop. Gold Kist was contingently liable through a Litigation Sharing and Indemnification Agreement with Golden Peanut for its share of any costs related to this litigation. In March 2001, the Georgia Court of Appeals reversed this judgment and ordered a new trial. In November 2002, Golden Peanut reached a settlement on this litigation and Gold Kist’s share was paid in December 2002. The amount is included in other deductions in the accompanying consolidated statements of operations for the year ended June 28, 2003.

Gold Kist is a party to various other legal, environmental and administrative proceedings, all of which management believes constitute ordinary routine litigation incidental to the business conducted by Gold Kist and are not material in amount.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

(10) Investments

(a) Capital Trust and Preferred Securities

In October 1998, the Association completed the sale of assets of the Agri-Services segment business to Southern States Cooperative, Inc. (SSC). In order to complete the transaction, the Association committed to purchase from SSC, subject to certain terms and conditions, up to $60 million principal amount of capital trust securities and $40 million principal amount of cumulative preferred securities if SSC was unable to market the securities to other purchasers. The $60 million principal amount of capital trust securities is redeemable in 2029. In October 1999, the Company purchased for $98.6 million the $100 million principal amount of the securities under the commitment. The securities, with interest/dividends payable quarterly, carried a combined weighted average interest/dividend rate of 8.55% for the year ended June 29, 2002. No dividends from the cumulative preferred securities have been received since the quarterly payment received in January 2002.

In October 2002, SSC notified the Association that, pursuant to the provisions of the indenture under which the Association purchased the capital trust securities, SSC would defer the capital trust certificates quarterly interest payment due on October 5, 2002. Quarterly interest payments for subsequent quarters through July 5, 2003 have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters with any deferred payments bearing interest at 10.75%.

As a result of the deferral of the interest payments, the Association has reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against the loss from continuing operations for the year ended June 28, 2003. The carrying value of the SSC securities was $81.4 million at June 29, 2002 and $57.3 million at June 28, 2003.

As interest rates and market conditions change, the carrying value of the securities could be further reduced. Also, the proceeds from any future sale of the SSC securities could differ from these estimates. If these events were to occur, they could have a material impact on results of operations and financial position of the Association.

Gold Kist is permitted to sell the SSC securities pursuant to applicable securities regulations. The SSC securities are classified as noncurrent assets - investments in the accompanying consolidated balance sheets at June 29, 2002 and June 28, 2003.

(b) Marketable Equity Security

At June 30, 2001, the Association’s marketable equity security was carried at its fair value of $47.8 million, which represented a gross unrealized gain of $27 million. The unrealized gain had been reflected as a separate component of patrons’ and other equity. During the quarter ended December 29, 2001, the Association sold its marketable equity security, its investment in an interregional fertilizer cooperative and other investments realizing total proceeds of $64.6 million and a gain before income taxes of $15.6 million.

Dividends of $723 thousand and $375 thousand are included in interest and dividend income for the years ended June 30, 2001 and June 29, 2002, respectively.

(c) Golden Peanut Company

Gold Kist had a 25% interest in Golden Peanut Company, LLC and subsidiaries (Golden Peanut). Gold Kist’s investment in Golden Peanut amounted to $24.2 million at June 30, 2001, which was liquidated at that value on August 30, 2001.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Summarized financial information of Golden Peanut is shown below:

Condensed Consolidated Statements of Operations

2001
Net sales and other operating income	$575,662
Costs and expenses	546,414

Net earnings	$29,248

Gold Kist received procurement commissions, royalties and administrative service fees of $.9 million in 2001.

(11) Discontinued Operations - Pecan Processing and Marketing Partnership

Gold Kist held a 25% equity interest and 35% earnings (loss) participation in a pecan processing and marketing partnership. Gold Kist and the parent corporation of the other general partner were each guarantors of up to $60 million under a secured line of credit agreement between an agricultural credit bank and the partnership.

Effective in June 2002, Gold Kist adopted a plan to withdraw from the partnership and discontinue its participation in the operations of the affiliate during 2003. Accordingly, the operating results of the partnership have been segregated from continuing operations and reported separately in the accompanying 2002 consolidated balance sheet and statements of operations and cash flows for all periods presented.

On January 31, 2003, the parent corporation of the other general partner obtained refinancing, the aforementioned line of credit was paid off and the partnership was dissolved. Gold Kist paid $20 million on the aforementioned line of credit and received notes from the parent corporation of the former general partner with a face amount of $11.7 million. The notes bore interest at 12% and were recorded at a discounted amount representing their estimated fair value. The notes were classified as noncurrent assets in the accompanying 2003 consolidated balance sheet. The $20 million payment by Gold Kist was financed from a $10 million drawing from the Senior Secured Line of Credit and a $10 million term note from an agricultural credit bank. On August 22, 2003, Gold Kist settled all outstanding notes receivable for $3.8 million, which exceeded the carrying value of the notes.

(12) Supplemental Combining Condensed Financial Statements

On March 10, 2004, the Company issued senior notes in a private placement offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The Senior Notes were issued at a price of 98.47%. Net proceeds from the sale were $191.2 million.

The Company’s senior notes, due 2014 are jointly and severally guaranteed by the Company’s domestic subsidiaries, which are 100% owned by Gold Kist Inc. (the “Parent”), except for GK Insurance Inc., a wholly owned captive insurance company domiciled in the State of Vermont.

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

The following is the supplemental combining condensed balance sheets as of June 29, 2002 and June 28, 2003, the supplemental combining condensed statements of operations for the three years ended June 30, 2001, June 29, 2002 and June 28, 2003, respectively, and the supplemental combining condensed statements of cash flows for the three years ended June 30, 2001, June 29, 2002 and June 28, 2003. The only intercompany eliminations are the normal intercompany revenues, borrowings and investments in wholly owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries, which are 100% owned by the Parent, are not presented because the guarantors are jointly and severally, fully and unconditionally liable under the guarantees.

Balance Sheet:

	As of June 29, 2002
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$8,213	533	251		8,997
Receivables, net	106,275	17,609	10,842	(24,256)	110,470
Inventories	190,988	142	—		191,130
Deferred income taxes and other current assets	24,176	3,579	13,117		40,872

Total current assets	329,652	21,863	24,210	(24,256)	351,469
Investments	110,539	1	—	(19,229)	91,311
Property, plant and equipment, net	228,838	638	—		229,476
Deferred income taxes and other assets	99,930	13,858	3,485		117,273

	$768,959	36,360	27,695	(43,485)	789,529

LIABILITIES AND PATRONS’ EQUITY
Current liabilities:
Short term borrowings	$10,000	—	—		10,000
Current maturities of long-term debt	15,626	—	—		15,626

	25,626	—	—		25,626
Accounts payable	87,706	911	—	(24,256)	64,361
Accrued compensation and related expenses	34,945	17	—		34,962
Interest left on deposit	9,773	—	—		9,773
Other current liabilities	27,458	18,400	10,930		56,788

Total current liabilities	185,508	19,328	10,930	(24,256)	191,510
Long-term debt, less current maturities	250,644	—	—		250,644
Accrued pension costs	10,287	—	—		10,287
Accrued postretirement benefit costs	29,628	—	—		29,628
Other liabilities	9,731	326	14,242		24,299

Total liabilities	485,798	19,654	25,172	(24,256)	506,368

Patrons’ and other equity	283,161	16,706	2,523	(19,229)	283,161

	$768,959	36,360	27,695	(43,485)	789,529

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Balance Sheet:

	As of June 28, 2003
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$8,353	164	2,509		11,026
Receivables, net	102,203	16,725	15,162	(29,391)	104,699
Inventories	196,630	98	—		196,728
Deferred income taxes and other current assets	45,137	1,668	16,565		63,370

Total current assets	352,323	18,655	34,236	(29,391)	375,823
Investments	86,237	—	—	(19,432)	66,805
Property, plant and equipment, net	226,571	334	—		226,905
Deferred income taxes and other assets	70,155	14,511	7,848	—	92,514

	$735,286	33,500	42,084	(48,823)	762,047

LIABILITIES AND PATRONS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$22,162	—	—		22,162
Accounts payable	75,837	16,835	—	(29,391)	63,281
Accrued compensation and related expenses	31,871	4	—		31,875
Interest left on deposit	8,495	—	—		8,495
Other current liabilities	24,045	28	15,710		39,783

Total current liabilities	162,410	16,867	15,710	(29,391)	165,596
Long-term debt, less current maturities	324,011	—	—		324,011
Accrued pension costs	44,487	—	—		44,487
Accrued postretirement benefit costs	10,119	—	—		10,119
Other liabilities	10,362	326	23,249		33,937

Total liabilities	551,389	17,193	38,959	(29,391)	578,150

Patrons’ and other equity	183,897	16,307	3,125	(19,432)	183,897

	$735,286	33,500	42,084	(48,823)	762,047

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Statement of Operations:

	For the year ended June 30, 2001
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$1,805,849	4,906	—	—	1,810,755
Cost of sales	1,686,517	3,920	—	—	1,690,437

Gross margins	119,332	986	—	—	120,318
Distribution, administrative and general expenses	52,099	2,681	—	—	54,780

Net operating margins (loss)	67,233	(1,695)	—	—	65,538
Interest, income taxes and other, net	(34,096)	1,838	—	—	(32,258)

Net margins from continuing operations	33,137	143	—	—	33,280
Discontinued operations – net of income tax benefit	—	(214)	—	—	(214)

Net margins (loss)	$33,137	(71)	—	—	33,066

Statement of Operations:

	For the year ended June 29, 2002
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$1,845,743	4,223	13,862	—	1,863,828
Cost of sales	1,688,972	3,390	14,220	—	1,706,582

Gross margins (loss)	156,771	833	(358)	—	157,246
Distribution, administrative and general expenses	84,757	2,658	71	—	87,486

Net operating margins (loss)	72,014	(1,825)	(429)	—	69,760
Interest, income taxes and other, net	(51,697)	29,114	452	—	(22,131)

Net margins from continuing operations	20,317	27,289	23	—	47,629
Discontinued operations – net of income tax benefit	—	(13,543)	—	—	(13,543)

Net margins	$20,317	13,746	23	—	34,086

Statement of Operations:

	For the year ended June 28, 2003
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$1,850,474	2,211	11,581	(9,140)	1,855,126
Cost of sales	1,808,691	2,208	11,347	(9,140)	1,813,106

Gross margins	41,783	3	234	—	42,020
Distribution, administrative and general expenses	59,662	1,860	80	—	61,602

Net operating margins (loss)	(17,879)	(1,857)	154	—	(19,582)
Interest, income taxes and other, net	(33,776)	1,458	448	—	(31,870)

Net margins (loss)	$(51,655)	(399)	602	—	(51,452)

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Statement of Cash Flows:

	For the year ended June 30, 2001
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$73,123	(1,183)	—	—	71,940
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(33,405)	(90)	—	—	(33,495)
Other	(643)	1,356	—	—	713

Net cash provided by (used in) investing activities	(34,048)	1,266	—	—	(32,782)

Cash flows from financing activities:
Short-term borrowings, net	(33,730)	—	—	—	(33,730)
Proceeds from long-term debt	140,000	—	—	—	140,000
Principal payments of long-term debt	(136,868)	—	—	—	(136,868)
Patronage refunds and other equity paid in cash	(5,892)	—	—	—	(5,892)

Net cash used in financing activities.	(36,490)	—	—	—	(36,490)

Net change in cash and cash equivalents	2,585	83	—	—	2,668
Cash and cash equivalents, beginning of year	8,167	504	—	—	8,671

Cash and cash equivalents, end of year	$10,752	587	—	—	11,339

Statement of Cash Flows:

	For the year ended June 29, 2002
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$129,418	(61,669)	251	—	68,000
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(38,884)	(15)	—	—	(38,899)
Proceeds from disposal of investments	30,951	59,940	—	—	90,891
Other	(8,453)	1,690	—	—	(6,763)

Net cash provided by (used in) investing activities	(16,386)	61,615	—	—	45,229

Cash flows from financing activities:
Short-term borrowings, net	(88,220)	—	—	—	(88,220)
Proceeds from long-term debt	95,000	—	—	—	95,000
Principal payments of long-term debt	(117,928)	—	—	—	(117,928)
Patronage refunds and other equity paid in cash	(4,423)	—	—	—	(4,423)

Net cash used in financing activities.	(115,571)	—	—	—	(115,571)

Net change in cash and cash equivalents	(2,539)	(54)	251	—	(2,342)
Cash and cash equivalents, beginning of year	10,752	587	—	—	11,339

Cash and cash equivalents, end of year	$8,213	533	251	—	8,997

GOLD KIST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Statement of Cash Flows:

	For the year ended June 28, 2003
	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(35,413)	(877)	2,258	—	(34,032)
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(34,643)	(8)	—	—	(34,651)
Proceeds from employee life insurance policy surrenders	7,537	—	—	—	7,537
Other	(1,685)	516	—	—	(1,169)

Net cash provided by (used in) investing activities	(28,791)	508	—	—	(28,283)

Cash flows from financing activities:
Short-term borrowings, net	(10,000)	—	—	—	(10,000)
Proceeds from long-term debt	202,920	—	—	—	202,920
Principal payments of long-term debt	(123,017)	—	—	—	(123,017)
Payments of capitalized financing costs	(3,007)	—	—	—	(3,007)
Patronage refunds and other equity paid in cash	(7,601)	—	—	—	(7,601)
Proceeds from employee life insurance policy borrowings	5,049	—	—	—	5,049

Net cash provided by financing activities.	64,344	—	—	—	64,344

Net change in cash and cash equivalents	140	(369)	2,258	—	2,029
Cash and cash equivalents, beginning of year	8,213	533	251	—	8,997

Cash and cash equivalents, end of year	$8,353	164	2,509	—	11,026

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	June 28, 2003	March 27, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11,026	93,526
Receivables, principally trade, less allowance for doubtful accounts of $2,002 at June 28, 2003 and $1,821 at March 27, 2004	104,699	117,156
Inventories	196,728	221,283
Deferred income taxes	43,270	22,043
Other current assets	20,100	27,633

Total current assets	375,823	481,641
Investments	66,805	50,914
Property, plant and equipment, net	226,905	218,684
Deferred income taxes	26,822	30,799
Other assets	65,692	67,230

	$762,047	849,268

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$22,162	13,436
Accounts payable	63,281	67,012
Accrued compensation and related expenses	31,875	42,978
Interest left on deposit	8,495	7,570
Income taxes payable	—	22,348
Other current liabilities	39,783	59,018

Total current liabilities	165,596	212,362
Long-term debt, less current maturities	324,011	296,042
Accrued pension costs	44,487	59,722
Accrued postretirement benefit costs	10,119	7,485
Other liabilities	33,937	42,474

Total liabilities	578,150	618,085

Patrons’ and other equity:
Common stock, $1.00 par value – Authorized 500 shares; issued and outstanding 2 at June 28, 2003 and March 27, 2004	2	2
Patronage reserves	185,620	212,992
Accumulated other comprehensive loss	(43,448)	(43,448)
Retained earnings	41,723	61,637

Total patrons’ and other equity	183,897	231,183

	$762,047	849,268

See Accompanying Notes to Interim Consolidated Financial Statements

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 29, 2003	Mar. 27, 2004	Mar. 29, 2003	Mar. 27, 2004
Net sales volume	$466,389	575,589	1,364,501	1,629,204
Cost of sales	461,589	480,128	1,360,576	1,402,843

Gross margins	4,800	95,461	3,925	226,361
Distribution, administrative and general expenses	19,196	27,200	59,841	80,494
Postretirement benefit curtailment gain and pension settlement (expense)	554	(9,908)	10,865	(9,908)

Net operating margins (loss)	(13,842)	58,353	(45,051)	135,959

Other income (deductions):
Interest and dividend income	662	744	2,051	1,061
Interest expense	(6,762)	(13,316)	(18,423)	(27,701)
Unrealized loss on investment	—	—	(24,064)	(18,486)
Miscellaneous, net	2,134	886	(1,588)	5,419

Total other deductions	(3,966)	(11,686)	(42,024)	(39,707)

Margins (loss) from operations before income taxes	(17,808)	46,667	(87,075)	96,252
Income tax expense (benefit)	(5,937)	16,805	(21,008)	39,500

Net margins (loss)	$(11,871)	29,862	(66,067)	56,752

See Accompanying Notes to Interim Consolidated Financial Statements.

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended
	Mar. 29, 2003	Mar. 27, 2004
Cash flows from operating activities:
Net margins (loss) from continuing operations	$(66,067)	56,752
Non-cash items included in net margins (loss) from operations:
Depreciation and amortization	29,361	29,538
Unrealized loss on investment	24,064	18,486
Postretirement benefit curtailment gain	(10,865)	—
Pension and other benefit plans expense	2,406	16,639
Deferred income tax expense (benefit)	(17,379)	16,190
Other	(184)	(1,241)
Changes in operating assets and liabilities:
Receivables	3,648	(12,474)
Inventories	(324)	(24,555)
Other current assets	1,871	(656)
Accounts payable, accrued and other expenses	(7,338)	48,512

Net cash provided by (used in) operating activities of continuing operations	(40,807)	147,191
Net cash used in operating activities of discontinued operations	(18,381)	—

Net cash provided by (used in) operating activities	(59,188)	147,191

Cash flows from investing activities:
Dispositions of investments	469	43
Acquisitions of property, plant and equipment	(27,871)	(19,810)
Other	4,426	2,882

Net cash used in investing activities	(22,976)	(16,885)

Cash flows from financing activities:
Short-term debt repayments, net	(2,500)	—
Proceeds from long-term debt	202,920	196,940
Principal repayments of long-term debt	(105,823)	(235,052)
Payments of capitalized financing costs	(3,007)	(5,925)
Patrons’ equity redemptions paid in cash	(5,614)	(3,769)

Net cash provided by (used in) financing activities	85,976	(47,806)

Net change in cash and cash equivalents	3,812	82,500
Cash and cash equivalents at beginning of period	8,997	11,026

Cash and cash equivalents at end of period	$12,809	93,526

Supplemental disclosure of cash flow data:
Cash paid (received) during the periods for:
Interest (net of amounts capitalized)	$18,940	33,236

Income taxes, net	$(5,849)	(1,548)

See Accompanying Notes to Interim Consolidated Financial Statements.

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands)

(Unaudited)

1.	The accompanying unaudited consolidated financial statements reflect the accounts of Gold Kist Inc. and its subsidiaries (“Gold Kist”, the “Company” or the “Association”) as of March 27, 2004 and for the three and nine months ended March 27, 2004. These consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Results of Operations and Financial Condition and the Notes to Consolidated Financial Statements in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

The Association employs a 52/53 week fiscal year. Fiscal 2004 will be a 52-week year and fiscal 2003 was also a 52-week year with each quarter in both periods consisting of 13 weeks.

2.	In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, the results of operations, and the cash flows of the Company. All significant intercompany balances and transactions have been eliminated in consolidation. Results of operations for interim periods are not necessarily indicative of results for the entire fiscal year.

3.	Comprehensive income (loss) was $(11,871) and $29,862 for the three months ended March 29, 2003 and March 27, 2004, respectively, and $(66,067) and $56,752 for the nine months ended March 29, 2003 and March 27, 2004, respectively.

4.	Revenue is recognized upon shipment and transfer of ownership of the product to the customer. Revenue is recorded net of any discounts, allowances or promotions. Estimates for any special pricing arrangements, promotions or other volume-based incentives are recorded upon shipment of the product in accordance with the terms of the promotion, allowance or pricing arrangements.

5.	Inventories consist of the following:

	June 28, 2003	Mar. 27, 2004
Live poultry and hogs	$97,691	103,418
Marketable products	53,587	64,520
Raw materials and supplies	45,450	53,345

	$196,728	221,283

Live poultry and hogs consist of broilers, market hogs and breeding stock. Broilers are stated at the lower of cost or market and breeders are stated at cost less accumulated amortization. Costs include live production costs (principally feed, chick cost, medications and other raw materials), labor and production overhead. Breeder costs include acquisition of chicks from parent stock breeders, feed, medication, labor and production costs that are accumulated up to the production stage and then amortized over their estimated useful life of thirty six weeks. Market hogs include costs of feed, medication, feeder pigs, labor and production overhead. Pork breeder herds include cost of breeder gilts acquired from parent stock breeders, feed, medications and production costs that are accumulated up to production stage and then amortized over twenty-four months. The pork breeders are included in other assets – noncurrent in the consolidated financial statements and are not significant. If market prices for inventories move below carrying value, the Company records adjustments to write down the carrying values of these inventories.

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Marketable products consist primarily of dressed and further processed poultry. The Company has historically accounted for marketable products inventory principally at selling prices less estimated brokerage, freight and certain other selling costs where applicable (estimated net realizable value). The Company has begun to focus its growth efforts and production on further-processed or value-added poultry products and anticipates that an increasing amount of its poultry sales will be from further-processed products. As such, the Company began accounting for its marketable products inventory at the lower of cost or market during the second quarter of fiscal 2004.

Raw materials and supplies consist of feed ingredients, hatching eggs, packaging materials and operating supplies. These inventories are stated, generally, on the basis of the lower of cost (first-in, first-out or average) or market. Gold Kist engages in forward purchase contracts and commodity futures and options transactions to manage the risk of adverse price fluctuations with regard to its feed ingredient purchases.

6.	Depreciation and amortization included in cost of goods sold in the accompanying consolidated statements of operations were $8.1 million and $24.9 million for the three and nine months ended March 29, 2003, respectively, and $8.5 million and $25.9 million for the three and nine months ended March 27, 2004, respectively.

7.	At June 28, 2003 and March 27, 2004, the Association had a minimum pension liability of $43.4 million, net of the deferred tax benefit of $25.9 million. The minimum pension liability, net of deferred taxes, has been included as a component of patrons’ and other equity in accumulated other comprehensive loss.

8.	In October 1998, the Association completed the sale of assets of its Agri-Services business to Southern States Cooperative, Inc. (SSC). In order to complete the transaction, the Association committed to purchase from SSC, subject to certain terms and conditions, up to $60 million in principal amount of capital trust securities and $40 million in principal amount of cumulative preferred securities if SSC was unable to market the securities to other purchasers. In October 1999, the Company purchased for $98.6 million the $100 million principal amount of the securities under this commitment. The Company initially recorded the securities at an estimated fair value of $81.4 million.

The SSC capital trust securities have a fixed maturity and are subject to the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). The SSC preferred stock securities are considered outside the scope of SFAS 115 and are accounted for at cost as they do not have a fixed maturity, are not redeemable by Gold Kist, and do not have a readily determinable fair value.

In October 2002, SSC notified the Association that, pursuant to the provisions of the indenture under which the Association purchased the capital trust securities, SSC would defer the quarterly interest payment due on October 5, 2002. All subsequent quarterly interest payments have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters, with any deferred payments bearing interest at 10.75%. No dividends from the cumulative preferred securities have been received since the quarterly payment received in January 2002.

As a result of the deferral of the interest payments, the Association followed the guidance of paragraph 16 of SFAS 115 and reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against margins from operations before income taxes for the six months ended December 28, 2002.

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below the Association’s carrying value of the preferred stock investment, which the Company believes is a triggering event indicating impairment. The Association valued the preferred securities based on a discounted cash flow approach and recorded an “other-than-temporary” impairment charge of $18.5 million in the quarter ended December 27, 2003.

In June 2004, the Company notified SSC that it was abandoning the SSC investment and returned the securities. As a result of the abandonment, the remaining investment balance of $38.8 million was written off in June 2004.

9.	Long-term debt is summarized as follows:

	June 28, 2003	March 27, 2004
	(Amounts in Thousands)
Senior notes, due 2014	$—	196,940
Series B senior exchange notes, due in annual installments of $2,727	24,546	21,818
Series C senior exchange notes, due in annual installments of $2,273	20,454	20,454
Senior secured note payable with an insurance company	45,000	—
Term loan agreements with financial institutions	95,000	—
Revolving credit facility	83,000	—
Term loan agreement with agricultural credit bank, due in semi-annual installments of $1,785	35,720	32,150
Term loan agreement with agricultural credit bank, due in quarterly installments of $600	10,000	9,600
Subordinated capital certificates of interest with original fixed maturities ranging from seven to fifteen years, unsecured	23,006	18,204
Tax exempt industrial revenue bond due July 2015	7,500	7,500
Mortgage loan, due in monthly installments to January 2010, secured by an office building	1,947	2,812

	346,173	309,478
Less current maturities	22,162	13,436

	$324,011	296,042

In March 2004, the Company issued the senior notes in a private offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The stated interest rate on the senior notes is 10 1/4%, with interest payable semi-annually on March 15 and September 15. The Senior Notes were issued at a price of 98.47% and are reflected net of the discount of $3.06 million in the accompanying consolidated balance sheet at March 27, 2004. The discount amount will be amortized to interest expense over the ten-year term of the senior notes under the interest method yielding an effective interest rate of approximately 10 1/2%.

Net proceeds from the sale of the senior notes after underwriting and other expenses were $191.2 million. From the proceeds, $145.5 million was used to repay the $95 million term loan under the senior credit facility, the $45 million term loan due to an insurance company and a prepayment penalty of $5.5 million on the term loan due to the insurance company. The prepayment penalty and the write off of unamortized loan fees of $.9 million are included in interest expense in the accompanying consolidated statement of operations for the quarter and nine months ended March 27, 2004. The remaining proceeds after other

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

expenses were approximately $44.7 million and will be used to fund capital expenditures, operations, working capital needs and future debt service obligations. The fees and expenses of the offering of approximately $5.4 million will be amortized over the ten-year term of the senior notes under the interest method and included in interest expense.

Concurrent with the issuance of the senior notes, the Company amended its senior credit facility to provide for a revolving line of credit in an aggregate principal amount of $125 million, including a sub-facility of up to $60 million for letters of credit, for a term of three years. Borrowings under the facility will be limited to the lesser of $125 million and a borrowing base determined by reference to a percentage of the collateral value of the accounts receivable and inventories securing the facility.

At March 27, 2004, the Association was in compliance with all applicable loan covenants under its senior notes and credit facilities.

10.	The Company announced the closing of a poultry processing facility on September 3, 2003 and wrote down the carrying value of the related assets by $2.5 million to the expected sales price less costs of disposal. Additional charges of $1 million were also taken in the first quarter of fiscal 2004, primarily related to employee severance amounts, which were paid during the three months ended December 27, 2003. No significant additional charges were taken in the third quarter of fiscal 2004.

11.	Effective January 1, 2004, the Association’s qualified pension plan was prospectively amended. For benefits earned in calendar 2004 and future years, the basic pension formula was changed from 50% to 45% of final average earnings, early retirement benefits were reduced and other changes were made. The pension benefits earned by employees through 2003 were unchanged.

The Association recognized $9.9 million of pension settlement expense in the quarter ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year.

In October 2002, the Association substantially curtailed its postretirement supplemental life insurance plan. Gains from the curtailment of approximately $.6 million and $10.9 million are reflected in the accompanying consolidated statements of operations for the three and nine-month periods ended March 29, 2003.

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

Components of net periodic benefit cost for the three months ended March 29, 2003 and March 27, 2004 are as follows:

			Postretirement
	Pension Benefits		Insurance Benefits
	2003	2004	2003	2004
Service cost	$1,380	1,674	16	—
Interest cost	2,548	2,672	687	78
Estimated return on plan assets	(3,823)	(3,398)	—	—
Amortization of:
Unrecognized transition asset	(224)	(60)	—	—
Unrecognized prior service cost	440	456	(403)	(2,586)
Unrecognized (gain)/loss	92	569	358	2,088

Net periodic benefit expense (income)	413	1,913	658	(420)
Settlements and curtailment	—	9,908	(554)	—

Net periodic benefit expense/(income) after settlements and curtailment	$413	11,821	104	(420)

Components of net periodic benefit cost for the nine months ended March 29, 2003 and March 27, 2004 are as follows:

			Postretirement
	Pension Benefits		Insurance Benefits
	2003	2004	2003	2004
Service cost	$4,141	5,022	48	—
Interest cost	7,645	8,017	2,060	234
Estimated return on plan assets	(11,468)	(10,193)	—	—
Amortization of:
Unrecognized transition asset	(672)	(180)	—	—
Unrecognized prior service cost	1,318	1,366	(1,207)	(7,760)
Unrecognized (gain)/loss	275	1,708	1,074	6,265

Net periodic benefit expense (income)	1,239	5,740	1,975	(1,261)
Settlements and curtailment	—	9,908	(10,865)	—

Net periodic benefit expense/(income) after settlements and curtailment	$1,239	15,648	(8,890)	(1,261)

12.

The Company has been named as a defendant in a purported class action lawsuit filed in the U.S. District Court for the Northern District of Alabama alleging that the Company’s production contracts with its member-growers constitute unfair practices or arrangements that have permitted the Company to manipulate the prices of live poultry and have damaged independent live poultry producers in violation of the Federal Packers and Stockyards Act of 1921. The Company believes that the substantive and class claims alleged in this lawsuit are without merit. The plaintiff’s claims are premised on the existence of a significant market for live poultry that does not exist within the vertically integrated structure of the U.S. poultry industry. Further, the Company is a farmers’ cooperative, and the Company believes that the plaintiff, who is a

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

member of the cooperative, is obligated to arbitrate any disputes with the Company on an individual basis and also otherwise lacks standing to bring the claims in question. For these and other reasons, the Company intends to defend the suit vigorously and believes that this lawsuit will not have a material adverse effect on the Company.

On June 25, 2004, one member and six former members of Gold Kist filed a purported class action lawsuit against the Company, the Company’s chief executive officer and the members of Gold Kist’s Board of Directors in the Superior Court of DeKalb County, Georgia. The lawsuit seeks to enjoin the proposed vote of the Company’s members on the approval of the merger of Gold Kist into Gold Kist Holdings Inc. (“New Gold Kist”), alleging that such merger, which would result in the conversion of Gold Kist from a cooperative marketing association to a for profit corporation, violates provisions of the Georgia Non Profit Corporation Code and/or violates provisions of the Company’s By-Laws. The lawsuit also seeks a declaratory judgment that the conversion does not comply with the Company’s By-Laws; that the conversion does not comply with Georgia law; and that any conversion provide for an equitable distribution of the patronage equity by exchanging an equivalent value of proceeds to the members for their percentage of patronage equity surrendered. The lawsuit finally alleges that the Company’s chief executive officer and each member of Gold Kist’s Board of Directors breached their fiduciary duty by approving the plan of conversion and this offering. Gold Kist believes that these claims are without merit and intends to defend the matter vigorously.

Gold Kist is a party to various other legal, environmental and administrative proceedings, all of which management believes constitute ordinary routine litigation incidental to the business conducted by the Company and are not material in amount.

13.	SUPPLEMENTAL COMBINING CONDENSED FINANCIAL STATEMENTS

The Company’s senior notes, due 2014 are jointly and severally guaranteed by the Company’s domestic subsidiaries, which are 100% owned by Gold Kist Inc. (the “Parent”), except for GK Insurance Inc., a wholly owned captive insurance company domiciled in the State of Vermont.

The following is the unaudited supplemental combining condensed balance sheets as of June 28, 2003 and March 27, 2004, the supplemental combining condensed statements of operations for the three and nine months ended March 29, 2003 and March 27, 2004, respectively, and the supplemental combining condensed statements of cash flows for the nine months ended March 29, 2003 and March 27, 2004. The only intercompany eliminations are the normal intercompany revenues, borrowings and investments in wholly owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries, which are 100% owned by the Parent, are not presented because the guarantors are jointly and severally, fully and unconditionally liable under the guarantees.

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

	As of June 28, 2003
Balance Sheet:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$8,353	164	2,509		11,026
Receivables, net	102,203	16,725	15,162	(29,391)	104,699
Inventories	196,630	98	—		196,728
Deferred income taxes and other current assets	45,137	1,668	16,565		63,370

Total current assets	352,323	18,655	34,236	(29,391)	375,823
Investments	86,237	—	—	(19,432)	66,805
Property, plant and equipment, net	226,571	334	—		226,905
Deferred income taxes and other assets	70,155	14,511	7,848	—	92,514

	$735,286	33,500	42,084	(48,823)	762,047

LIABILITIES AND PATRONS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$22,162	—	—		22,162
Accounts payable	75,837	16,835	—	(29,391)	63,281
Accrued compensation and related expenses	31,871	4	—		31,875
Interest left on deposit	8,495	—	—		8,495
Other current liabilities	24,045	28	15,710		39,783

Total current liabilities	162,410	16,867	15,710	(29,391)	165,596
Long-term debt, less current maturities	324,011	—	—		324,011
Accrued pension costs	44,487	—	—		44,487
Accrued postretirement benefit costs	10,119	—	—		10,119
Other liabilities	10,362	326	23,249		33,937

Total liabilities	551,389	17,193	38,959	(29,391)	578,150

Patrons’ and other equity	183,897	16,307	3,125	(19,432)	183,897

	$735,286	33,500	42,084	(48,823)	762,047

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

	As of March 27, 2004
Balance Sheet:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$90,784	219	2,523		93,526
Receivables, net	115,279	13,059	26,232	(37,414)	117,156
Inventories	221,128	155	—		221,283
Deferred income taxes and other current assets	26,463	(702)	23,915		49,676

Total current assets	453,654	12,731	52,670	(37,414)	481,641
Investments	71,822	—	—	(20,908)	50,914
Property, plant and equipment, net	218,409	275	—		218,684
Deferred income taxes and other assets	78,184	10,467	9,378		98,029

Total Assets	$822,069	23,473	62,048	(58,322)	849,268

LIABILITIES AND PATRONS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$13,436	—	—		13,436
Accounts payable	99,051	5,375	—	(37,414)	67,012
Accrued compensation and related expenses	42,958	20	—		42,978
Interest left on deposit	7,570	—	—		7,570
Income taxes payable	22,364	(16)	—		22,348
Other current liabilities	29,360	3	29,655		59,018

Total current liabilities	214,739	5,382	29,655	(37,414)	212,362
Long-term debt, less current maturities	296,042	—	—		296,042
Accrued pension costs	59,722	—	—		59,722
Accrued postretirement benefit costs	7,485	—	—		7,485
Other liabilities	12,898	326	29,250		42,474

Total liabilities	590,886	5,708	58,905	(37,414)	618,085

Patrons’ and other equity	231,183	17,765	3,143	(20,908)	231,183

Total liabilities and patrons’ equity	$822,069	23,473	62,048	(58,322)	849,268

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

	Three Months Ended March 29, 2003
Statement of Operations:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$465,525	633	2,895	(2,664)	466,389
Gross margins (loss)	4,803	96	(99)		4,800
Net operating loss	(13,454)	(270)	(118)		(13,842)
Interest, income taxes and other, net	1,397	388	186		1,971
Net margins (loss)	(12,057)	118	68		(11,871)

	Three Months Ended March 27, 2004
Statement of Operations:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$574,060	810	3,598	(2,879)	575,589
Gross margins (loss)	94,304	(2)	1,159		95,461
Net operating margins (loss)	57,411	(198)	1,140		58,353
Interest, income taxes and other, net	(28,519)	117	(89)		(28,491)
Net margins (loss)	28,892	(81)	1,051		29,862

	Nine Months Ended March 29, 2003
Statement of Operations:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$1,359,569	1,805	8,686	(5,559)	1,364,501
Gross margins	3,681	178	66		3,925
Net operating margins (loss)	(43,648)	(1,410)	7		(45,051)
Interest, income taxes and other, net	(22,534)	1,151	367		(21,016)
Net margins (loss)	(66,182)	(259)	374		(66,067)

	Nine Months Ended March 27, 2004
Statement of Operations:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net sales volume	$1,624,835	2,056	11,564	(9,251)	1,629,204
Gross margins (loss)	227,614	(15)	(1,238)		226,361
Net operating margins (loss)	137,910	(652)	(1,299)		135,959
Interest, income taxes and other, net	(82,634)	2,110	1,317		(79,207)
Net margins	55,276	1,458	18		56,752

GOLD KIST INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar Amounts in Thousands)

	Nine Months Ended March 29, 2003
Statement of Cash Flows:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities, including cash used in operating activities of discontinued operations	$(58,814)	(381)	7		(59,188)
Net cash provided by (used in) investing activities	(23,224)	248	—		(22,976)
Net cash provided by financing activities	85,976	—	—		85,976
Net increase (decrease) in cash and cash equivalents	3,938	(133)	7		3,812
Cash and cash equivalents, beginning of period	8,213	533	251		8,997
Cash and cash equivalents, end of period	12,151	400	258		12,809

	Nine Months Ended March 27, 2004
Statement of Cash Flows:	Parent Only	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$151,438	(4,261)	14		147,191
Net cash provided by (used in) investing activities	(21,201)	4,316	—		(16,885)
Net cash used in financing activities	(47,806)	—	—		(47,806)
Net increase in cash and cash equivalents	82,431	55	14		82,500
Cash and cash equivalents, beginning of period	8,353	164	2,509		11,026
Cash and cash equivalents, end of period	90,784	219	2,523		93,526

14. Subsequent Events. The Company has filed registration statements necessary to convert from a cooperative association to a for profit corporation and conduct an initial public offering. In connection with the proposed conversion of the Company into a for profit corporation, the Company, as sole stockholder of Gold Kist Holdings Inc., approved the Gold Kist Holdings Inc. Long-Term Incentive Plan. At the discretion of the compensation, nominating and corporate governance committee, which administers the plan, employees and non-employee directors may be granted awards in the form of stock options, stock appreciation rights, performance awards, restricted stock, stock units, dividend equivalents or other stock based awards. Awards under the plan may be granted singly, in combination, or in tandem.

The Company’s Board of Directors has approved the grant of restricted stock upon the closing of the proposed offering. Total grants are expected to have a fair value at the date of grant of approximately $7.5 million. The restricted stock would vest on the third anniversary of the date of grant and the Company will recognize the fair value of the restricted stock granted as compensation expense in its statements of operations over the vesting period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gold Kist Inc.:

Under date of September 5, 2003, except for the tenth paragraph of Note 4, as to which the date is September 22, 2003 and the first paragraph of Note 12, as to which the date is March 10, 2004, we reported on the consolidated balance sheets of Gold Kist Inc. and subsidiaries as of June 29, 2002 and June 28, 2003, and the related consolidated statements of operations, patrons’ and other equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 28, 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule, as listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Atlanta, Georgia

September 5, 2003, except for

the tenth paragraph of Note 4,

as to which the date is

September 22, 2003 and the

first paragraph of Note 12, as to

which the date is March 10, 2004

GOLD KIST INC.

Schedule II - Valuation Reserves and Qualifying Accounts

(Dollar Amounts in Thousands)

COLUMN A	COLUMN B	COLUMN C		COLUMN D		COLUMN E
		Additions
Description	Balance at Beginning Of Period	Charged to Cost and Expenses	Charged To Other Accounts	Deductions		Balance At End Of Period
Deducted in the consolidated balance sheets from the asset to which it applies:

Allowance for doubtful accounts:
June 30, 2001	$4,041	318	—	1,910	(A)	2,449
June 29, 2002	2,449	581	—	1,836	(A)	1,194
June 28, 2003	1,194	1,030	—	222	(A)	2,002

(A) Represents accounts written off.

Allowance for deferred tax assets valuation:
June 30, 2001	$397	—	—	7	(B)	390
June 29, 2002	390	9	—	—	(B)	399
June 28, 2003	399	10,331	—	—	(B)	10,730

(B) Represents estimate of net operating loss deductions that are realizable.

$200,000,000

GOLD KIST INC.

Offer to Exchange $200,000,000

10¼% New Senior Notes Due 2014 registered under the

Securities Act of 1933

for $200,000,000 aggregate principal amount of its outstanding unregistered

10¼% Senior Notes due 2014

PROSPECTUS

                     , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article XX of the Registrant’s Amended and Restated By-Laws provides that each person serving or who has served as an officer or director of the company, or at the company’s request, is serving as an officer or director of another corporation, partnership, joint venture, trust, or other enterprise, also known as the Indemnitee, shall be indemnified by the company to the fullest extent permitted by the Georgia Nonprofit Corporation Code, including any conditions contained therein regarding applicable standards of conduct, against expenses (including attorney’s fees), judgments, fines, amount paid in settlement, and other liabilities actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which the Indemnitee may be involved by reason of being an officer, director or trustee of such enterprise. In addition and separate from the forgoing, the company, at the discretion of a majority of the disinterested directors, may indemnify an officer or director against any amounts paid in settlement of any threatened or pending action, suit or proceeding by or in the right of the company to secure a judgment in its favor.

The company may also purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit
2.1	Agreement of Merger, dated as of April 22, 1997 among Golden Poultry Company, Inc., Gold Kist Inc., Agri International, Inc. and Golden Poultry Acquisition Corp. (incorporated by reference to Amendment to Schedule 13D filed April 25, 1997).

2.2	Amended and Restated Agreement and Plan of Conversion, dated as of July 23, 2004 between Gold Kist Holdings Inc. and Gold Kist Inc. (incorporated by reference to the Registration Statement on Form S-4 No. 333-116066 of Gold Kist Holdings Inc.)

3.1	Amended and Restated Articles of Incorporation of Gold Kist Inc. (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 26, 1993).

3.2	Amended and Restated Bylaws of Gold Kist Inc. (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 1997).

4.1	Form of Indenture, dated as of September 1, 1979, governing the terms of the Fifteen Year Subordinated Capital Certificates of Interest (Series B), including therein a table of contents and cross-reference sheet (incorporated by reference to Registration filed on Form S-1—Registration No. 2-69267).

4.2	Form of First Supplemental Indenture, dated as of September 1, 1980, governing the terms of the Fifteen Year Subordinated Capital Certificates of Interest (Series C) (incorporated by reference to Registration filed on Form S-2—Registration No. 2-79538).

4.3	Form of Second Supplemental Indenture, dated as of September 1, 1982, governing the terms of the Fifteen Year Subordinated Capital Certificates of Interest (Series D) (incorporated by reference to Registration filed on Form S-1—Registration No. 2-65587).

4.4	Form of Indenture, dated as of September 1, 1979 governing the terms of the Ten Year Subordinated Capital Certificates of Interest (Series B), including therein a table of contents and cross-reference sheet (incorporated by reference to Registration filed on Form S-1—Registration No. 2-65587).

4.5	Form of First Supplemental Indenture, dated as of September 1, 1980, governing the terms of the Ten Year Subordinated Capital Certificates of Interest (Series C) (incorporated by reference to Registration filed on Form S-1—Registration No. 2-69267).

Exhibit No.	Description of Exhibit
4.6	Form of Second Supplemental Indenture, dated as of September 1, 1982, governing the terms of the Ten Year Subordinated Capital Certificates of Interest (Series D) (incorporated by reference to Registration filed on Form S-2—Registration No. 2-79538).

4.7	Form of Indenture, dated of September 1, 1985, governing the terms of the Seven Year Subordinated Capital Certificates of Interest (Series A) (incorporated by reference to Registration filed on Form S-2—Registration No. 33-428).

4.8	Agreement to furnish copies of constituent instruments defining the rights of the holders of certain industrial revenue bonds (incorporated by reference to Registration filed on Form S-1—Registration No. 2-59958).

4.9	Registration Rights Agreement, dated as of March 5, 2004, by and among the company, the Guarantor Subsidiaries and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

4.10	Indenture, dated March 10, 2004, by and between the company and U.S. Bank National Association, as Trustee (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

4.11	Form of 10¼% Senior Notes due 2014 (incorporated by reference from Exhibit 4.3 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

5.1†	Opinion of Alston & Bird LLP.

10.1	First Amended and Restated Credit Agreement with CoBank, ACB dated as of January 29, 2003 (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.2	First Amendment dated February 11, 2003 to First Amended and Restated Credit Agreement with CoBank, ACB (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.3	Second Amendment dated as of March 10, 2004 to First Amended and Restated Credit Agreement with CoBank, ACB (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

10.3.1	Third Amendment to First Amended and Restated Credit Agreement dated as of July 16, 2004 with CoBank, ACB (incorporated by reference from Exhibit 10.24.1 to the Registrant’s Registration Statement on Form S-4 No. 333-116066).

10.4	Second Consolidated, Amended and Restated Note Agreement dated September 27, 2002, with the Gateway Recovery Trust and the Prudential Insurance Company of America (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.5	First Amendment dated January 29, 2003 to Second Consolidated, Amended and Restated Note Agreement with the Gateway Recovery Trust and the Prudential Insurance Company of America (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.6	Second Amendment dated February 11, 2003 to Second Consolidated, Amended and Restated Note Agreement with the Gateway Recovery Trust and the Prudential Insurance Company of America (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

Exhibit No.	Description of Exhibit
10.7	Fourth Amendment dated as of March 10, 2004, to Second Consolidated, Amended and Restated Note Agreement with the Gateway Recovery Trust and the Prudential Insurance Company of America (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

10.7.1	Fifth Amendment dated July 16, 2004 to Second Consolidated, Amended and Restated Note Agreement with the Gateway Recovery Trust and the Prudential Insurance Company of America (incorporated by reference from Exhibit 10.1.1 to the Registrant’s Registration Statement on Form S-4 No. 333-116066.

10.8	Fourth Amended and Restated Credit Agreement dated as of March 10, 2004, with various banks and lending institutions, as lenders, and Cooperative Centrale Raiffeisen-Boerenleen Bank B.A., New York Branch, as agent (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

10.8.1	First Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 16, 2004 with various banks and lending institutions, as lenders, and Cooperative Centrale Raiffeisen-Boerenleen Bank B.A., New York Branch, as agent (incorporated by reference from Exhibit 10.2.1 to the Registrant’s Registration Statement on Form S-4 No. 333-116066).

10.9	Form of Deferred Compensation Agreement between Gold Kist Inc. and certain executive officers (incorporated by reference to Registration filed on Form S-2—Registration No. 2-59958).

10.10	Gold Kist Management Bonus Program (incorporated by reference to Registration filed on Form S-1—Registration No. 2-69267).

10.11	Amended Gold Kist Management Bonus Program (incorporated by reference to Registration filed on Form S-2—Registration No. 2-79538).

10.12	Form of Gold Kist Supplemental Executive Retirement Income non-qualified deferred compensation agreement between Gold Kist and certain executive officers and Resolution of Gold Kist Board of Directors authorizing the Supplemental Executive Retirement Plan (incorporated by reference to Registration filed on Form S-2—Registration No. 33-9007).

10.13	Resolution of Gold Kist Board of Directors authorizing the Gold Kist Special Award Plan (incorporated by reference to Registration filed on Form S-2—Registration No. 33-9007).

10.14	Form of Gold Kist Executive’s Change in Control Agreement between Gold Kist and certain officers and resolution of Gold Kist Board of Directors authorizing the Officers Contingency Plan (incorporated by reference to Registration filed on Form S-2—Registration No. 33-311647).

10.15	Form of Directors Change in Control Agreement between Gold Kist and Directors of Gold Kist (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

10.16	Form of Director Emeritus Life Benefits Agreement (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

10.17	Form of Director Emeritus Agreement for Medical Benefits (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

10.18	Gold Kist Executive Savings Plan, as amended (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

10.19	Gold Kist Director Savings Plan, as amended (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

Exhibit No.	Description of Exhibit
10.20	Gold Kist Split Dollar Life Insurance Plan (incorporated by reference to Registration filed on Form S-2—Registration No. 33-36938).

10.21	Gold Kist Executive Defined Contribution Plan (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended July 1, 2000).

10.22	Form of Employment Agreement between Gold Kist and certain officers (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 29, 2002).

10.23	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia (incorporated by reference to Registration filed on Form S-1—Registration No. 2-59958).

10.24	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia, as revised October 17, 1980 (incorporated by reference to Registration filed on Form S-1—Registration No. 2-74205).

10.25	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia, as revised November l, l984 (incorporated by reference to Registration filed on Form S-2—Registration No. 33-428).

10.26	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia, revised October 29, 1987 (incorporated by reference to Registration filed on Form S-2—Registration No. 33-24623).

10.27	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia, revised August 21, 1991 (incorporated by reference to Registration filed on Form S-2—Registration No. 33-42900).

10.28	Form of Membership, Marketing, and/or Purchasing Agreement of Gold Kist Inc., Atlanta, Georgia, revised July 9, 1997 (incorporated by reference to Registration filed on Form S-2—Registration No. 333-36291).

10.29	General Partnership Agreement (GC Properties) between Gold Kist Inc. and Cotton States Mutual Insurance Company, dated as of July 1, 1984 (incorporated by reference to Registration filed on Form S-2—Registration No. 33-428).

10.30	Lease from GC Properties, dated December 11, 1984, for home office building space (incorporated by reference to Registration filed on Form S-2—Registration No. 33-428).

10.31	Credit Agreement dated February 11, 2003 with various banks and lending institutions, as lenders, and Cooperative Centrale Raiffeisen-Boerenleen Bank B. A., New York Branch, as agent (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.32	Second Amendment dated February 11, 2003, to Credit Agreement with various banks and lending institutions, as lenders, and Cooperative Centrale Raiffeisen-Boerenleen Bank B.A., New York Branch, as agent (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 28, 2003).

10.33	Asset Purchase Agreement dated as of July 23, 1998, between Southern States Cooperative, Incorporated and Gold Kist Inc. (incorporated by reference to the Current Report on Form 8-K of Gold Kist Inc., dated as of July 18, 1998).

10.34	Securities Purchase Agreement Dated October 5, 1999, between Gold Kist Inc. and Southern States Cooperative, Incorporated (incorporated by reference to the Exhibits to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended June 30, 2001).

Exhibit No.	Description of Exhibit

10.35	Gold Kist Holdings Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4 No. 333-116066).

10.36	Gold Kist Holdings Inc. Executive Management Incentive Plan (incorporated by reference from Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4 No. 333-116066).

12.1†	Statement of the Computation of the Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Gold Kist Inc. (incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K of Gold Kist Inc. for the fiscal year ended February 1, 2003).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP.

23.3†	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1†	Powers of Attorney for the Directors and Officers of the Subsidiary Guarantors.

24.2†	Powers of Attorney for Directors and Officers of Gold Kist Inc.

25.1†	Statement of Eligibility of Trustee on Form T-1.

99.1†	Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

99.2	Purchase Agreement, dated as of March 5, 2004, among the company, certain of its guarantor subsidiaries and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K of Gold Kist Inc., dated as of March 5, 2004).

†	Previously filed.

Item 22. Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Indemnification of Officers, Directors and Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. Information Requests

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

GOLD KIST INC.

By:	/s/ STEPHEN O. WEST*
Stephen O. West Chief Financial Officer, Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ JOHN BEKKERS* John Bekkers	President and Chief Executive Officer (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Chief Financial Officer, Vice President (Principal Financial Officer)

/s/ W. F. POHL, JR.* W. F. Pohl, Jr.	Controller (Principal Accounting Officer)

/s/ CHRISTOPHER D. FANNON* Christopher D. Fannon	Director

/s/ BILLY G. MEEKS* Billy G. Meeks	Director

/s/ PHIL OGLETREE, JR.* Phil Ogletree, Jr.	Director

/s/ JEFFREY A. HENDERSON* Jeffrey A. Henderson	Director

/s/ FRED W. GRETSCH* Fred W. Gretsch	Director

/s/ WALTER C. DOCKERY* Walter C. Dockery	Director

/s/ CHARLES MORRIS* Charles Morris	Director

/s/ DOUGLAS A. REEVES* Douglas A. Reeves	Director

/s/ W. A. SMITH* W. A. Smith	Director

/s/ DAN SMALLEY* Dan Smalley	Director

/s/ DORMAN GRACE* Dorman Grace	Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

AGRATRADE FINANCING, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ DONALD WOODS* Donald Woods	President (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JOHN BEKKERS* John Bekkers	Director

/s/ M. A. STIMPERT* M. A. Stimpert	Chairman of the Board of Directors and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

AGRATECH SEEDS, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ ALLEN C. MERRITT* Allen C. Merritt	President and Director (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JOHN BEKKERS* John Bekkers	Chairman of the Board of Directors and Director

/s/ M.A. STIMPERT* M.A. Stimpert	Vice President and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

AGVESTMENTS, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ STEPHEN O. WEST* Stephen O. West	Chairman of the Board of Directors, President and Director (Principal Executive Officer)

/s/ W.F. POHL, JR.* W.F. Pohl, Jr.	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ J. DAVID DYSON J. David Dyson	Secretary and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

CROSS EQUIPMENT COMPANY, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ JOHN BEKKERS* John Bekkers	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Stephen O. West* Stephen O. West	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ M.A. STIMPERT* M.A. Stimpert	Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

GK FINANCE CORPORATION

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ M.A. STIMPERT* M.A. Stimpert	President and Director (Principal Executive Officer)

/s/ MICHAEL NAUMANN* Michael Naumann	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ J. DAVID DYSON* J. David Dyson	Secretary and Director

/s/ STEPHEN O. WEST* Stephen O. West	Vice President and Director

/s/ JOHN BEKKERS* John Bekkers	Chairman of the Board of Directors and Director

Linda S. Bubacz	Assistant Treasurer and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

GK PEANUTS INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ JOHN BEKKERS* John Bekkers	President and Director (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ M.A. Stimpert* M.A. Stimpert	Vice President and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

GK PECANS, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ JOHN BEKKERS* John Bekkers	President and Director (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ M.A. STIMPERT* M.A. Stimpert	Vice President and Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 26, 2004.

LUKER, INC.

By:	/s/ J. DAVID DYSON
J. David Dyson Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 26, 2004:

Name	Title

/s/ ALLEN C. MERRITT* Allen C. Merritt	Chief Executive Officer and Director (Principal Executive Officer)

/s/ STEPHEN O. WEST* Stephen O. West	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JOHN BEKKERS* John Bekkers	Chairman of the Board of Directors and Director

/s/ M.A. Stimpert* M.A. Stimpert	Director

*By:	/s/ J. DAVID DYSON
J. David Dyson Attorney in Fact